                            SCHEDULE 14A INFORMATION
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [X] Preliminary Proxy Statement

     [ ] Confidential, for Use of the Commission Only (as permitted by Rule
         14a-6(e)(2))

     [ ] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                            Strayer Education, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                            Strayer Education, Inc.
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

     Payment of Filing Fee (Check the appropriate box):

     [X] No fee required

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     1) Title of each class of securities to which transaction applies:
--------------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:
--------------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)
--------------------------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:
--------------------------------------------------------------------------------

     (1) Set forth the amount on which the filing fee is calculated and state how it was determined.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount previously paid:
--------------------------------------------------------------------------------

     2) Form, Schedule or Registration Statement No.:
--------------------------------------------------------------------------------

     3) Filing Party:
--------------------------------------------------------------------------------

     4) Date Filed:
--------------------------------------------------------------------------------

     Notes:
--------------------------------------------------------------------------------

                            STRAYER EDUCATION, INC.
                          1025 FIFTEENTH STREET, N.W.
                             WASHINGTON, D.C. 20005
                                 (202) 408-2424

To our Stockholders:

     We are writing to inform you of an important event in the development of our company. On November 28, 2000, New Mountain Partners, L.P. and DB Capital Investors, L.P. agreed to make a $150 million investment in Strayer Education, Inc. The investment, which will be in the form of a new class of convertible preferred stock, is subject to various conditions described in the proxy statement. We will use the $150 million and cash on hand to complete a tender offer for up to 8.5 million shares of our common stock at a price of $25.00 per share. I fully support this transaction, and my family and I have agreed to vote our shares in favor of it.

     Your board of directors has determined that the issuance of the series A preferred stock and the completion of the tender offer and the other transactions contemplated more fully in the purchase agreement are advisable and in the best interests of Strayer, and recommends that all stockholders vote "FOR" the approval of these transactions at the special meeting.

     We are extremely pleased with this new partnership. New Mountain Partners is a private equity fund managed by New Mountain Capital, LLC. DB Capital Investors, L.P. is an investment fund led by DB Capital Partners Inc., the merchant banking arm of Deutsche Bank, one of the world's largest financial institutions. These transactions address the three important issues facing Strayer today: a long-term plan to accelerate Strayer's growth, the need for management succession, and the need to resolve uncertainty regarding the long term ownership of Strayer.

     Please review the enclosed proxy statement. We believe this is a major step forward for Strayer and the best way to increase the value of our company for our stockholders. As always, we thank you for your continuing support. We look forward to seeing you at the special meeting of stockholders, which will be held
on           , 2001 at 9:30 a.m., local time, at           .

                                          Sincerely,

                                          /s/ RON K. BAILEY

                                          RON K. BAILEY
                                          President and Chief Executive Officer

          , 2001

                            STRAYER EDUCATION, INC.
                          1025 FIFTEENTH STREET, N.W.
                             WASHINGTON, D.C. 20005
                                 (202) 408-2424
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON           , 2001
                            ------------------------

To the Stockholders of Strayer Education, Inc.:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Strayer
Education, Inc. will be held at           , on           , 2001, at 9:30 a.m.,
local time, to consider and act upon the following matters:

     1. To approve and ratify the issuance and sale of more than 20% of our common stock, par value $0.01 per share, and more than 20% of our voting power under Nasdaq rules 4460(i)(1)(D)(ii) and 4460(i)(1)(B) in connection with the private placement of shares of our series A convertible preferred stock, par value $0.01 per share, including the issuance of any of our securities as dividends on or otherwise in respect of the series A convertible preferred stock in accordance with the terms thereof.

     2. To approve an amendment to our Amended and Restated Charter to (a) increase the authorized number of shares of our preferred stock, par value $0.01 per share, from 5,000,000 shares to 8,000,000 shares, (b) permit our board of directors to increase the authorized number of shares of our common stock, par value $0.01 per share, to ensure that there are a sufficient number of shares of common stock authorized to allow for the conversion of our series A convertible preferred stock,
        (c) implement certain preemptive rights granted to the purchasers of our series A convertible preferred stock, (d) exclude the liquidation preferences of the series A preferred stock or any other series of preferred stock that we may authorize in the future from being added to our liabilities in determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares or otherwise, is permitted under the Maryland General Corporation Law, and (e) take certain other actions as described in the proxy statement.

     3. To approve an amendment to the 1996 Stock Option Plan increasing the number of shares of common stock that underlie option awards by 1,000,000 shares, to a total of 2,500,000 shares of common stock.

     4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     We direct your attention to the attached proxy statement accompanying this notice, which more fully describes the foregoing proposals.

     The board of directors has fixed the close of business on           , 2001
as the record date for the determination of stockholders entitled to receive notice of and to vote at the meeting or any adjournment or postponement thereof. Shares can be voted at the meeting only if the stockholder is present at the meeting in person or by valid proxy.

     Our officers and directors cordially invite you to attend the meeting. However, to ensure your representation at the meeting, we urge you to mark, date, sign, and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE MEETING. ANY STOCKHOLDER ATTENDING THE MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE HAS RETURNED A PROXY.

                                      By Order of the Board of Directors,

                                      Stacy Reeder-Decker
                                      Secretary

Washington, D.C.
          , 2001

                                   IMPORTANT

     WE REQUEST STOCKHOLDERS TO DATE, SIGN, AND MAIL THE ENCLOSED PROXY, WHETHER OR NOT THEY PLAN TO ATTEND THE MEETING. WE HAVE PROVIDED A POSTAGE PAID ENVELOPE FOR MAILING.

                               TABLE OF CONTENTS

SUMMARY.....................................................    1
  Information about Strayer Education, Inc..................    1
  Information about the Special Meeting.....................    1
  Information about this Proxy Statement....................    1
  Information about Voting..................................    1
  Board Recommendation......................................    2
  Quorum Requirement........................................    2
  Vote Required.............................................    2
  Interests of Management and Directors in the
     Transaction............................................    2
  Cost and Method of Soliciting Proxies.....................    2
  Opinion of Strayer's Financial Advisor....................    2
  Regulatory Approvals......................................    2
  Other Matters.............................................    2
BENEFICIAL OWNERSHIP OF COMMON STOCK........................    4
PROPOSAL 1: APPROVAL AND RATIFICATION OF THE PRIVATE
  PLACEMENT PROPOSAL........................................    5
  Summary...................................................    5
  Background of the Transactions............................    5
  Impact of the Private Placement on Existing
     Stockholders...........................................    6
  Recommendation of the Board of Directors..................    7
  Opinion of Legg Mason Wood Walker.........................    7
  Reason for Request for Ratification.......................   14
  Interests of Management and Directors in the
     Transaction............................................   15
  Changes in Management.....................................   15
  Composition of the Board..................................   15
  Terms of the Purchase Agreement...........................   16
  Terms of the Series A Convertible Preferred Stock.........   23
  Terms of the Support and Option Agreement.................   25
  Terms of the Registration Rights Agreement................   26
  Other Terms of the Transaction............................   27
  No Appraisal Rights.......................................   28
  Vote Required.............................................   28
PRO FORMA FINANCIAL INFORMATION.............................   30
PROPOSAL 2: AMENDMENT TO OUR AMENDED AND RESTATED CHARTER...   35
  Our Current Preferred Stock...............................   35
  Purpose and Effect of the Amendment.......................   35
  Potential Effect of Proposed Charter Amendment on Holders
     of Common Stock........................................   35
  Implementing Proposed Charter Amendment...................   36
  No Appraisal Rights.......................................   36
  Vote Required.............................................   37
PROPOSAL 3: AMENDMENT TO THE 1996 STOCK OPTION PLAN.........   38
  Purpose and Effect of the Amendment.......................   38
  Description of Material Terms and Effects of the 1996
     Plan...................................................   38
  Benefits to Certain Persons...............................   39
  No Appraisal Rights.......................................   39
  Vote Required.............................................   39
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING
  STATEMENTS................................................   40
STOCKHOLDER PROPOSALS.......................................   40
OTHER INFORMATION...........................................   40
Annex A  Legg Mason Wood Walker, Incorporated Opinion
Annex B  Preferred Stock Purchase Agreement
Annex C  Form of Articles Supplementary
Annex D  Form of Registration Rights Agreement
Annex E  Support and Option Agreement
Annex F  Form of Charter Amendment

                                    SUMMARY

     This summary highlights selected information from this proxy statement. It does not contain all of the detailed information that may be important to you. To understand the proposed transactions fully and for a more complete description of the legal terms of the transactions, you should read carefully this entire document and the other documents to which we refer.

INFORMATION ABOUT STRAYER EDUCATION, INC.

     We are the holding company for Strayer University. The University, founded in 1892, offers graduate and undergraduate degree programs focusing on business and information technology to more than 12,000 students at fourteen campuses in Washington, D.C., Virginia, and Maryland. The University contracts with corporations and government agencies to provide training for their employees. The University also offers on-line courses over the Internet through Strayer Online.

     Additionally, the University is accredited by the Middle States Commission on Higher Education. Our principal executive offices are located at 1025 Fifteenth Street, N.W., Washington, D.C. 20005, and our phone number is (202) 408-2424.

INFORMATION ABOUT THE SPECIAL MEETING

     The special meeting will be held on           , 2001 at 9:30 a.m. at
          . At the special meeting, we will ask you to vote to approve the amendment of our charter, the amendment of our 1996 Stock Option Plan, and the issuance of shares in the proposed transactions, all as described in this proxy statement. Approval of the charter amendment requires the favorable vote of a majority of the outstanding shares of common stock. Approval of the amendment of our 1996 Stock Option Plan and the share issuance requires the favorable vote of a majority of the shares of common stock that vote on the proposal. There were
          shares of common stock outstanding on           , 2001.

     You can vote at the special meeting of stockholders if you owned our common
stock at the close of business on           , 2001.

INFORMATION ABOUT THIS PROXY STATEMENT

     YOU ARE RECEIVING THIS PROXY STATEMENT AND THE ENCLOSED VOTING CARD BECAUSE OUR BOARD OF DIRECTORS IS SOLICITING YOUR PROXY TO VOTE YOUR SHARES AT THE SPECIAL MEETING. This proxy statement contains the information we are required to provide to you under the rules of the Securities and Exchange Commission. It
is designed to assist you in voting your shares. On           , 2001, we began
mailing these proxy materials to all stockholders of record at the close of
business on           , 2001.

INFORMATION ABOUT VOTING

     You can vote on the matters to be presented at the special meeting in two ways:

     - By Proxy - you can vote by marking, dating, signing, and returning the enclosed proxy card. If you do this, the individuals named on the card (your "proxies") will vote your shares in the manner you indicate. YOU MAY SPECIFY ON YOUR PROXY CARD WHETHER YOUR SHARES SHOULD BE VOTED IN FAVOR OF OR AGAINST THE CHARTER AMENDMENT, IN FAVOR OF OR AGAINST THE 1996 STOCK OPTION PLAN AMENDMENT, AND IN FAVOR OF OR AGAINST THE ISSUANCE OF SHARES. IF YOU DO NOT INDICATE INSTRUCTIONS ON THE VOTING CARD, YOUR SHARES WILL BE VOTED FOR THE CHARTER AMENDMENT, FOR THE 1996 STOCK OPTION PLAN AMENDMENT, AND FOR THE ISSUANCE OF SHARES.

     - In Person - you may cast your vote in person when you attend the special meeting.

     You may revoke your proxy at any time before it is exercised at the special meeting by sending a written notice of revocation to our corporate secretary, Stacy Reeder Decker, by providing a later dated proxy or by voting in person at the meeting. For a notice of revocation to be effective, we must receive it before exercise of your proxy.

     Each share of our common stock is entitled to one vote. As of           ,
2001, there were           shares of common stock outstanding.

BOARD RECOMMENDATION

     Our board of directors has determined that the issuance of the series A preferred stock and the completion of the tender offer and the other transactions as contemplated more fully in the purchase agreement are advisable and in Strayer's best interests, and recommends that all stockholders vote "FOR" the approval of these transactions at the special meeting.

QUORUM REQUIREMENT

     To hold a valid meeting, a quorum of stockholders is necessary. If stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting are present in person or by proxy, a quorum will exist. Abstentions and broker non-votes are counted as present for establishing a quorum and as votes against the charter amendment. Abstentions and broker non-votes will not have an effect on the votes to approve the share issuance or the amendment to our stock option plan, because those proposals require only the approval of a majority of the votes that are actually cast. A broker non-vote occurs when a broker votes on some matter on the proxy card but not on others because the broker does not have the authority to vote on the other matters.

VOTE REQUIRED

     Approval of the share issuance and the amendment to our stock option plan each require the favorable vote of a majority of our shares of common stock that vote on each proposal. The affirmative vote of the stockholders having a majority of the voting power of all outstanding shares of our capital stock entitled to vote at the meeting, voting together as a single class, is required to approve the proposed charter amendment.

     Ron K. Bailey and Beverly W. Bailey, who together hold 8,175,000 shares of common stock or 53.3% of our outstanding common stock, have agreed, pursuant to the Support and Option Agreement described herein, to vote their shares in favor of the issuance of the series A preferred stock and the charter amendment. As long as the purchase agreement remains in effect, Mr. and Mrs. Bailey are obligated to vote in favor of these matters, unless our board of directors ceases to recommend approval of these proposals under circumstances permitted by the purchase agreement. Accordingly, adoption of these proposals is assured, absent the occurrence of events described elsewhere in this proxy statement.

INTERESTS OF MANAGEMENT AND DIRECTORS IN THE TRANSACTION

     Mr. and Mrs. Bailey have also agreed, pursuant to the Support and Option Agreement, to tender 7,175,000 of the shares they hold, or a lesser amount to allow for other shareholders to tender their shares on a pro rata basis, in the tender offer and to grant to New Mountain and DB Capital an option to purchase up to an additional one million shares of their common stock at $30.00 per share.

COST AND METHOD OF SOLICITING PROXIES

     We will pay the cost of soliciting proxies. We may use the services of our officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation.

OPINION OF STRAYER'S FINANCIAL ADVISOR

     In deciding to approve the charter amendment and the issuance of the series A preferred stock, our board of directors considered a number of factors, including the opinion of its financial advisor, Legg Mason Wood Walker, Incorporated. On November 28, 2000, Legg Mason delivered its opinion to our board of directors to the effect that, as of that date, the issuance of the series A preferred stock and use of the proceeds from the issuance and cash on hand to effect the tender offer was fair from a financial point of view to our non-affiliated common stockholders.

     THE FULL TEXT OF LEGG MASON'S OPINION, DATED NOVEMBER 28, 2000, IS ATTACHED TO THIS PROXY STATEMENT AS ANNEX A. WE ENCOURAGE YOU TO READ THIS OPINION CAREFULLY FOR A DESCRIPTION OF THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN. LEGG MASON'S OPINION IS DIRECTED TO OUR BOARD AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER WITH RESPECT TO ANY MATTER RELATING TO THE PROPOSED TRANSACTIONS. LEGG MASON'S OPINION SPEAKS ONLY AS OF NOVEMBER 28, 2000.

REGULATORY APPROVALS

     In order to complete the proposed transactions, we and New Mountain are required to make filings with the U.S. Department of Justice and the Federal Trade Commission and wait for the expiration or early termination of the
required waiting period. These filings were made on January   , 2001.

     We are also required to make a number of submissions to educational regulatory bodies, including, among others:

     - filing a "substantive change" report with the Middle States Commission on Higher Education;

     - filing an application for approval to participate in federal student financial aid programs with the US Department of Education;

     - filings with the DC Education Licensure Commission, the Maryland Higher Education Commission, and the State Council of Higher Education for Virginia; and

     - filings with the Immigration and Naturalization Service of the U.S. Department of Justice and approving agencies for veterans benefits in the District of Columbia, Maryland, and Virginia.

     To the extent that the above regulatory bodies are required to approve the transactions described in this proxy statement, completion of the transactions is conditioned on receipt of their approvals.

OTHER MATTERS

     Our board of directors does not know of any other matter that will be presented at the special meeting other than the proposals discussed in this proxy statement. Generally, no business other than the items discussed in this proxy statement may be transacted at the meeting. However, if any other matter properly comes before the special meeting, your proxies will act on the new proposal in their discretion.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth certain information regarding the ownership
of our common stock as of           , 2001, by each person known by us to be the
beneficial owner of more than five percent (5%) of the outstanding shares of our common stock, each of our directors, and all executive officers and directors as a group. The information presented in the table is based upon the most recent filings with the Securities and Exchange Commission by those persons or upon information otherwise provided by those persons to us.

                                                               SHARES
                                                            BENEFICIALLY
                NAMES OF BENEFICIAL OWNERS                   OWNED (1)     PERCENTAGE OWNED
                --------------------------                  ------------   ----------------
Ron K. Bailey and Beverly W. Bailey (2)...................   8,175,000           53.4%
Kayne Anderson Investment Management (3)
  1800 Avenue of the Stars
  Los Angeles, CA 90067...................................   1,602,137           10.5
T. Rowe Price Associates, Inc. (4)
  100 East Pratt Street
  Baltimore, Maryland 21202...............................   1,485,700            9.7
Harry Wilkins.............................................     182,000              *
Stanley G. Elmore.........................................      11,850              *
Todd A. Milano............................................      14,822              *
Jennie D. Seaton..........................................       7,950              *
Roland Carey..............................................      10,500              *
Donald T. Benson..........................................       9,075              *
G. Thomas Waite, III......................................       3,128              *
Charlotte Beason..........................................       2,550              *
Stephen C. Eastham........................................       7,500              *
All directors and executive officers as a group (10
  persons)(5).............................................   8,424,375           55.1%

---------------
 *  Less than one percent

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days are deemed outstanding for purposes of computing the percentage ownership of the person holding the options or warrants but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except where indicated otherwise, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2) Includes 292,500 shares held by the Bailey Family Foundation.

(3) Based on a Schedule 13G filed with the Securities and Exchange Commission on February 1, 2000. These securities are owned by various individual and institutional investors for whom Kayne Anderson Investment Management, LLC serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Kayne Anderson Investment management is deemed to be a beneficial owner of these securities; however, Kayne Anderson Investment Management expressly disclaims that it is, in fact, the beneficial owner of these securities.

(4) Based on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2000. These securities are owned by various individual and institutional clients for whom T. Rowe Price Associates, Inc. ("Price Associates") serves as investment advisor with power to direct investments and/ or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act, Price Associates is deemed to be the beneficial owner of these securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of these securities.

(5) Includes currently exercisable options to purchase the following shares for each listed individual: Wilkins (150,000), Elmore (10,500), Milano (0), Seaton (0), Carey (10,500), Benson (7,500), Waite (0), Beason (800), and Eastham (0).

                                   PROPOSAL 1

          APPROVAL AND RATIFICATION OF THE PRIVATE PLACEMENT PROPOSAL

     We are seeking stockholder approval and ratification, for the purpose of rules 4460(i)(1)(D)(ii) and 4460(i)(1)(B) of the Nasdaq Stock Market, Inc. ("Nasdaq"), that are applicable in connection with our issuance and sale of more than 20% of our common stock and more than 20% of our voting power in connection with the private placement of shares of series A preferred stock, including the issuance of our securities as dividends on or otherwise in respect of the series A preferred stock in accordance with the terms thereof (the "Private Placement Proposal").

     The following summary of the provisions of: (1) the Preferred Stock Purchase Agreement, dated as of November 28, 2000, between us, New Mountain Partners, L.P. and DB Capital Investors, L.P.; (2) the form of Articles Supplementary; (3) the form of Registration Rights Agreement between us, New Mountain, and DB Capital; and (4) the Support and Option Agreement dated as of November 28, 2000, among us, New Mountain, DB Capital, and Ron and Beverly Bailey, is qualified in its entirety by reference to, and should be read in conjunction with, those documents. We have attached hereto copies of the purchase agreement, the form of Articles Supplementary, the form of Registration Rights Agreement, and the Support and Option Agreement as Annexes B, C, D and E, respectively.

SUMMARY

     Pursuant to the purchase agreement, subject to various conditions, we agreed to issue to New Mountain and DB Capital, which we refer to as the "Investors", and the Investors agreed to purchase from us a total of 5,769,231 shares of series A preferred stock at a purchase price of $26.00 per share, for aggregate proceeds of $150 million. Once certain conditions described in more detail below have been met or waived, including stockholder approval, we are obligated to use the proceeds of this private placement and most of our cash on hand to effect a tender offer for up to 8.5 million shares of our common stock at $25.00 per share. We refer to the private placement and the tender offer together as the "Transactions." If the tender offer is fully subscribed by our stockholders, after the tender offer is completed, the Investors will own securities initially convertible into approximately 46% of our issued and outstanding common stock. Mr. Bailey, our president and chief executive officer, together with Mrs. Bailey, have agreed to tender 7,175,000 of the 8,175,000 shares held jointly by them in the tender offer. If Mr. and Mrs. Bailey are the only stockholders who tender their shares, the Investors will own securities initially convertible into approximately 41.5% of our issued and outstanding common stock. In any case, the Investors will be entitled initially to elect one-half of the directors on our board of directors. On November 28, 2000, our board of directors approved the terms of the Transactions. The issuance of the series A preferred stock is subject to the approval of our stockholders as required by the Nasdaq Rules (as defined below), and certain other conditions described below.

BACKGROUND OF THE TRANSACTIONS

     In November 1999, Mr. Bailey approached Legg Mason regarding the sale of his and Mrs. Bailey's shares in Strayer. Prior to that time Mr. Bailey had been considering retirement and, in connection with retirement, the sale of at least a substantial portion of his shares of our common stock. Legg Mason contacted several potential investors on behalf of the Baileys. In February 2000, Mr. and Mrs. Bailey received an unsolicited offer to buy their shares. Mr. Bailey referred the offer to Legg Mason and notified the board of directors of the offer. The board of directors formed a special committee to evaluate our strategic alternatives. Messrs. Stanley Elmore, Todd A. Milano, Donald Benson, and G. Thomas Waite, III comprised the special committee, which retained Legg Mason, after Legg Mason had terminated its relationship with Mr. and Mrs. Bailey, to advise the board of directors in the evaluation. On February 3, 2000, we announced the formation of the special committee and the retention of Legg Mason to advise our board of directors on various strategic alternatives, including our potential sale and announced that we had received an indication of interest from a third party to buy all of our shares.

     Through the next several months, the special committee held numerous meetings with Legg Mason to discuss the financial aspects of the proposals Legg Mason had received. On July 18, 2000, the special committee recommended to our board of directors a transaction proposed by an investor group led by New Mountain Capital, LLC. We then entered into exclusive negotiations with New Mountain Capital. New Mountain Capital and we were unable to come to agreement on the terms of the transaction at that time and agreed to discontinue negotiations.

     In October 2000, we announced publicly that we were no longer actively seeking to pursue a transaction. New Mountain reinitiated contact with us at the end of October 2000 after more public information had become available. Throughout November 2000, we discussed with New Mountain a new transaction, with a different structure from that contemplated in July 2000.

     At a meeting held on November 28, 2000, our board of directors (i) concluded that the Transactions would benefit our stockholders, (ii) approved the purchase agreement and the related agreements, and the transactions contemplated thereby, and (iii) resolved to recommend to our stockholders that they approve the Transactions and the charter amendment at the special meeting contemplated by the purchase agreement.

     In considering the Transactions, our board of directors took into account a number of considerations, including (i) the financial presentation and opinion of Legg Mason, (ii) the strategic and operational advantages that could result from our association with the Investors, and (iii) the terms of the purchase agreement and related agreements, including (a) the corporate governance rights of the Investors and (b) the parties' respective representations, warranties, and covenants and the conditions to their respective obligations, including provisions enabling the board of directors to comply with its fiduciary duties under Maryland law. The board of directors concluded that the Investors' financial and managerial advisory services would bring substantial value to Strayer and improve our operations and financial performance.

IMPACT OF THE PRIVATE PLACEMENT ON EXISTING STOCKHOLDERS

     The holders of the series A preferred stock will have certain rights that are senior to those of the holders of our common stock. You should consider the following factors in determining whether to vote for this proposal:

     - Currently Mr. and Mrs. Bailey own more than a majority of the outstanding shares of common stock and are able to elect the entire board of directors. After the Transactions are consummated, the holders of series A preferred stock will initially be entitled to elect one-half of our directors, and the holders of our common stock will be entitled to elect the other half. The percentage of the board that the holders of series A preferred stock will be entitled to elect diminishes if the holders convert or redeem a portion of their shares. So long as the series A preferred stockholders are entitled to elect directors, a majority vote of those series A preferred elected directors will be able to veto certain corporate transactions, including mergers and stock issuances.

     - The issuance of the series A preferred stock, the ability of the holders of the series A preferred stock to convert their shares into common stock, and the conversion price adjustment provisions of the series A preferred stock may affect the trading patterns and may adversely affect the market price of the common stock.

     - The holders of series A preferred stock will have a claim against our assets senior to the holders of common stock in the event of our liquidation or bankruptcy. The aggregate amount of that claim is $150 million initially and increases thereafter.

     - The holders of series A preferred stock will be entitled to receive certain preferred dividends out of funds legally available therefor. The payment of these preferred dividends will take priority over the payment of dividends, if any, on our common stock.

     - Some events triggering the anti-dilution provisions of the series A preferred stock will reduce the conversion price and will cause an increase in the number of shares of common stock issuable upon conversion of the series A preferred stock.

     - The holders of series A preferred stock will have other rights and preferences described in this proxy statement, including preemptive rights and the right to veto certain corporate transactions, even those that are authorized by the board of directors.

     - All shares of common stock issuable upon conversion of series A preferred stock will be entitled to certain demand and incidental registration rights. Consequently, if those shares are registered, those shares will be freely transferable without restriction under the Securities Act, but may be subject to the short-swing profit rules and other restrictions under the Securities Exchange Act. Free transferability of those shares could materially and adversely affect the market price of our common stock.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     Our board of directors has determined that the issuance of the series A preferred stock and the completion of the tender offer and the other transactions as contemplated more fully in the purchase agreement are advisable and in our best interests, and recommends that all stockholders vote "FOR" the approval of these transactions at the special meeting.

OPINION OF LEGG MASON

Introduction

     Our board of directors requested Legg Mason to provide the board of directors with an opinion as to the fairness, from a financial point of view, to our non-affiliated common stockholders of the issuance of the series A preferred stock and the use of proceeds from the issuance, as well as available cash on hand, to effect the proposed tender offer. Legg Mason was acting as the financial advisor to our board of directors in connection with the board of directors' analyses and evaluation of our strategic alternatives, including the Transactions. In requesting Legg Mason's opinion, our board of directors did not give any special instructions to Legg Mason or impose any limitation upon the scope of investigation that Legg Mason deemed necessary to enable it to deliver its opinion.

     At the November 28, 2000 meeting of our board of directors, Legg Mason delivered its opinion to the board of directors that, based on and subject to the assumptions and conditions set forth therein, as of November 28, 2000, the proposed issuance of the series A preferred stock and the use of proceeds from the issuance, as well as cash on hand, to effect the tender offer proposed in the Transactions is fair to our non-affiliated common stockholders from a financial point of view (the "Legg Mason Opinion").

     The full text of the Legg Mason Opinion, which sets forth the assumptions made, matters considered, and the scope and limitations of the review undertaken by Legg Mason in rendering its opinion, is attached to this proxy statement as Annex A, and Legg Mason has consented to its attachment hereto. We urge you to read the Legg Mason Opinion carefully and in its entirety. The Legg Mason Opinion is directed only to the fairness, from a financial point of view, to our non-affiliated common stockholders of the issuance of the series A preferred stock and the use of proceeds from the issuance, as well as available cash on hand, to effect the proposed tender offer. The Legg Mason Opinion does not cover the fairness to any tendering stockholders of the per share price in the tender offer and does not constitute a recommendation to any stockholder as to how you should vote in respect of the Transactions or whether to tender all or any of your common stock pursuant to the proposed tender offer.

     In arriving at the Legg Mason Opinion, Legg Mason has, among other things:

     - reviewed the material terms of the Transactions, including the material terms of the series A preferred stock;

     - reviewed certain of our publicly available audited and unaudited financial statements and certain other publicly available information concerning us, including our annual reports to stockholders and annual reports on Form 10-K for the fiscal years ended December 31, 1997, 1998, and 1999, and our quarterly reports on Form 10-Q for the three months ended March 31, 2000, June 30, 2000, and September 30, 2000;

     - reviewed certain internal information, primarily financial in nature, concerning us prepared by our management;

     - discussed our past and current operations and financial condition and prospects with our senior management;

     - reviewed our forecast financial statements prepared and furnished to Legg Mason by our senior management, including financial projections for 2000 through 2004;

     - calculated our 2005 financial projections by applying growth rates from our 2004 projections prepared and furnished by our senior management and had these 2005 financial projections approved by our senior management;

     - reviewed the historical market prices and trading volume for our common stock;

     - reviewed certain publicly available financial and stock market data relating to selected public companies that Legg Mason considered relevant to its inquiry;

     - reviewed certain publicly available financial and stock market data relating to selected comparable transactions that Legg Mason considered relevant to its inquiry;

     - reviewed certain publicly available financial and stock market data relating to selected comparable convertible preferred stock transactions that Legg Mason considered relevant to its inquiry;

     - considered the accretion/dilution effects of the issuance of the series A preferred stock and the consummation of the Transactions on us;

     - considered the pro forma financial effects of the Transactions on us; and

     - conducted other financial studies, analyses and investigations and considered other information as Legg Mason deemed necessary or appropriate.

     In connection with its evaluation and preparation of the Legg Mason Opinion, Legg Mason assumed and relied upon the accuracy and completeness of all financial and other information supplied to Legg Mason by our management and all publicly available information, and did not independently verify the information. Legg Mason also relied upon our management as to the reasonableness and achievability of the financial projections (and the assumptions and bases therein) that we provided to Legg Mason, and Legg Mason assumed that the projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of our management as to our future operating performance. In arriving at the Legg Mason Opinion, Legg Mason relied upon the financial data for 2000 through 2005 presented to our board of directors at its meeting on November 28, 2000. The projected financial data for 2000 through 2004 were our latest available projections provided to Legg Mason by our management as of the date of the Legg Mason Opinion. Our 2005 projected income was calculated by Legg Mason applying growth rates from our 2004 projections and was approved by our senior management. We do not customarily disclose internal management projections of the type provided to Legg Mason in connection with the evaluation and preparation of the Legg Mason Opinion. These projections were not prepared with the expectation of public disclosure. The projections were based on numerous variables and assumptions that are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections.

     The Legg Mason Opinion does not constitute a recommendation of the Transactions over any alternative transactions (including the alternative not to effect the Transactions) that may be available to us and does not address the underlying business decision of our board of directors to proceed with, or to effect, the Transactions. Furthermore, Legg Mason was not requested to make, and did not make, an independent appraisal or evaluation of our assets, properties, facilities, or liabilities, and Legg Mason has not been furnished with any appraisals or evaluations.

     The Legg Mason Opinion is necessarily based on economic and other conditions and circumstances as they existed or were in effect on, and the information made available to it as of, the date set forth in the Legg

Mason Opinion. Legg Mason expressed no opinion as to what the value of our common stock actually would be when the Transactions are consummated or as to the price or trading range at which our common stock may trade following the Transactions.

     In connection with rendering the Legg Mason Opinion, Legg Mason performed a variety of financial analyses. Although all of the material analyses performed are summarized below, the summary does not purport to be a complete description of the analyses performed and factors considered by Legg Mason in arriving at the Legg Mason Opinion. Legg Mason believes that its analyses must be considered as a whole and that selecting portions of Legg Mason's analyses and of the factors considered by it, without considering all analyses and factors, would or may create a misleading view of the processes underlying the Legg Mason Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Legg Mason assumed that the Transactions will be consummated according to the terms and conditions described in the forms of the definitive Transaction agreements reviewed by Legg Mason, without any waiver of material terms or conditions by any party thereto, including us and the Investors, and that obtaining any necessary regulatory approvals or satisfying any other conditions for completing the Transactions would not have an adverse effect on us.

     The following is a summary of the principal financial and valuation analyses performed by Legg Mason in connection with the preparation of the Legg Mason Opinion. These analyses were presented to our board of directors at its meeting on November 28, 2000.

Summary of Legg Mason's Valuation Approach

     Valuation Methodologies. Legg Mason completed a series of valuation methodologies to determine an estimated value for us before giving effect to the Transactions. The valuation methodologies that Legg Mason utilized included (a) comparable companies analysis, (b) comparable transactions analysis, (c) discounted cash flow ("DCF") analysis, and (d) leveraged buyout ("LBO") analysis. In each analysis, Legg Mason calculated the implied equity value per share of our common stock. Legg Mason then compared the implied equity values that it calculated to the initial $26 per share conversion price of the series A preferred stock.

     Comparable Private Preferred Stock Investment Analysis. Legg Mason reviewed recently issued comparable transactions in both the public and private markets, focusing on transactions of comparable size to the proposed series A preferred stock issuance. Although Legg Mason reviewed public preferred stock issuances, it determined that the public transactions were uncharacteristic of the proposed Transactions due to differences in size, current float, use of proceeds, credit characteristics and industry types. Therefore in conducting this analysis, Legg Mason reviewed private preferred stock investments and focused on conversion premiums and dividend rates. Legg Mason then compared the ranges and the means that it calculated for the conversion premiums and dividend rates to those calculated based on the terms of the series A preferred stock.

     Accretion/Dilution Analysis. Legg Mason performed an accretion/dilution analysis of the effect of the Transactions on our earnings per share. The term "accretion" is used to mean an increase in earnings per share or a decrease in loss per share, and the term "dilution" is used to mean a decrease in earnings per share or an increase in loss per share. Legg Mason compared our projected earnings per share for 2000 through 2005 to our projected earnings per share after giving effect to the Transactions. In each year, Legg Mason calculated the accretion/dilution effect of the Transactions on a fully diluted basis based on all of the series A preferred stock having been converted into common stock as of the end of the respective year and on a primary basis, and giving full effect to the proposed tender offer. In reviewing the accretion/dilution effect of the Transactions, Legg Mason relied upon the advice of our external auditors for the proper accounting treatment of the Transactions, including the newly issued series A preferred stock and the dividends thereon.

Valuation Methodologies

     Comparable Companies Analysis. Legg Mason compared our relevant historical, current, and projected financial and operating results with the operating results of selected publicly traded companies that are engaged in post-secondary education (collectively the "Comparable Companies"). The Comparable Companies were chosen by Legg Mason based on general business, operating, and financial characteristics representative of companies in the industry in which we operate. No company or business used in the Comparable Companies analysis is identical or substantially identical to us.

     In performing its analysis, Legg Mason calculated multiples of, among other things, each Comparable Company's 2001 projected net income, 2000 projected net income, latest twelve months ended September 30, 2000 ("LTM") net income, and book value (collectively, the "Equity Value Multiples"). Legg Mason also calculated multiples of each Comparable Company's LTM revenues, LTM EBITDA (earnings before interest, taxes, depreciation and amortization), and LTM EBIT (earnings before interest and taxes) (collectively, the "Enterprise Value Multiples").

     In using the Comparable Companies analysis to value us before giving effect to the Transactions, Legg Mason analyzed financial information, which included, among other things:

     - operating performance;

     - growth rates;

     - capitalization ratios;

     - ratios of per share prices to LTM, 2000 projected and 2001 projected earnings per share and book value per share; and

     - ratios of enterprise value to LTM Revenues, LTM EBITDA, and LTM EBIT.

     For the purposes of this analysis, the Comparable Companies selected by Legg Mason for us were eight companies that operate in the education industry as listed below:

     - Apollo Group, Inc.;

     - Argosy Education Group, Inc.;

     - Career Education Corp.;

     - Corinthian Colleges, Inc.;

     - DeVry, Inc.;

     - Education Management Corp.;

     - ITT Educational Services, Inc.; and

     - Whitman Education Group, Inc.

     Using the above-referenced information, Legg Mason derived a range of estimated values by applying the above-referenced mean Enterprise Value Multiples and Equity Value Multiples of the Comparable Companies to our appropriate financial statistics. Legg Mason ultimately derived an equity value per share for each multiple after taking into account our cash of $74.9 million as of September 30, 2000 and our number of shares outstanding as of September 30, 2000. In cases where Legg Mason's analysis indicated that the multiple for a particular Comparable Company was not meaningful (e.g. because of recently depressed financial and operating performance), Legg Mason excluded that multiple and relied upon the mean multiples of the other Comparable Companies.

     Legg Mason applied the Comparable Companies' mean multiples to our 2001 projected net income, 2000 projected net income, LTM net income, and book value and calculated an implied equity value per share. The resulting implied equity values per share were $41.91, $44.72, $49.82 and $38.39, respectively. Legg Mason also applied Comparable Companies' mean multiples to our LTM Revenues, LTM EBITDA, and LTM EBIT and calculated an equity value per share. The resulting implied equity values per share were $18.67, $38.41 and $48.35, respectively.

     Legg Mason then performed a second Comparable Companies analysis by eliminating all of the Comparable Companies except ITT Educational Services, Inc., which Legg Mason believed was most comparable to us. In conducting this analysis, Legg Mason eliminated Apollo Group, Inc. and DeVry, Inc.

because these companies have much larger market capitalizations than we do and therefore more liquidity and different valuation characteristics. Argosy Education Group, Inc. and Whitman Education Group, Inc. were eliminated because these companies are significantly smaller than us. Legg Mason eliminated Career Education Corp., Corinthian Colleges, Inc., and Education Management Corp. because these companies have significantly higher growth rates than we do. As a result, from a size and growth prospective, ITT Educational Services, Inc. was determined to be the most appropriate public comparable company.

     Legg Mason applied ITT Educational Services, Inc.'s mean multiples to our projected 2001 net income, 2000 projected net income, LTM net income, and book value and calculated an implied equity value per share. The resulting implied equity values per share were $20.31, $21.31, $26.84 and $41.96, respectively. Legg Mason also applied ITT Educational Services, Inc.'s mean multiples to our LTM Revenues, LTM EBITDA, and LTM EBIT and calculated an equity value per share. The resulting implied equity values per share were $10.30, $21.30 and $26.86, respectively.

     Comparable Transactions Analysis. Legg Mason conducted an analysis of merger and acquisition transactions involving post-secondary education companies as a method of valuing us. A Comparable Transactions Analysis reviews and analyzes transactions, and the resulting implied multiples, involving companies in the same or similar industries as the company under review. No acquired company or business used in the Comparable Transactions Analysis is identical or substantially identical to us.

     In performing this analysis, Legg Mason analyzed the acquisition of publicly traded and privately held education companies for us. Legg Mason then calculated the acquisition multiples paid for these companies. The range of multiples of these transactions was then applied to our financial results. These multiples included equity value to net income, equity value to book value, enterprise value to LTM Revenues, enterprise value to LTM EBITDA, enterprise value to LTM EBIT, and enterprise value to total assets. Legg Mason calculated the mean, median, and high and low multiples for each of these categories based on these comparable transactions.

     In using the Comparable Transactions analysis, Legg Mason analyzed information that included, among other things:

     - similar operating performance;

     - growth rates;

     - similar operating characteristics;

     - ratios of equity value to net income and book value; and

     - ratios of enterprise value to LTM Revenues, LTM EBITDA and LTM EBIT.

     For the purposes of this analysis, the Comparable Transactions selected by Legg Mason were the following acquisitions of education companies:

     - Compass Knowledge Holdings Inc. acquisition of Jamita, Inc.;

     - The Washington Post Company's acquisition of Quest Education Corporation;

     - Career Education Corp.'s acquisition of California Culinary;

     - Quest Education Corporation's acquisition of Hamilton College;

     - New Horizons Worldwide, Inc.'s acquisition of New Horizons Computer Center, Hartford;

     - Career Education Corp.'s acquisition of Scottsdale Culinary Institute;

     - Educational Medical, Inc.'s acquisition of Hesser College;

     - Computer Learning Centers, Inc.'s acquisition of Markerdowne Corporation; and

     - Quest Education Corporation's acquisition of CHI Institute.

     Using the above-mentioned information, Legg Mason derived a range of estimated values based upon implied enterprise values and equity values derived by applying the above-mentioned mean Equity Value Multiples and Enterprise Value Multiples of the Comparable Transactions Analysis to our appropriate financial statistics. In cases where Legg Mason's analysis indicated that the multiple for a particular Comparable Transaction was not meaningful, e.g. because of insufficient financial and transaction data available, Legg Mason excluded that multiple and relied upon the mean multiples of the other Comparable Transactions.

     Legg Mason then applied the mean comparable transactions multiples obtained to our net income, book value, LTM Revenues, LTM EBITDA, LTM EBIT, and total assets to determine an approximate valuation for us before giving effect to the Transactions and after taking into account our cash of $74.9 million as of September 30, 2000. In deriving the equity value per share, Legg Mason used the number of our shares outstanding as of September 30, 2000.

     Legg Mason applied the Comparable Transactions' mean multiples to net income and book value and calculated an implied equity value per share. The resulting implied equity values per share were $15.41 and $33.16, respectively. Legg Mason also applied Comparable Transactions' mean multiples to our LTM Revenues, LTM EBITDA, LTM EBIT, and total assets and calculated an equity value per share. The resulting implied equity values per share were $12.74, $17.86, $19.18, and $85.53, respectively.

     Legg Mason then performed a second Comparable Transactions analysis by eliminating all of the comparable transactions except for The Washington Post Company's acquisition of Quest Education Corporation. In conducting this analysis, Legg Mason focused on this transaction because Quest Education Corporation was the only acquired company in the Comparable Transactions that is a post-secondary institution with numerous campuses, a degree granting institution, and a large public company. On account of the similar characteristics of Quest Education Corporation and us, Legg Mason determined that this transaction was the most appropriate comparable transaction.

     Legg Mason applied this Comparable Transaction's mean multiples to net income and book value and calculated an implied equity value per share. The resulting implied equity values per share were $26.35 and $17.82, respectively. Legg Mason also applied this Comparable Transaction's mean multiples to our LTM Revenues, LTM EBITDA and LTM EBIT and calculated an equity value per share. The resulting implied equity values per share were $11.41, $22.04, and $26.36, respectively.

Discounted Cash Flow Analysis

     Legg Mason performed a discounted cash flow analysis on us premised upon the assumptions summarized below. The discounted cash flow analysis was based upon the financial and operating information relating to our business, operations and prospects supplied by our management and covering calendar years 2000 through 2004. Year 2005 projected income statement was calculated by applying growth rates from 2004 projections and was approved by our senior management.

     Using discount rates ranging from 12.5% to 13.5%, Legg Mason calculated the present value of the projected stream of Net Unleveraged Cash Flow (as defined below) for calendar years 2000 through 2005 and the present cash value of our terminal value (the "Terminal Value") at December 31, 2005. Legg Mason applied discount rates derived from our implied weighted average cost of capital (using a pricing model known as the Capital Asset Pricing Model and based on general and systemic risk factors reflected by the Comparable Companies) and developed a range of rates which reflected the risk implied by our recent and projected operating performance. "Net Unleveraged Cash Flow," as used in the analysis, is defined, for each period, as projected EBIT, less taxes at an estimated rate of 39.0%, plus projected depreciation and amortization, less projected capital expenditures, plus or minus projected changes in non-cash working capital. The Terminal Value was computed by multiplying our projected EBITDA by terminal multiples of 7.0x to 10.0x. Legg Mason adjusted the calculated present value of the Net Unleveraged Cash Flow and Terminal Value by adding our cash and cash equivalents, to calculate a range of equity values for us.

     Based on the range of discount rates and terminal multiples referred to above, Legg Mason calculated a range of equity values for us of $404.0 million to $523.1 million, after adding our cash of $74.9 million as of September 30, 2000. Legg Mason then derived the implied equity value per share using the number of our shares outstanding as of September 30, 2000. The implied equity value per share is a range of $26.31 to $34.07.

Leveraged Buyout Analysis

     Legg Mason performed a leveraged buyout analysis on us as a means of establishing our value assuming that we were purchased by a financial buyer. A leveraged buyout involves the acquisition or recapitalization of a company financed primarily by incurring debt that is serviced by the post-leveraged buyout operating cash flow of the company.

     Legg Mason calculated three leveraged buyout analysis scenarios based on different required investor returns on investments. Based on this analysis, Legg Mason calculated our equity value as ranging between $269.44 million and $297.94 million. The implied equity range of value per share calculated using the number of our shares outstanding as of September 30, 2000 is $17.37 to $19.21.

Comparable Private Preferred Stock Investments

     Legg Mason reviewed 14 recently completed comparable private preferred stock investments. Legg Mason calculated the mean, median, high, and low conversion premiums and dividend rates. Legg Mason then compared the range of conversion premiums of (61.7%) to 30.3% to a conversion premium calculated based on four different share prices of our common stock. A conversion premium of 32.1% was calculated based on our share price of $19.69 as of February 2, 2000, the day before we announced that Legg Mason was advising us on strategic alternatives, including a possible sale. A conversion premium of 36.8% was calculated based on the October 4, 2000 share price of $19.00, the day after we announced that the search for strategic alternatives had been terminated. A conversion premium of 3.5% was calculated based on a November 20, 2000 share price of $25.13. Lastly, a conversion premium of 12.1% was calculated based on a $23.19 share price, the average share price from May 22, 2000 to November 21, 2000. Legg Mason compared the proposed dividend on the series A preferred stock of 7.0% to the range of dividend rates of 5.0% to 10.0% and the mean of 7.3%.

Accretion/Dilution Analysis

     In this analysis, Legg Mason calculated, and our management confirmed, our projected earnings per share for years 2000 through 2005. Then Legg Mason calculated earnings per share on both a fully diluted basis (based on all of the series A preferred stock having been converted into common stock at the end of each respective year) and on a primary basis assuming that the Transactions had occurred and that the maximum of 8,500,000 shares of our common stock were purchased in the tender offer. Legg Mason noted that the Transactions were accretive each year from 2000 through 2005 on a fully diluted basis (giving effect to the conversion of all series A preferred stock into our common stock) and on a primary basis. On a fully diluted basis the estimated accretion effect was as follows: 2000, +9.0%; 2001, +8.0%; 2002, +7.7%; 2003, +7.1%; 2004, +6.3%;
and 2005, +5.3%. On a primary basis the estimated accretion effect was as follows: 2000, +23.4%; 2001, +26.8%; 2002, +37.2%; 2003, +46.3%; 2004, +54.2%;
and 2005, +61.3%.

Other Factors

     In rendering the Legg Mason Opinion, Legg Mason considered certain other factors, including the following: a review of the business and operations of and the industries in which we operate; a review of our historical operating results and the financial and operating information with respect to our business, operations and prospects; a review of our current and historic stock price performance; the fact that after an extensive process in which numerous strategic and financial investors were contacted, we concluded that the indications of interest that were received for the acquisition of us were insufficient as to valuation and not in the best interests of our stockholders; and the fact that Mr. and Mrs. Bailey, our majority stockholders, have agreed to tender most of their shares of common stock for $25.00 per share in the tender offer.

     Legg Mason is a nationally recognized investment banking firm that has substantial experience in, among other things, the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements, and valuations for estate, corporate, and other purposes. In the ordinary course of its business, Legg Mason may actively trade in our securities for its own account and the accounts of its customers, and accordingly, may at any time hold a long or short position in our securities. Legg Mason also has in the past provided equity research coverage of us.

     In November 1999, Mr. Bailey approached Legg Mason regarding the sale of his and Mrs. Bailey's common stock. In January 2000, Mr. Bailey retained Legg Mason to act as his exclusive agent to sell his and Mrs. Bailey's 8.175 million shares of our common stock for $200 million or more. Legg Mason's services on Mr. and Mrs. Bailey's behalf ceased in February 2000 when Legg Mason was retained by our board of directors concerning strategic alternatives, including a possible sale. Our board of directors selected Legg Mason to serve as financial advisor with respect to the Transactions based on Legg Mason's qualifications and experience and Legg Mason's prior experiences with us. Legg Mason has in the past represented us in respect of several transactions for which Legg Mason has received customary fees.

     We will not pay any fees to Legg Mason under the engagement letter specifically in respect of, or otherwise allocable to, the rendering of the Legg Mason Opinion. If the Transaction occurs and we purchase shares of our common stock pursuant to the tender offer, we will pay a fee to Legg Mason, as contemplated by the engagement letter. This fee would be $1,487,500 if the maximum of 8.5 million of our shares are purchased in the tender offer at $25 per share. Also, we have agreed to reimburse Legg Mason for up to $25,000 of its out-of-pocket expenses incurred in connection with the performance of its services rendered under the engagement letter, and to indemnify Legg Mason and certain affiliated parties against certain liabilities, including liabilities under the federal securities laws, arising out of or in connection with the services rendered by Legg Mason under its engagement letter.

REASON FOR REQUEST FOR RATIFICATION

     Our common stock is listed on the Nasdaq National Market. Nasdaq Rule 4460(i)(1)(D)(ii) ("Nasdaq 20% Rule") requires stockholder approval prior to the issuance of securities under certain circumstances, including in connection with a transaction (other than a public offering) involving our sale or issuance of common stock, or securities convertible into or exercisable for common stock, equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance at a price (or in the case of convertible securities, a conversion price) less than the greater of the book or market value of the common stock. Additionally, Nasdaq Rule 4460(i)(1)(B) (the "Nasdaq Control Rule") requires stockholder approval of our issuance of securities that would result in a change of control. Although the Investors will hold approximately 46% of our voting power after the tender offer, assuming it is fully subscribed, there is no concrete test to determine the amount of securities that we may issue to a person without triggering the Nasdaq Control Rule. We are seeking stockholder approval and ratification of the issuance of the series A preferred stock pursuant to the purchase agreement (including any of our securities issued as dividends or otherwise in respect of the series A preferred stock in accordance with the terms thereof) in order to ensure compliance with the Nasdaq 20% Rule and the Nasdaq Control Rule (collectively, the "Nasdaq Rules"). Mr. and Mrs. Bailey, however, have already agreed to vote their shares in favor of the Transaction, provided that certain conditions described in more detail below have been met.

     Stockholder approval of the Transactions is not otherwise required as a matter of Maryland law or other applicable laws or rules or by our charter or bylaws. Pursuant to the purchase agreement, we have agreed to issue a total of 5,769,231 shares of series A preferred stock to the Investors at a purchase price of $26.00 per share. Each share of series A preferred stock will be initially convertible (at a conversion price of $26.00 per share) into one share of common stock, subject to customary antidilution adjustments. As of the date of the purchase agreement, the series A preferred stock would be convertible into 5,769,231 shares of our issued and outstanding common stock.

INTERESTS OF MANAGEMENT AND DIRECTORS IN THE TRANSACTION

     Mr. and Mrs. Bailey, who jointly hold 53.4% of our outstanding common stock, have agreed to tender 7.175 million of the 8.175 million shares they hold in the tender offer. If more than 8.5 million shares are tendered, Mr. and Mrs. Bailey will participate in the tender offer on a pro rata basis. For each share tendered by them, Mr. and Mrs. Bailey will receive the same consideration as all tendering stockholders in the tender offer.

     Mr. and Mrs. Bailey have also granted the Investors an option to purchase up to an additional 1 million shares of their common stock at $30.00 per share. This option expires on the third anniversary of the closing date of the Transactions.

CHANGES IN MANAGEMENT

     Upon the closing in escrow of the purchase and sale of the series A preferred stock, we will make the following changes in our management:

     - Mr. Bailey will retire from his position as our president and chief executive officer and will also resign from our board of directors;

     - our board of directors will name Robert S. Silberman our president and chief executive officer. Mr. Silberman, 43, has been an Executive In Residence at New Mountain Capital, LLC since August 2000. From March 1999 to August 2000, Mr. Silberman served as President and Chief Operating Officer of Calenergy Company, Inc., the unregulated, independent power subsidiary of Midamerican Energy Holdings Company. From July 1995 to March 1999, Mr. Silberman served first as Vice President of Corporate Development and subsequently as Senior Vice President and Chief Administrative Officer. From March 1993 to July 1995, Mr. Silberman was assistant to the Chairman and Chief Executive Officer of International Paper Company. From 1989 to 1993, Mr. Silberman served in several senior positions in the U.S. Department of Defense, including as Assistant Secretary of the Army.

     - our board of directors will name Scott W. Steffey our executive vice president and chief operating officer. Mr. Steffey, 39, has been an Executive In Residence at New Mountain Capital, LLC since April 2000. From 1996 to April 2000, Mr. Steffey was Vice Chancellor of the State University of New York (SUNY). SUNY is the nation's largest post-secondary campus system, with 64 campuses and over 400,000 students. From 1995 to 1996, Mr. Steffey served as a senior manager at NYNEX Corporation, responsible for market development of telecommunications in New York State.

     Harry T. Wilkins will maintain his position as our chief financial officer.

COMPOSITION OF THE BOARD

     Following the escrow closing of the purchase and sale of our series A preferred stock, we will expand our board of directors from nine members to twelve members, and four of the current members of our board of directors will resign as directors. Six directors selected by the Investors will join the board of directors, and our new president and chief executive officer, Mr. Silberman, will also join the board of directors as a director elected by the holders of our common stock. The currently identified new members of our board of directors to be designated by the holders of the series A preferred stock are:

     Steven B. Klinsky, 44, has been the Founder and CEO of New Mountain Capital, LLC since December 1999. From 1986 to December 1999, Mr. Klinsky was a general partner of Forstmann Little & Co., a private equity firm. Mr. Klinsky will become our non-executive chairman of the board.

     Steven K. Dollinger, 34, has been a Director of DB Capital Partners, Inc. since March 2000. Mr. Dollinger started at DB Capital as a Vice President in August 1998. From July 1994 to August 1998, Mr. Dollinger was first an Associate and subsequently a Vice President of Kidd Kamm & Company, a middle market private equity firm.

     Robert R. Grusky, 43, has been a Principal of New Mountain Capital, LLC since January 2000. Since January 2000, Mr. Grusky has also been the Managing Member of the limited liability company that is the general partner of Hope Capital Partners, L.P., a public equities investment partnership. From 1998 to January 2000, Mr. Grusky served as President of RSL Investments Corporation, the primary investment vehicle for Ronald S. Lauder, and from April 1997 to January 2000, Mr. Grusky served as Senior Advisor to Mr. Lauder. From 1985 to 1993, Mr. Grusky was employed at Goldman, Sachs & Co. as a member of its Mergers and Acquisitions Department, and from 1993 to 1997 as a senior professional in its Principal Investment Area. Since November 1999, Mr. Grusky has served as a director of deltathree.com, Inc.

     As of the date of this proxy statement, the Investors have not identified the three additional directors they are entitled to elect.

     The continuing members of our board of directors are:

     Dr. Charlotte Beason, 53, has been a nurse at the U.S. Department of Veterans Affairs since 1992. Dr. Beason has been a director since July 1996 and has been a member of the Board of Trustees of the University since 1995.

     Roland Carey, 61, has been an Instructor with the Louisa County Public School System of Virginia and Chairman of the Middle School Building Leadership Team since August 1999. Prior to his current position, Mr. Carey was the Program Coordinator at the Carl Sandburg School for more than twelve years. Mr. Carey has been a director since July 1996 and a member of the Board of Trustees of the University since 1990.

     Todd A. Milano, 48, has been the President and Chief Executive Officer of Central Pennsylvania College since 1989. Mr. Milano has been a director since July 1996 and served as the Vice Chairman of the Board of Trustees of the University from 1992 to 1999.

     Dr. Jennie D. Seaton, 71, who retired in 1994 from her position as Assistant Dean of Virginia Commonwealth University School of Allied Health Professions. She served in a variety of academic and administrative posts at Virginia Commonwealth University since 1975. Dr. Seaton has been a director since July 1996 and has been a member of the Board of Trustees of the University since 1990. In addition, Dr. Seaton was elected to Vice Chairman of the Board of Trustees of the University in 1999.

     G. Thomas Waite III, 49, is the Treasurer and Chief Financial Officer, Humane Society of the United States, a position he has held since 1993. In 1992, Mr. Waite was the Director of Commercial Management of The National Housing Partnership. Mr. Waite has been a director since July 1996 and has been a member of the Board of Trustees of the University since 1994.

TERMS OF THE PURCHASE AGREEMENT

     Although this section describes the material provisions of the purchase agreement, it does not purport to describe all of its provisions. A copy of the purchase agreement is attached to this proxy statement as Annex B. WE URGE ALL STOCKHOLDERS TO READ THE ENTIRE PURCHASE AGREEMENT CAREFULLY.

     The purchase agreement provides for the following transactions to take place:

     - After the special meeting, and assuming that the stockholders have approved the issuance of the series A preferred stock and the charter amendment and that the other conditions to the escrow closing have been satisfied at the escrow date:

          - the Investors will deliver $150 million, representing the purchase price for the series A preferred stock, to the escrow agent;

          - we will deliver $62.5 million to the escrow agent;

          - the Baileys will deliver an irrevocable proxy to the Investors to vote all of their shares of common stock from the escrow date to the closing of the tender offer;

          - we will commence the tender offer for up to 8.5 million shares of our common stock at $25.00 per share; and

          - Mr. and Mrs. Bailey will irrevocably tender 7.175 million of their shares of common stock into the tender offer.

     - After the conditions to the closing have been satisfied, at the closing date:

        - we will issue the series A preferred stock to the Investors;

        - the escrow agent will deliver the funds held in escrow, other than the Investors' interest, to us; and

        - we will use the funds from the escrow agent to purchase the shares that have been tendered pursuant to the tender offer, and the tender offer will close.

     The purchase agreement also provides that before the closing date, New Mountain may transfer its right to purchase up to 1,346,154 shares of series A preferred stock and its obligation to invest up to $35 million and any other rights and obligations which come with the purchase of series A preferred stock under the purchase agreement to one or more additional purchasers. We, however, must consent to each additional purchaser, each consent not to be unreasonably withheld.

Representations and Warranties

     In the purchase agreement, we make customary representations and warranties to the Investors relating to, among other things:

     - corporate existence and power;

     - corporate existence and authorization of our subsidiaries;

     - corporate authorization, no contravention of charter, bylaws or contracts;

     - governmental authorization; third party consents;

     - binding effect of the purchase agreement and other documents contemplated thereby;

     - capitalization and that of our subsidiaries;

     - financial statements and documents and other reports that have been or will be filed with the Securities and Exchange Commission;

     - the absence of material adverse changes since September 30, 2000;

     - litigation and liabilities;

     - compliance with laws and required permits;

     - material contracts;

     - environmental matters;

     - taxes;

     - title to properties and assets, leases;

     - labor matters;

     - absence of certain payments;

     - insurance matters;

     - accounting matters;

     - intellectual property matters;

     - affiliated transactions;

     - Investment Company Act matters;

     - private placement matters;

     - board and stockholder approval;

     - validity of the series A preferred stock; and

     - brokers and finders.

Covenants

     Interim Operations. From the date of signing the purchase agreement and until the closing of all Transactions contemplated in the purchase agreement, we are required to conduct our business in the ordinary course, consistent with past practice. In addition, we may not take the following actions without the prior approval of the Investors:

     - make capital expenditures in excess of $100,000 individually or $500,000 in the aggregate;

     - enter into or amend any lease, license, agreement, contract, or commitment, other than in the ordinary course of business, involving more than $100,000 individually or $500,000 in the aggregate;

     - enter into, modify, make, renew, extend, or otherwise alter any credit agreement, note, or other similar agreement other than in the ordinary course of business;

     - enter into any contract or agreement regarding the acquisition of any business, assets, or property;

     - form any joint venture or partnership;

     - sell, lease, license, surrender, relinquish, encumber, pledge, transfer, amend, convey, or otherwise dispose of any business, property, or assets having a market value of $100,000 individually or $500,000 in the aggregate;

     - fail to maintain our property in customary repair;

     - discontinue, permit to lapse, or otherwise fail to keep in full force and effect any material insurance policies;

     - except as required by law, make or change any tax election, change the tax accounting method, settle any material audit, or file any amended tax returns;

     - except as contemplated by the agreement, redeem or otherwise acquire, split, recombine, or reclassify, directly or indirectly, any of our securities;

     - except as contemplated by the agreement, issue or sell, or issue any rights to purchase or subscribe for any shares of our stock;

     - pay any dividends or make any distributions on our common stock other than our regular quarterly dividend;

     - amend our charter or bylaws or those of any of our subsidiaries;

     - settle any material claim;

     - change any accounting method or practice;

     - cause or permit any of our educational approvals or licenses to expire or terminate;

     - maintain any significant amount of investments in or trade in equities or other speculative securities; and

     - authorize or enter into an agreement to do any of the above.

     Access to Information. The purchase agreement requires that, upon reasonable notice, we will afford the Investors access to our properties, books, contracts, and records that is reasonably requested.

     Fees and Expenses. We will pay all fees and expenses we incur with respect to the purchase agreement and the transactions contemplated thereby. We will also pay the reasonable, documented expenses of the

Investors, unless the purchase agreement is terminated because of an uncured material breach of the Investors' representations, warranties, covenants, or agreements. After the closing of the tender offer, we will pay to the Investors an amount equal to 1% of the aggregate price paid by us to purchase shares in the tender offer.

     Anti-Takeover Statutes. We will take any required actions to ensure that any anti-takeover laws to which the transactions contemplated by the purchase agreement may be subject, will not apply to the transactions.

     Valuation. We will engage a valuation firm reasonably acceptable to the Investors to provide a fair valuation of our total assets to ensure that the Transactions, specifically the tender offer, may be effected consistent with the requirements of Maryland corporate law.

     Other Covenants. The purchase agreement contains other covenants, including (1) that we will take all actions necessary to (a) obtain any landlord consents with respect to leases that require a consent, and (b) to change the composition of our board of directors and management so that they shall consist of those individuals identified in "-- Changes in Management" and "-- Composition of the Board"; and (2) that we will not take certain actions with respect to employee benefit matters, without the written consent of the Investors, including entering into or amending any significant employee agreements, granting any options or equity-based compensation, other than in accordance with our normal operations, or adopting or amending one of our benefit plans.

Acquisition Proposals

     The purchase agreement requires that, from the date of the purchase agreement until the closing date, neither we nor any of our subsidiaries nor any of our subsidiaries' officers or directors, will, and we shall direct and use our reasonable efforts to cause our and our subsidiaries' employees, agents, and representatives, including any investment banker, attorney, or accountant retained by us or any of our subsidiaries not to, directly or indirectly, (1) initiate, solicit, encourage or knowingly facilitate, including by way of furnishing information, any inquiries or the making of any proposal or offer (other than the Transactions) with respect to or a transaction to effect, a merger, reorganization, share exchange, tender offer, exchange offer, consolidation, liquidation, or similar transaction involving us or our subsidiaries, as the case may be, or any purchase of 10% or more of their respective assets or equity securities (any proposal or offer an "Acquisition Proposal") and shall terminate any activities, discussions, or negotiations existing as of the date of the purchase agreement conducted with any third parties prior to the signing of the purchase agreement; (2) engage in any negotiations concerning an Acquisition Proposal, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal; or (3) approve or recommend, including through a public proposal, any Acquisition Proposal or approve or recommend, including through a public proposal, or execute or enter into any letter of intent, agreement in principle or other agreement in relation to an Acquisition Proposal.

     However, we and our board of directors may comply with SEC Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal, and at any time prior to the time the issuance of shares has been approved by our stockholders may: (a) provide information in response to a request therefor by a person who has delivered to our board of directors an unsolicited bona fide written Acquisition Proposal if our board of directors receives from the person so requesting the information an executed confidentiality agreement that must be no less favorable to us than the one signed by New Mountain and a copy of which will be provided to the Investors or (b) engage in negotiations or discussions with a person who has delivered to our board of directors an unsolicited bona fide written Acquisition Proposal and has entered into a confidentiality agreement; if, and only to the extent that, in each case referred to in clause
(a) or (b) above, our board of directors determines in good faith, after consulting with our financial advisors and legal counsel that the Acquisition Proposal is likely to result in a transaction that is more favorable to our stockholders (taking into account all relevant factors, including financing, required approvals and the timing and likelihood of the transaction) than the Transactions (a "Superior Proposal.")

     We will as promptly as reasonably possible notify the Investors if any inquiries, proposals, or offers are received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, us or our representatives indicating, in connection with such notice, the name of the person and the material terms and conditions of any proposals or offers and thereafter will keep the Investors informed, on a current basis, on the status and terms of any proposals or offers and the status of any negotiations or discussions.

Conditions to the Transactions

     The obligations of the Investors to effect the transactions contemplated by the purchase agreement are subject to the fulfillment, on or before the date of the escrow closing, of the following conditions, each of which may be waived by New Mountain on behalf of the Investors:

     - our representations and warranties being true when made and true as of the escrow date in all material respects and our compliance with covenants in all material respects;

     - our counsel having delivered an opinion, relating to, among other things, the authorization of the issuance of the preferred stock and the enforceability of the purchase agreement and the other agreements contemplated by the purchase agreement;

     - absence of any law, statute, ordinance, rule, regulation, judgment, decree, injunction, or other order enacted, entered, promulgated or enforced by any court or governmental entity restraining or prohibiting the Transactions;

     - absence of any actions, causes of action, suits, claims, complaints, demands, litigations or legal, administrative, or arbitral proceedings, pending or threatened to restrain or prohibit the consummation of the Transactions;

     - approval of the preferred stock issuance and the charter amendment by our stockholders;

     - occurrence, or failure to occur, of any event or development, or any circumstance that would reasonably be expected to have a material adverse effect, which is deemed to include our failure to report earnings per share of at least $1.37 for the year ending December 31, 2000 or the failure of enrollment for Strayer University for Winter 2001 to increase by more than 5% over enrollment for Winter 2000;

     - receipt of all required consents to the Transactions that can be obtained prior to the escrow date;

     - approval for listing on the Nasdaq National Market of the shares of common stock into which the series A preferred stock is convertible;

     - approval of the Transactions by the Middle States Commission on Higher Education, the DC Education Licensure Commission and other educational regulatory agencies whose approval prior to the escrow closing is required; and

     - the Department of Education not notifying us of any material barrier to obtaining either a temporary provisional program participation agreement after the escrow closing or an approval notice before the closing.

     The obligations of the Investors to effect the transactions contemplated by the purchase agreement are subject to the fulfillment, on or before the closing date, of the following conditions, each of which can be waived by New Mountain on behalf of the Investors:

     - our counsel having delivered an opinion, relating to, among other things, the authorization of the issuance of the preferred stock and the enforceability of the purchase agreement and the other agreements contemplated by the purchase agreement;

     - absence of any law, statute, ordinance, rule, regulation, judgment, decree, injunction, or other order enacted, entered, promulgated or enforced by any court or governmental entity restraining or prohibiting the Transactions;

     - absence of any actions, causes of action, suits, claims, complaints, demands, litigations or legal, administrative, or arbitral proceedings, pending or threatened to restrain or prohibit the consummation of the Transactions;

     - the Department of Education having issued an approval notice, which approves the "change in ownership resulting in a change of control" as that term is used by the Department of Education and does not contain any term or condition that constitutes or could have a material adverse effect;

     - approval for listing on the Nasdaq National Market of the shares of common stock into which the series A preferred stock is convertible;

     - the tender offer having been completed;

     - we and the Investors having entered into the registration rights agreement, and the charter amendment and the articles supplementary having been filed with the Maryland State Department of Assessments and Taxation;

     - approval of the Transactions by educational regulatory agencies whose approval prior to closing is required and was not obtainable prior to the escrow date; and

     - receipt of all required consents to the Transactions.

     Our obligations to effect the transactions contemplated by the purchase agreement are subject to the fulfillment, on or before the date of the escrow closing, of the following conditions, each of which can be waived by us:

     - the representations and warranties of the Investors being true when made and true as of the escrow date in all material respects and their compliance with covenants in all material respects;

     - absence of any actions, causes of action, suits, claims, complaints, demands, litigations or legal, administrative, or arbitral proceedings, pending or threatened to restrain or prohibit the consummation of the Transactions;

     - absence of any law, statute, ordinance, rule, regulation, judgment, decree, injunction, or other order enacted, entered, promulgated or enforced by any court or governmental entity restraining or prohibiting the Transactions;

     - approval of the preferred stock issuance and the charter amendment by our stockholders;

     - receipt of all required consents to the Transactions that can be obtained prior to the escrow date;

     - approval of the Transactions by the Middle States Commission on Higher Education, the DC Education Licensure Commission, and other educational regulatory agencies whose approval prior to the escrow closing is required; and

     - the Department of Education not notifying us of any material barrier to obtaining either a temporary provisional program participation agreement after the escrow closing or an approval notice before the closing.

     Our obligations to effect the transactions contemplated by the purchase agreement are subject to the fulfillment, on or before the closing date, of the following conditions, each of which can be waived by us:

     - absence of any law, statute, ordinance, rule, regulation, judgment, decree, injunction or other order enacted, entered, promulgated or enforced by any court or governmental entity restraining or prohibiting the Transactions;

     - absence of any actions, causes of action, suits, claims, complaints, demands, litigations or legal, administrative, or arbitral proceedings, pending or threatened to restrain or prohibit the consummation of the Transactions;

     - the Department of Education having issued an approval notice, which approves the "change in ownership resulting in a change of control" as that term is used by the Department of Education and does not contain any term or condition that constitutes or could have a material adverse effect;

     - the tender offer having been completed;

     - approval of the Transactions by educational regulatory agencies whose approval prior to the closing is required and was not obtainable prior to the escrow date;

     - receipt of all required consents to the Transactions; and

     - release of the purchase price by the escrow agent at the direction of the Investors.

Termination of the Purchase Agreement

     The purchase agreement may be terminated at any time prior to the closing of the Transactions, even if the issuance of the series A preferred stock and the charter amendment have been approved by our stockholders:

     - by mutual written consent of the Investors and us;

     - by either the Investors or us, if the escrow closing has not been consummated by June 30, 2001 or if the closing has not been consummated by October 31, 2001, except that this right to terminate the purchase agreement will not be available to any party that has breached in any material respects its obligations under the purchase agreement if the breach results in the failure of the escrow closing or the closing to occur on or before the specified date;

     - by either the Investors or us, if our stockholders do not approve the issuance of the series A preferred stock or the charter amendment, except that this right to terminate the purchase agreement will not be available to any party that has breached in any material respect its obligations under the purchase agreement if the breach results in the failure of this approval to be obtained;

     - by either the Investors or us, if any action by a government authority, permanently restraining, enjoining, or otherwise prohibiting consummation of the Transactions has become final and non-appealable and the Investors or we, as the case may be, reasonably in good faith deem it impracticable or inadvisable to proceed in view of the action;

     - by us if (i) we are not in material breach of any of the terms of the purchase agreement, (ii) the issuance of the series A preferred stock and the charter amendment have not been approved by our stockholders, (iii) our board of directors changes its recommendation with respect to the matters submitted to the stockholders at the special meeting in accordance with the provisions of the purchase agreement and authorizes us to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and we notify the Investors in writing that we intend to enter into an agreement, attaching the most current version of the agreement to the notice, (iv) the Investors do not make, within five business days of receipt of our written notification of our intention to enter into a binding agreement for a Superior Proposal, an offer that our board of directors determines, in good faith after consultation with its financial advisors, is at least as favorable to our stockholders as the Superior Proposal, taking into account all relevant factors, including financing, required approvals, timing and likelihood of consummation and post-closing prospects for us, and (v) prior to termination we pay to the Investors the termination fee and expenses described below; or

     - by the Investors if (i) there is a material breach by us of any representation, warranty, covenant, or agreement contained in the purchase agreement that cannot be cured, or if capable of being cured, is not cured within 30 days after we shall have received written notice of the material breach; (ii) our board of directors shall have failed to make, withdrawn, modified, or qualified in any respect adverse to the Investors its recommendation of the approval of the issuance of the series A preferred stock and the charter amendment or resolve or propose to do so; (iii) we shall have failed to call and hold as promptly as practicable the special meeting or failed to prepare and mail the proxy statement to our stockholders; or (iv) either of Mr. or Mrs. Bailey shall have breached in any material respect the terms of the Support and Option Agreement.

TERMINATION FEE

     We will pay the Investors a termination fee of $6 million in addition to the reimbursement of fees as described in "Fees and Expenses" above, if:

     - we terminate the purchase agreement under the circumstances described in the second and fifth bullet points under "Termination of the Purchase Agreement" above;

     - the Investors terminate the purchase agreement under the circumstances described in subparagraphs (ii), (iii), or (iv) of the sixth bullet point under "Termination of the Purchase Agreement" above; provided that no obligation to pay the fee will exist if the purchase agreement is terminated in accordance with subparagraph (ii) of the sixth bullet point under "Termination of the Purchase Agreement" above, and prior to termination no Acquisition Proposal shall have been made and the principal reason for the change is a material adverse change in the financial condition or business of any Investor or any transaction, commitment, dispute or other event, in each case relating to the Investors, or any other developments relating to the Investors that, in any case, individually or in the aggregate, has had or is reasonably likely to result in a material adverse effect on the Investor's ability to effect the Transactions or upon us following the closing; or

     - the purchase agreement is terminated by the Investors under the circumstances described in subparagraph (i) of the sixth bullet point under "Termination of the Purchase Agreement" above or the third bullet point under "Termination of the Purchase Agreement" above; provided that within 12 months of the termination, we or any of our subsidiaries enters into or consummates an Acquisition Proposal.

     Except for the payment of the termination fee and additional fees and expenses described above and certain indemnification obligations described below, no party is liable to the other after termination of the purchase agreement in the absence of a willful breach.

Amendment and Waiver

     Any provision of the purchase agreement may be amended or waived in writing prior to the effective time of the closing. The conditions to the Investors' and our obligations to consummate the Transactions are for the sole benefit of the other party and may be waived in whole or in part to the extent permitted by applicable law.

Indemnification

     We have agreed to indemnify each Investor and its affiliates and employees from and against any claims asserted against, resulting to, or imposed upon any Investor or its affiliates or employees by a third party and arising out of or resulting from any allegation or claim in respect of any wrongful action or inaction by us in connection with the authorization, execution, delivery, and performance of the purchase agreement and other agreements contemplated by the Transactions, except to the extent that our wrongful action or inaction, which is the subject of the claim, is caused by a material breach by the Investor or its affiliates or its employees of its representations, warranties, or obligations under the purchase agreement.

TERMS OF THE SERIES A CONVERTIBLE PREFERRED STOCK

     Although this section and the "-- Other Terms of the Transaction" section below describe the material terms of the series A preferred stock, they do not purport to describe all of its terms. A copy of the form of the Articles Supplementary is attached to this proxy statement as Annex C. WE URGE ALL STOCKHOLDER TO READ THE ENTIRE FORM OF THE ARTICLES SUPPLEMENTARY CAREFULLY.

Amount

     We will classify and designate a total of           shares of series A
preferred stock, including           shares to be reserved for the payment of
dividends on the outstanding shares of series A preferred stock.

Ranking

     The shares of series A preferred stock rank, as to dividends and rights upon liquidation, dissolution, or winding up, senior to the common stock and on a parity with each other.

Dividends

     The holders of shares of series A preferred stock are entitled to receive dividends prior to any amounts being paid on the common stock when, as and if declared by the board of directors out of funds legally available therefor. Dividends on the series A preferred stock are payable as follows:

     - From the original issuance date of the series A preferred stock until the fifth anniversary of that date, dividends accrue at an annual rate of 7.0% of the sum of the Liquidation Amount, which is $26.00 per share, as adjusted, plus any accumulated and unpaid dividends, with 3.5% of that amount payable in cash when the dividend is declared and the rest accumulating and compounding quarterly until the series A preferred stock either converts, is redeemed, or a liquidation event occurs.

     - Beginning with the fifth anniversary of the initial issuance of the series A preferred stock, dividends accrue at an annual rate of 3.0% of the sum of the Liquidation Amount plus any accumulated and unpaid dividends, all of which are payable in cash when the dividend is declared.

     In addition, when and if the board of directors declares regular quarterly dividends on the common stock up to $0.065 per share, holders of series A preferred stock are not entitled to participate in the common stock dividend. However, the series A preferred stock will participate on an as-converted basis in any dividends on the common stock in excess of the regular quarterly dividends.

Conversion at Option of Holder

     The shares of series A preferred stock are initially convertible, in whole or in part, at the option of the holder thereof, into shares of common stock at a conversion rate of one share of common stock for each share of series A preferred stock, subject to adjustment for certain events, including stock splits, stock dividends, and dilutive issuances of capital stock.

Liquidation Rights

     Upon any liquidation, dissolution, or winding up of us, the holders of series A preferred stock are entitled to a liquidation preference, prior to any amounts being paid on the common stock, in an amount equal to the greater of (1) the sum of $26.00 per share of series A preferred stock plus compounded, accumulated but unpaid dividends (in each case, as adjusted for stock dividends, stock combinations, or similar events) and (2) the product of (a) the price of the common stock calculated as the average of the daily closing prices for 5 consecutive trading days selected by the board of directors out of the 20 trading days preceding the date of the liquidation, dissolution, or winding up and (b) the number of shares of common stock to which the holders of series A preferred stock would have been entitled if they had converted their shares.

Change of Control

     Upon any change of control of us, the holders of series A preferred stock are entitled in each holder's sole discretion to elect to receive the Liquidation Amount per share plus accumulated and unpaid dividends. If no election is made, the holders retain their series A preferred stock.

Voting Rights

     Each holder of series A preferred stock is entitled to the number of votes equal to the number of whole shares of common stock into which all of the holder's series A preferred stock is convertible, with respect to all matters submitted for stockholder approval. Except as provided by law or by the express terms of the series A preferred stock, holders vote together with holders of the common stock as a single class. For so long as there are any shares of series A preferred stock outstanding, the approval of the holders of at least a majority of the series A preferred stock shall be required to take certain actions including:

     - any reclassification of the series A preferred stock or any amendment, alteration, or repeal of any provision of our charter or bylaws that adversely affects the holders of the series A preferred stock;

     - the authorization, creation, or issuance of additional equity securities ranking senior to or on a par with the series A preferred stock on liquidation or distributions or any security convertible into, or which provides a right to acquire a senior or pari passu security;

     - any issuance of shares of common stock at a per share price less than $26.00, subject to certain adjustments, including securities convertible into common stock at a per share conversion price less than $26.00; and

     - the declaration, payment, or making of any dividend or distribution on the common stock other than our regular quarterly dividend of $0.065 per share of common stock.

Redemption at Our Option

     The series A preferred stock may not be redeemed at our option prior to the third anniversary of its issuance. From and after the third year until the fifth year that the series A preferred stock is outstanding, so long as the common stock is listed on the New York Stock Exchange or Nasdaq, we may redeem it, in whole or in part, within 45 days of any period in which the closing price of the common stock for at least 20 consecutive trading days equals or exceeds 200% of the conversion price, which is initially $26.00 per share; provided that the twenty day period may not begin before the third anniversary of the first issue date of the series A preferred stock. After the fifth anniversary of the issuance of the series A preferred stock, we may redeem the preferred stock in whole or in part at our discretion. In either case, the redemption price of the series A preferred stock is equal to the Liquidation Amount, plus accumulated and unpaid dividends. The decision to redeem or not is to be made in the discretion of the directors not elected by the Investors.

Redemption at the Option of the Holder

     The holders of the series A preferred stock may request that it be redeemed only:

     - after the 10th anniversary of its issuance;

     - upon a change of control of us; or

     - in the event we sell all or substantially all of our assets.

     Upon the occurrence of any of these events, a holder of the preferred stock may require us to redeem all or a part of that holder's shares of preferred stock, at a purchase price equal to the Liquidation Amount as adjusted plus accumulated and unpaid dividends.

TERMS OF THE SUPPORT AND OPTION AGREEMENT

     As a condition to the execution by the Investors of the purchase agreement, Mr. and Mrs. Bailey, the holders of approximately 53.4% of the issued and outstanding common stock, entered into the Support and Option Agreement for the benefit of the Investors.

     Pursuant to the Support and Option Agreement, Mr. and Mrs. Bailey agreed, among other things:

     - to vote their shares of our common stock in favor of the issuance of the series A preferred stock and the charter amendment;

     - to vote their shares of our common stock against any proposal, charter amendment, or any other action that would hinder the Transactions;

     - not to sell, transfer, pledge, assign, or otherwise dispose of their shares of our common stock, enter into any voting agreement relating to their shares of our common stock, or enter into any agreement to do any of the foregoing;

     - not to solicit, initiate or knowingly encourage the submission of any other acquisition proposals, or participate in any other discussions or negotiations, and prevent any of their representatives from doing so; and

     - to use their reasonable best efforts to assist, cooperate with the Investors in effecting the Transactions under the purchase agreement, and cause all action to be taken that would facilitate the Transactions.

     Mr. and Mrs. Bailey have also agreed to deliver an irrevocable proxy to the Investors to vote all of their shares of common stock from the closing of the escrow to the closing of the tender offer, provided that the Investors will not be able to elect more directors than they would have been able to elect had they held the series A preferred stock.

     The obligations under the Support and Option Agreement terminate automatically upon the termination of the purchase agreement or upon the six month anniversary of the closing date of the Transactions. The obligations of Mr. and Mrs. Bailey to vote for the Transactions and against Acquisition Proposals or other hindering actions will no longer apply if the board of directors changes its recommendation under the circumstances permitted by the purchase agreement.

     Mr. and Mrs. Bailey agreed to irrevocably tender 7.175 million shares of our common stock in the tender offer. Mr. and Mrs. Bailey also granted the Investors the right to purchase up to 1 million of their shares of our common stock at $30.00 per share. This right may be exercised in whole or in part, and expires on the third anniversary of the closing date.

     Mr. and Mrs. Bailey have also agreed to grant the Investors an irrevocable proxy at the closing to vote all of the shares, if any, owned by the Baileys in the event that the Baileys' shareholdings exceed 24.9%, on a fully diluted basis, of the shares of common stock entitled to vote at a stockholders meeting.

     Mr. and Mrs. Bailey have also agreed, among other things, that neither will engage in a competitive activity for a period commencing on the date of the purchase agreement until December 31, 2004 and for that same period will not directly or indirectly employ, or solicit the employment of any person who was or is at any time during the six months preceding the solicitation or employment of an employee or officer of ours or of our subsidiaries.

TERMS OF THE REGISTRATION RIGHTS AGREEMENT

     Although this section describes the material terms of the registration rights agreement, it does not purport to describe all of its terms. A copy of the form of registration rights agreement is attached to this proxy statement as Annex D. WE URGE ALL STOCKHOLDERS TO READ THE ENTIRE FORM OF THE REGISTRATION RIGHTS AGREEMENT CAREFULLY.

Demand Registration

     We agreed that if we are not eligible to use the short form registration statement, Form S-3, we will register the resale of the securities held by the Investors upon their request, as follows:

     - We will not register the resale of securities more than two times;

     - We will not register the resale of securities more than once during any six month period; and

     - The aggregate offering price of the resale of securities must be at least $10 million.

     However, if we are eligible to use the short form registration statement, Form S-3, the Investors shall also have the right to request registration on that form two times during any one year for a "shelf " registration permitted by Rule 415 under the Securities Act. A majority of the holders of the securities originally issued to the Investors is required to request the "shelf" registration.

     If our board of directors determines that a requested registration statement would result in a disclosure of information that would materially and adversely affect any proposed or pending material transaction, we may delay the registration. No postponement may exceed 90 days and all postponements shall not exceed 120 days in the aggregate in any 12-month period.

     We may register securities for our own account or for the account of other stockholders in a registration requested by the Investors, so long as the inclusion of additional securities does not reduce the amount of securities which may be sold by the Investors.

     Securities registrable under the Registration Rights Agreement include the series A preferred stock, the common stock and other securities, if any, issuable on conversion of the series A preferred stock, the common stock, if any, purchased by the Investors in accordance with the option granted under the Support and Option Agreement, and any securities issued to the Investors in accordance with the Investors' preemptive rights.

Piggy-back Registration

     Piggy-back registration means the rights of the holders of the registration rights to include their shares in a registration filed by us for our own account or in a registration we have filed upon the request of other stockholders. We have granted the Investors unlimited piggy-back registration rights.

Expenses

     We will bear all the expenses of the registration, other than any fees and disbursements of the underwriters that are customarily borne by selling stockholders and all underwriting discounts, commissions and transfer taxes relating to the securities sold by the Investors.

Indemnification

     We have agreed to indemnify the Investors against any losses, including fees and expenses, which may arise out of an untrue statement or an omission of a material fact in any registration statement, other than untrue statements which were provided in writing by the Investors or omissions of material facts from statements provided in writing by the Investors for inclusion in the registration statement. Each Investor, severally and not jointly, has agreed to indemnify us and any underwriters participating in the registration statement against any losses which may arise out of an untrue statement which was provided in writing by that Investor or omissions of material facts from statements provided in writing by that Investor for inclusion in the registration statement. The amounts owed by the Investors under this indemnification obligation shall not exceed the proceeds the Investors received from the sale of securities under the registration statement.

Transferability of Registration Rights

     The Investors may freely transfer the registration rights to any of their affiliates. The Investors may also transfer the registration rights to any other person to whom the Investors or their affiliates transfer shares of series A preferred stock or the common stock into which the preferred stock converts having an aggregate purchase price or Liquidation Amount of at least $10 million.

OTHER TERMS OF THE TRANSACTION

Corporate Governance

     Pursuant to the terms of the series A preferred stock, the holders of the preferred stock are initially entitled to elect one-half of our board of directors. The percentage of our board of directors the holders of the preferred stock may elect decreases as the number of shares of series A preferred stock outstanding decreases in the following manner:

   % OF SERIES A PREFERRED STOCK
ORIGINALLY ISSUED STILL OUTSTANDING         % OF NUMBER OF DIRECTORS
-----------------------------------         ------------------------
           90% and above                              50%
           50% to 89.9%                               40%
           25% to 49.9%                               25%
           10% to 24.9%                        at least 1 member
            0% to 9.9%                                none

     In addition, in the event that we fail to pay the redemption price for the series A preferred stock in connection with a proper redemption request in an amount at least equal to $30 million, the holders of the series A preferred stock will be able to elect a majority of our board of directors until the redemption price is paid.

     Any significant changes in our ownership and control could require US Department of Education or other regulatory agency approval.

     In addition to any other board of directors or stockholder action that may be required, the approval of a majority of the directors elected by the holders of the series A preferred stock will be required in order for us to take certain actions, including:

     - any authorization or issuance, reclassification, repurchase, redemption, or other acquisition of any of our equity securities or any other securities exercisable for or convertible into any equity securities;

     - any issuance or incurrence of indebtedness that would result in our having in excess of an aggregate of $25 million of indebtedness outstanding;

     - our liquidation, dissolution, winding up, or reorganization;

     - any transaction or series of related transactions involving a change of control or the sale of all or substantially all of our equity or assets, or any acquisition, disposition, or other business combination involving consideration in excess of $20 million;

     - any amendment to our charter or bylaws; and

     - the removal or replacement of, or the establishment of the level or form of compensation payable to, our chief executive officer, chief operating officer or chief financial officer.

Transfer Restrictions

     Pursuant to the Support and Option Agreement, Mr. and Mrs. Bailey have agreed to limit transfers of their shares of our capital stock as discussed above.

Preemptive Rights

     Under the purchase agreement and the charter amendment, the Investors have the right to purchase their pro rata portion of new equity securities we issue, other than certain exempt issuances.

NO APPRAISAL RIGHTS

     Under Maryland law, stockholders are not entitled to appraisal rights with respect to the Private Placement Proposal.

VOTE REQUIRED

     The affirmative vote of the stockholders having a majority of the voting power of all shares present, in person or by proxy, and entitled to vote at the meeting, voting as a single class, is required to approve and ratify the Private Placement Proposal. Mr. and Mrs. Bailey, who together hold 53.4% of our outstanding common stock have agreed, pursuant to the Support and Option Agreement described above, to vote their shares in favor of the Private Placement Proposal. As long as the purchase agreement remains in effect, Mr. and Mrs. Bailey are obligated to vote in favor of the Private Placement Proposal, unless our board of directors ceases to recommend approval of these proposals under circumstances permitted by the purchase agreement.

     THE BOARD HAS DETERMINED THAT THE TRANSACTIONS ARE ADVISABLE AND IN THE BEST INTERESTS OF STRAYER AND RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND RATIFICATION OF THE PRIVATE PLACEMENT PROPOSAL.

                  PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     The following pro forma consolidated financial statements give effect to the private placement of $150,000,000 of series A convertible preferred stock and our tender offer for 8.5 million shares of common stock for $25 per share in cash. The unaudited pro forma balance sheet presents the consolidated financial position as of September 30, 2000 as if the private placement and tender offer had occurred on September 30, 2000. The unaudited pro forma consolidated statements of income give effect to the private placement and tender offer as if they had occurred on January 1, 1999 and January 1, 2000 respectively, for the income statements for the year ended December 31, 1999 and nine months ended September 30, 2000. These unaudited pro forma consolidated statements should be read in conjunction with our historical financial statements and notes thereto.

                            STRAYER EDUCATION, INC.

                           CONSOLIDATED BALANCE SHEET
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                       ACTUAL
                                                   QUARTER ENDED                                 PRO FORMA
                                                 SEPTEMBER 30, 2000   ADJUSTMENTS            SEPTEMBER 30, 2000
                                                 ------------------   -----------            ------------------
ASSETS
Current assets:
Cash and cash equivalents......................        25,032           145,330      (1)             4,451
                                                                       (165,911)     (2)
Investment in marketable securities available
  for sale, at market..........................         5,912            (5,912)     (2)                --
Short-term investments -- restricted...........           988                                          988
Tuition receivable -- net......................        18,141                                       18,141
Income taxes receivable........................            --                                           --
Other current assets...........................           639                                          639
                                                      -------          --------                   --------
          Total current assets.................        50,712           (26,493)                    24,219
Student loans receivable, net..................         7,018                                        7,018
Property and equipment, net....................        18,158                                       18,158
Investment in marketable securities for sale at
  market.......................................        43,007           (43,007)     (2)                --
Other..........................................           171               264      (3)               435
                                                      -------          --------                   --------
          Total assets.........................       119,066           (69,236)                    49,830
                                                      =======          ========                   ========
LIABILITIES AND STOCKHOLDERS EQUITY (DEFICIT)
Current liabilities:
Trade accounts payable.........................           332                                          332
Accrued expenses...............................         1,988                                        1,988
Dividend Payable...............................           998                                          998
Income taxes payable...........................           205               344      (3)               549
Unearned tuition...............................        22,449                                       22,449
                                                      -------          --------                   --------
          Total current liabilities............        25,972               344                     26,316
Deferred income taxes..........................            80              (344)     (3)                --
                                                                            264      (3)
                                                      -------          --------                   --------
          Total liabilities....................        26,052               264                     26,316
          Commitments and contingencies
Mandatorily redeemable preferred stock.........            --           145,330      (1)           145,330
Stockholders' equity (deficit):
Common Stock...................................           154               (85)     (2)                69
APIC...........................................        34,139           (34,139)     (2)                --
Retained Earnings (deficit)....................        58,169          (180,606)     (2)          (121,885)
                                                                            552      (3)
Net unrealized gains on investments............           552              (552)     (3)                --
                                                      -------          --------                   --------
          Total stockholders' equity
            (deficit)..........................        93,014          (214,830)                  (121,816)
                                                      -------          --------                   --------
          Total liabilities and stockholders'
            equity (deficit)...................       119,066           (69,236)                    49,830
                                                      =======          ========                   ========

                            STRAYER EDUCATION, INC.

                        CONSOLIDATED STATEMENT OF INCOME
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                        ACTUAL
                                                  NINE MONTHS ENDED                       PRO FORMA
                                                  SEPTEMBER 30, 2000   ADJUSTMENTS    SEPTEMBER 30, 2000
                                                  ------------------   -----------    ------------------
Tuition.........................................          55,117             --               55,117
Fees and Other..................................           1,027             --                1,027
                                                     -----------         ------          -----------
TOTAL REVENUES..................................          56,144             --               56,144
                                                     -----------         ------          -----------
Costs and Expenses:
Instruction & educational support...............          20,564             --               20,564
Selling and promotion...........................           6,453             --                6,453
General administration..........................           8,080             --                8,080
                                                     -----------         ------          -----------
                                                          35,097             --               35,097
                                                     -----------         ------          -----------
Income from operations..........................          21,047                              21,047
Investment and other income.....................           3,241         (2,606)(4)              635
                                                     -----------         ------          -----------
Income before income taxes......................          24,288         (2,606)              21,682
Income taxes....................................          (9,474)         1,017(5)            (8,457)
                                                     -----------         ------          -----------
NET INCOME......................................          14,814         (1,589)              13,225
Preferred stock dividends and accretion.........              --         (5,794)(6)           (5,794)
                                                     -----------         ------          -----------
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS.....          14,814         (7,383)               7,431
                                                     ===========         ======          ===========
Basic net income per share......................     $      0.97                         $      1.09
Diluted net income per share....................     $      0.96                         $      1.03
Weighted average shares outstanding
     Basic......................................      15,324,000               (7)         6,824,000
     Diluted....................................      15,508,000               (7)        12,862,000

                            STRAYER EDUCATION, INC.

                        CONSOLIDATED STATEMENT OF INCOME
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                       ACTUAL
                                                     YEAR ENDED                          PRO FORMA
                                                  DECEMBER 31, 1999   ADJUSTMENTS    DECEMBER 31, 1999
                                                  -----------------   -----------    -----------------
Tuition.........................................          68,525                             68,525
Fees and Other..................................           1,251                              1,251
                                                     -----------        -------         -----------
TOTAL REVENUES..................................          69,776             --              69,776
                                                     -----------        -------         -----------
Costs and Expenses:
Instruction & educational support...............          25,082                             25,082
Selling and promotion...........................           7,765                              7,765
General administration..........................           9,405                              9,405
                                                     -----------        -------         -----------
                                                          42,252             --              42,252
                                                     -----------        -------         -----------
Income from operations..........................          27,524                             27,524
Investment and other income.....................           4,302         (3,475)(4)             827
                                                     -----------        -------         -----------
Income before income taxes......................          31,826         (3,475)             28,351
Income taxes....................................         (12,500)         1,365(5)          (11,135)
                                                     -----------        -------         -----------
NET INCOME......................................          19,326         (2,110)             17,216
Preferred stock dividends and accretion.........              --         (7,726)(6)          (7,726)
                                                     -----------        -------         -----------
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS.....          19,326         (9,836)              9,490
                                                     ===========        =======         ===========
Basic net income per share......................     $      1.25                        $      1.35
Diluted net income per share....................     $      1.23                        $      1.32
Weighted average shares outstanding
     Basic......................................      15,505,000               (7)        7,005,000
     Diluted....................................      15,711,000               (7)       13,082,000

              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

1. Gives effect to the sale of 5,769,231 shares of series A preferred stock for $150 million in cash, net of estimated issuance costs of $4,670,000.

2. Gives effect to the tender offer and redemption of 8.5 million shares of our common stock for $25 per share in cash, plus related estimated costs of $2,330,000.

3. Reflects realization of previously unrealized gains on investments, net of deferred income taxes of $344,000; reclassification of such deferred taxes to current liabilities; and reclassification of remaining deferred tax assets of $264,000 to other assets.

4. Reflects the reduction of investment income of $3,475,000 and $2,606,000 for the year ended December 31, 1999 and the nine months ended September 30, 2000, respectively, for the reduction of cash equivalents and marketable securities of $69.5 million in connection with the tender offer.

5. Reflects the estimated provision for income taxes at effective rates of 39.28% and 39.01% for the year ended December 31, 1999 and the nine months ended September 30, 2000, respectively.

6. Reflects the dividend on the series A preferred stock at an effective dividend rate of 5.32%, including accretion, for the year ended December 31, 1999 and the nine months ended September 30, 2000. The effective dividend rate was calculated by (a) reducing the amount of the series A preferred stock by the amount of the estimated offering expenses and increasing the amount of the series A preferred stock over the ten years during which the stock is not redeemable at the option of the holder by the amount of the estimated offering expenses, using the interest method, and (b) computing the average effective dividend rate, including the accretion specified in (a) over the same ten year period. The amount of the series A preferred stock is increased by the accretion noted in (a) and the addition of dividends which are not paid currently in cash.

7. Pro Forma net income per share was computed as follows:

    Primary: Pro Forma net income available to common shareholders divided by the weighted average number of shares outstanding after giving effect to the redemption of 8.5 million common shares.

    Diluted: Pro Forma net income divided by the weighted average common and potentially dilutive common shares outstanding after giving effect to the redemption of 8.5 million common shares and the conversion of the series A preferred stock into 5,871,697 and 5,854,199 shares of common stock for the year ended December 31, 1999 and nine months ended September 30, 2000, respectively.

                                   PROPOSAL 2

                                AMENDMENT TO OUR
                          AMENDED AND RESTATED CHARTER

     Our Amended and Restated Charter provides that we are authorized to issue two classes of stock, consisting of 20,000,000 shares of common stock and 5,000,000 shares of preferred stock. The board of directors is authorized to establish and designate the rights, terms, and preferences of any series of preferred stock. On November 28, 2000, the board of directors approved and adopted an amendment to the Charter, subject to stockholder approval, to (a) increase the authorized number of shares of preferred stock to 8,000,000 shares,
(b) permit the board of directors to increase the authorized number of shares of common stock to ensure that there are a sufficient number of shares of common stock authorized to allow for the conversion of the series A preferred stock,
(c) implement certain preemptive rights granted to the purchasers of the series A preferred stock, (d) exclude the liquidation preferences of the series A preferred stock or any other series of preferred stock that we may authorize in the future from being added to our liabilities in determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares or otherwise, is permitted under the Maryland General Corporation Law, and (e) take certain other actions as described in the proxy statement.

     The proposed charter amendment does not change the authorized number of shares of our common stock. The board of directors recommends that the stockholders approve the proposed charter amendment. The text of the proposed charter amendment is attached to this proxy statement as Annex F and is incorporated herein by this reference.

OUR CURRENT PREFERRED STOCK

     As of November 28, 2000, we had no shares of preferred stock issued or outstanding.

PURPOSE AND EFFECT OF THE AMENDMENT

     In connection with the transaction, we have agreed to designate shares of preferred stock as series A preferred stock, which amount includes shares of series A preferred stock issuable as dividends upon outstanding series A preferred stock.

     The principal purpose of the proposed charter amendment is to authorize additional shares of preferred stock in order to complete the Transactions and to take other actions necessary to complete the Transactions, including (1) granting preemptive rights to the holders of series A preferred stock and the common stock issued upon conversion of the series A preferred stock, (2) enabling the series A preferred stock holders to appoint a majority of the board in the event that we fail to pay the redemption price upon a redemption at the option of the series A preferred stock holders, (3) lowering the requirements needed for board approval on all matters to a majority vote in the event of a failure to pay the redemption price as described in (2), and (4) excluding the liquidation preferences of the series A preferred stock or any other series of preferred stock that we may authorize in the future from being added to our liabilities in determining whether a distribution, including the tender offer that is a part of the Transactions, is permitted under the Maryland General Corporate Law. Any remaining additional shares of preferred stock will be available in the event the board of directors determines that it is necessary or appropriate to raise additional capital through the sale of securities, to acquire another company or its business or assets, to establish strategic relationships with corporate partners, to provide equity incentives to employees, officers, or directors or to pursue other matters. As of the date of this proxy statement, other than as contemplated by the Transactions, the board of directors has no agreement, arrangement, or intention to issue any of the shares for which approval is sought. If the proposed charter amendment is approved by the stockholders, the board of directors does not intend to solicit further stockholder approval prior to the issuance of any additional shares of preferred stock, except as may be required by applicable law, Nasdaq or other applicable stock exchange requirements, or the terms of any series of then outstanding shares of preferred stock, and the terms of the preferred stock will have the terms determined by the board of directors.

POTENTIAL EFFECT OF PROPOSED CHARTER AMENDMENT ON HOLDERS OF COMMON STOCK

     Adoption of the proposed charter amendment will facilitate completion of the Transactions. Prior to the Transactions, we had 5,000,000 shares of preferred stock with the rights, terms, and preferences to be designated by the board of directors available for issuance. After this Transaction and assuming the approval of the charter amendment we will have approximately 2.8 million shares of "blank check" preferred stock available.

     The holders of common stock do not have any preemptive or similar rights to purchase any shares of preferred stock. Although the increase in the authorized number of shares of preferred stock will not, in and of itself, have any immediate effect on the rights of the holders of shares of common stock other than as discussed in connection with effecting the Transactions, the issuance of shares of one or more series of preferred stock could, depending on the nature of the rights and preferences granted to a newly issued series of preferred stock, affect the holders of shares of common stock in a number of respects, including the following:

     - By diluting the voting power of the holders of common stock, to the extent that a new series of preferred stock has voting rights;

     - By reducing the amount otherwise available for payment of dividends on common stock, to the extent dividends are payable on shares of a new series of preferred stock;

     - By restricting the payment of dividends on common stock, to the extent of any dividend restrictions set forth in the terms of a new series of preferred stock;

     - By diluting the market price of the common stock, to the extent that a new series of preferred stock provides for the conversion of that preferred stock into common stock at prices that could be (either initially or subject to anti-dilution or other adjustment provisions) below the fair market value of the common stock;

     - By reducing the amount otherwise available for payment upon liquidation of us to holders of common stock, to the extent of any liquidation preference on a new series of preferred stock; and

     - By diluting the earnings per share and book value per share of outstanding shares of common stock and preferred stock.

In addition, although the proposed charter amendment is not motivated by takeover concerns and is not considered or intended by the board of directors to be an anti-takeover measure, the availability of additional authorized shares of preferred stock could enable the board of directors to make more difficult, discourage, or prevent an attempt by a person, group, or entity to obtain control of us by a merger, tender offer, proxy contest, or other means. For example, the board of directors could issue shares of preferred stock defensively into friendly hands or upon friendly terms in response to a takeover attempt. These issuances could deter the types of transactions which may be proposed or could discourage or limit the participation of common stock in certain types of transactions that might be proposed (such as a tender offer), whether or not these transactions were favored by the majority of the stockholders, and could enhance the ability of officers and directors to retain their positions. The board of directors is not aware of any present attempt to take over control of us, and the board of directors has no present intention to use the preferred stock in order to impede a takeover attempt.

IMPLEMENTING PROPOSED CHARTER AMENDMENT

     If approved by the stockholders at the meeting, the proposed charter amendment will become effective upon the filing of articles of amendment with the Maryland State Department of Assessments and Taxation. Although the board of directors intends to file the articles of amendment as soon as practicable following the date of the meeting, if, in the judgment of the board of directors, any circumstances exist which would make consummation of the proposed charter amendment inadvisable, then, in accordance with Maryland law and notwithstanding approval of the proposed charter amendment by the stockholders, the board of directors may abandon the proposed charter amendment, either before or after approval and authorization thereof by the stockholders, at any time prior to the effectiveness of the filing of the articles of amendment. Under the purchase agreement, the charter amendment is required to be filed on or prior to the closing date.

NO APPRAISAL RIGHTS

     Under Maryland law, stockholders are not entitled to appraisal rights with respect to the proposed charter amendment.

VOTE REQUIRED

     The affirmative vote of the stockholders having a majority of the voting power of all outstanding shares of our capital stock, entitled to vote at the meeting, voting together as a single class, is required to approve the proposed charter amendment. Mr. and Mrs. Bailey, who together hold 53.4% of our outstanding common stock, have agreed, pursuant to the Support and Option Agreement described above, to vote their shares in favor of the charter amendment. As long as the purchase agreement remains in effect, Mr. and Mrs. Bailey are obligated to vote in favor of the charter amendment, unless our board of directors ceases to recommend approval of these proposals under circumstances permitted by the purchase agreement.

     THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ADOPTION AND APPROVAL OF THE PROPOSED AMENDMENT TO THE CHARTER.

                                   PROPOSAL 3

                                AMENDMENT TO THE
                             1996 STOCK OPTION PLAN

     Our 1996 Stock Option Plan (the "1996 Plan") provides that we are authorized to issue options to purchase up to 1,500,000 shares of our common stock to eligible individuals. Through November 28, 2000, under the 1996 Plan, we have issued options to purchase 1,037,191.50 shares. On November 28, 2000, the board of directors approved and adopted an amendment to the 1996 Plan. The amendment, if approved by the stockholders, would increase the maximum number of shares of common stock that may be issued upon the exercise of outstanding options from 1,500,000 to 2,500,000.

     The proposed amendment to the 1996 Plan does not change any other part of the 1996 Plan. The board of directors recommends that the stockholders approve the proposed 1996 Plan amendment.

PURPOSE AND EFFECT OF THE AMENDMENT

     Our success in the future will depend to a large extent on our ability to attract, retain, and motivate our officers and key employees. In the past, we had used options sparingly. We were able to do this in part because Mr. Bailey, who will be retiring as our chief executive officer upon the escrow closing, held a very large stake in us that aligned his interests with those of our stockholders generally. In connection with the Transactions, we are planning to hire several important individuals to succeed to the responsibilities overseen by Mr. Bailey. We believe that to attract, retain, and provide increased and stockholder-aligned incentives to our important employees on a going forward basis, it is necessary that we provide these individuals with a greater equity interest in us. This approach will cause our level of option grants to more closely resemble that of many other publicly traded companies. In that regard, we seek to increase the number of shares of common stock that can be issued upon the exercise of our options, so that we may issue options to our officers, and important employees, both those employed currently and those who may be employed in the future.

     An increase in the number of shares of common stock that can be issued upon the exercise of our options could affect the holders of shares of common stock by diluting the voting power of the holders of common stock, to the extent that the newly issued options are exercised.

DESCRIPTION OF MATERIAL TERMS AND EFFECTS OF THE 1996 PLAN

     Our 1996 Plan, as currently in effect, provides that our board of directors or its designee grant options to our officers and key employees and those of our subsidiaries as well as to our directors. All options granted pursuant to the 1996 Plan are exercisable in accordance with a vesting schedule that is set at the time of the issuance of the option and, except as indicated below, may not be exercised more than ten years from the date of grant. Options granted under the 1996 Plan may be incentive stock options intended to qualify under Section 422 of the Internal Revenue Code or options not intended to so qualify. The 1996 Plan generally requires the exercise price of incentive stock options to at least equal the closing price of a share of our common stock on the date immediately prior to the date of the grant. In the event that incentive stock options are granted to a stockholder who holds more than 10% of our outstanding common stock, the option exercise price must equal at least 110% of the fair market value of our common stock on the date of grant and the option may not be exercised more than five years from the grant date. Payment of the exercise price for options granted under the 1996 Plan typically may be made in cash, shares of our common stock, or a combination of both as set forth in the applicable option agreement.

     Generally, all vested options terminate no later than the earlier of their expiration date or the date an optionee ceases to be employed by us or any of our affiliates or subsidiaries, whether or not termination is voluntary, unless otherwise provided in the option agreement, excluding termination by reason of disability or death. All unvested options generally are forfeited upon employment termination. In general, any vested option held by an employee who dies or who ceases to be employed because of disability must be exercised by the employee or his representative no later than the earlier of the expiration date or within one year after the employee dies or ceases to be an employee. We may, however, provide that an option may be exercised over a longer period of time following termination of employment (but not later than the option expiration date). Options are not transferable, except that in the event of death they may be transferred to the decedent's estate. The 1996 Plan will terminate in July 2006.

     The grant of an option is not a taxable event for us or the optionee. The tax consequences of exercising an option or disposing of our common stock purchased upon exercise thereof depends upon whether the option is an incentive option or a nonqualified option.

BENEFITS TO CERTAIN PERSONS

     Because awards to eligible individuals under our amended 1996 Plan will vary depending on the timing of participants' exercise decisions, on the fair market value of our common stock at various future dates, and our future option grant decisions, it is not possible to determine exactly what benefits might be received by eligible individuals or even who may in the future be an eligible individual under the 1996 Plan.

NO APPRAISAL RIGHTS

     Under Maryland law, stockholders are not entitled to appraisal rights with respect to the proposed amendment to our 1996 Plan.

VOTE REQUIRED

     The affirmative vote of a majority of the outstanding shares of our common stock present and entitled to vote at the special meeting is required to approve the proposed amendment to our 1996 Plan to increase the number of shares reserved for issuance under that plan.

     THE BOARD RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AMEND OUR 1996 STOCK OPTION PLAN.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     We have made forward-looking statements in this document that are subject to various risks and uncertainties. Forward looking statements include the information concerning possible or assumed future results of operations of Strayer and those statements preceded by, followed by, or that include the words "believes," "expects," "anticipates," or similar expressions. These statements reflect the current views of us with respect to future events. For those statements as they relate to us or the Investors, we claim the protection of the safe harbor for "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are naturally subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein. The forward-looking statements in this document include statements about future financial and operating results and the proposed Transactions. The following factors, among others, could cause actual results to differ materially from those described herein: inability to obtain, or meet conditions imposed for, regulatory approvals for the Transactions; the failure of our stockholders to approve the Transactions; there can be no assurance that the contemplated advantages will be achieved upon consummation of the Transactions, the costs related to the Transactions; and other economic, business, competitive and/or regulatory factors affecting our business generally. More detailed information about those factors is set forth in our filings with the Securities and Exchange Commission, including our Annual Report filed on Form 10-K for the fiscal year ended 1999, especially in the Management's Discussion and Analysis section, and our most recent quarterly reports on Form 10-Q. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements whether as a result of new information, future events or otherwise.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals for our 2001 Annual Meeting of Stockholders must have been received no later than December 10, 2000 at our principal executive offices, 1025 Fifteenth Street, NW, Washington, D.C. 20005, in order to be considered for inclusion in next year's annual meeting proxy materials under the SEC's proxy rules. In accordance with Rule 14a-4(c)(1) of the Securities Exchange Act, management proxyholders intend to use their discretionary voting authority with respect to any stockholder proposal raised at our 2001 annual meeting as to which the proponent fails to notify us on or before February 23, 2001. Notifications should be sent to our principal executive offices at the address set forth above.

                               OTHER INFORMATION

     The board of directors is not aware of any other matters, except for those incident to the conduct of the meeting, that are to be presented to stockholders for formal action at the meeting. If, however, any other matters properly come before the meeting, it is the intention of the persons named in the proxy included herewith to vote the proxy in accordance with their judgment.

     By Order of the Board of Directors

                                                                         ANNEX A

                                                               November 28, 2000

Board of Directors
Strayer Education, Inc.
1025 15th Street, N.W.
Washington, D.C. 20005

Members of the Board of Directors:

     Strayer Education, Inc. ("Strayer" or the "Company") has proposed to raise $150 million through the issuance of 5,769,231 shares of convertible preferred stock of the Company to New Mountain Partners, L.P. and affiliates of Deutsche Banc Alex Brown (the "Purchasers") at a price of $26.00 per share (the "Convertible Preferred Stock Issue"). The Company will then use the proceeds of that issuance, together with up to $62.5 of its available cash to fund an offer to its stockholders to acquire up to 8.5 million shares of its outstanding common stock for $25 per share in cash (the "Tender Offer"). The Convertible Preferred Stock Issue and the Tender Offer are collectively referred to as the "Transactions." After the Transactions are effected, the Purchasers will own approximately 46% of outstanding common stock of the Company and the remaining Strayer stockholders will own approximately 54% of the outstanding common shares of the Company on a fully diluted basis. You have requested our opinion (the "Opinion") as to the fairness, from a financial point of view, to Strayer's non-affiliated common stockholders of the issuance of the Convertible Preferred Stock and the use of proceeds from the issuance of the Convertible Preferred Stock as well available cash on hand to effect the tender offer proposed in these Transactions.

     Legg Mason has acted as the financial advisor to the Board of Directors of Strayer in connection with the Board's analyses and evaluation of Strayer's strategic alternatives, including the proposed issuance of Convertible Preferred Stock to the Purchasers. Legg Mason will receive a fee for its strategic advisory services, which is contingent on the closing of the Transaction. In addition, Legg Mason makes a market in Strayer's stock and has represented them in connection with several transactions in the past, for which it has received customary fees.

     In arriving at our Opinion set forth below, we have, among other things:
(i) reviewed the material terms of the Transactions, including the material terms of the Convertible Preferred Stock; (ii) reviewed certain publicly available audited and unaudited financial statements of Strayer and certain other publicly available information concerning Strayer; (iii) reviewed certain internal information, primarily financial in nature, concerning Strayer prepared by its management; (iv) reviewed forecast financial statements of Strayer prepared and furnished to us by the senior management of Strayer; (v) held discussions with certain officers and employees of Strayer concerning the operations, financial condition and future prospects of Strayer; (vi) reviewed certain publicly available financial and stock market data relating to selected public companies that we considered relevant to our inquiry; (vii) reviewed certain publicly available comparable transactions that we considered relevant to our inquiry; (viii) considered certain pro forma financial effects of the Transactions on Strayer; and, (ix) conducted such other financial studies, analyses and investigations and considered such other information as we deemed necessary or appropriate.

     We are not expressing an opinion as to the price or trading range at which Strayer's common stock may trade at any time following the Transactions.

     In connection with our review, we have assumed and relied upon the accuracy and completeness of all financial and other information supplied to us by Strayer, and all publicly available information, and we have not independently verified such information. We also have relied upon the management of Strayer as to the reasonableness and achievability of the financial projections (and the assumptions and bases therein) provided to us for Strayer and we have assumed that such projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the future operating performance of Strayer. Strayer does not publicly disclose internal management projections of the type provided to Legg Mason in connection with Legg Mason's review of the Transactions. Such projections were not prepared with the expectation of public disclosure. The projections were based on numerous variables and assumptions that are inherently uncertain, including without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projections. In addition, in reviewing the accretion/dilution effect of the Transactions, we relied upon the advice of the Company's external auditors for the proper accounting treatment of the Convertible Preferred Stock and the related dividends.

     We have not been requested to make, and we have not made, an independent appraisal or evaluation of the assets, properties, facilities or liabilities of Strayer and we have not been furnished with any such appraisals or evaluations. Estimates of values of Strayer and its assets do not purport to be appraisals or necessarily reflect the prices at which Strayer or its assets may actually be sold. Because such estimates are inherently subject to uncertainty, Legg Mason assumes no responsibility for their accuracy.

     Our Opinion is necessarily based on share prices and economic and other conditions and circumstances as in effect on, and the information made available to us as of the date hereof. We have assumed that the Transactions described above will be consummated on the terms and conditions as presented to us by management, without any waiver of material terms or conditions by Strayer. Subsequent developments may affect our Opinion and we have no obligation to update, reissue or reaffirm our Opinion.

     This letter is directed to Strayer's Board of Directors and the Opinion expressed herein is provided for the use of the Board of Directors in its evaluation of the proposed Transactions. This letter does not constitute a recommendation of the Transactions over any other alternative transaction (including the alternative to not effect the Transactions) that may be available to Strayer and does not address the underlying business decision of the Board of Directors of Strayer to proceed with or effect the Transactions. This letter is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without the prior written consent of Legg Mason Wood Walker, Incorporated, provided that this Opinion may be included in its entirety in any filing made by Strayer with the Securities and Exchange Commission with respect to the Transaction.

     Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the proposed issuance of the Convertible Preferred Stock and the use of proceeds from the issuance of the Convertible Preferred Stock as well available cash on hand to effect the tender offer proposed in the Transactions is fair to Strayer's non-affiliated common stockholders from a financial point of view.

                                      Very truly yours,

                                      LEGG MASON WOOD WALKER, INCORPORATED

                                                                         ANNEX B

                       PREFERRED STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                            STRAYER EDUCATION, INC.,

                          NEW MOUNTAIN PARTNERS, L.P.

                                      AND

                           DB CAPITAL INVESTORS, L.P.

                            DATED: NOVEMBER 28, 2000

                               TABLE OF CONTENTS

                                   ARTICLE 1

                                  DEFINITIONS

                                                                     PAGE
                                                                     ----
1.1    Definitions.................................................    1

                                ARTICLE 2

              PURCHASE AND SALE OF SERIES A PREFERRED STOCK
2.1    Purchase and Sale of Series A Preferred Stock...............    9
2.2    Articles Supplementary......................................    9
2.3    Escrow Arrangements; Closing................................    9
2.4    Use of Proceeds.............................................   11

                                ARTICLE 3

              REPRESENTATIONS AND WARRANTIES OF THE COMPANY
3.1    Corporate Existence and Power...............................   11
3.2    Subsidiaries................................................   12
3.3    Corporate Authorization; No Contravention...................   12
3.4    Governmental Authorization; Third Party Consents............   13
3.5    Binding Effect..............................................   13
3.6    Capitalization of the Company and its Subsidiaries..........   13
3.7    SEC Filings; Financial Statements...........................   14
3.8    Absence of Certain Developments.............................   14
3.9    No Undisclosed Liabilities..................................   15
3.10   Compliance with Laws........................................   15
3.11   Litigation..................................................   18
3.12   Material Contracts..........................................   18
3.13   Environmental...............................................   19
3.14   Taxes.......................................................   19
3.15   Title to Property and Assets; Leases........................   19
3.16   Compliance with ERISA.......................................   20
3.17   Certain Payments............................................   21
3.18   Insurance...................................................   21
3.19   Accounting..................................................   21
3.20   Intellectual Property.......................................   21
3.21   Affiliate Transactions......................................   22
3.22   Investment Company Act......................................   22
3.23   Private Offering............................................   22
3.24   Board Approval; Stockholder Approval........................   22
3.25   Series A Preferred Stock....................................   23
3.26   No Brokers or Finders.......................................   23

                                ARTICLE 4

            REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS
4.1    Existence and Power.........................................   23
4.2    Authorization; No Contravention.............................   24
4.3    Governmental Authorization; Third Party Consents............   24
4.4    Binding Effect..............................................   24
4.5    Purchase for Own Account, Etc...............................   24
4.6    No Brokers or Finders.......................................   25
4.7    Sufficient Funds............................................   25
4.8    Litigation..................................................   25

                                                                     PAGE
                                                                     ----
                                ARTICLE 5
                        COVENANTS OF THE COMPANY
5.1    Conduct of Business.........................................   25
5.2    No Solicitation.............................................   28
5.3    Regulatory Approval.........................................   29
5.4    Board of Directors and Management...........................   30
5.5    Access......................................................   30
5.6    Employee Benefits Matters...................................   31
5.7    Leases......................................................   31
5.8    Legends.....................................................   32
5.9    Valuation...................................................   32

                                ARTICLE 6
                   STOCKHOLDERS MEETING; TENDER OFFER
       Preparation of Information Statement; Stockholders
6.1    Meeting.....................................................   32
6.2    Tender Offer................................................   33

                                ARTICLE 7
  CONDITIONS PRECEDENT TO THE OBLIGATION OF THE PURCHASERS TO FUND AND
                                   CLOSE
7.1    Conditions to Funding.......................................   34
7.1.1  Representations and Covenants...............................   34
7.1.2  Opinion of Counsel to the Company...........................   34
7.1.3  No Actions..................................................   34
7.1.4  Stockholder Approval........................................   34
7.1.5  No Material Adverse Effect..................................   34
7.1.6  Consents....................................................   35
7.1.7  NASDAQ Listing..............................................   35
7.1.8  DOE Action..................................................   35
7.2    Conditions to Closing.......................................   35
7.2.1  Opinion of Counsel to the Company...........................   35
7.2.2  No Actions..................................................   35
7.2.3  DOE Action..................................................   35
7.2.4  NASDAQ Listing..............................................   36
7.2.5  Completion of the Offer.....................................   36
7.2.6  Company Agreements..........................................   36
7.2.7  Consents....................................................   36

                                ARTICLE 8
  CONDITIONS PRECEDENT TO THE OBLIGATION OF THE COMPANY TO FUND AND TO
                                   CLOSE
8.1    Conditions to Funding.......................................   36
8.1.1  Representations and Covenants...............................   36
8.1.2  No Actions..................................................   36
8.1.3  Stockholder Approval........................................   37
8.1.4  Consents....................................................   37
8.1.5  DOE Action..................................................   37
8.2    Conditions to Closing.......................................   37
8.2.1  No Actions..................................................   37
8.2.2  DOE Action..................................................   37
8.2.3  Completion of the Offer.....................................   37
8.2.4  Consents....................................................   37
8.2.5  Participation by all Purchasers.............................   38

                                ARTICLE 9
 REGISTRATION RIGHTS; PREEMPTIVE RIGHTS; OTHER AGREEMENTS OF THE COMPANY
9.1    Registration Rights.........................................   38
9.2    Other Registration Rights...................................   38
9.3    Preemptive Rights...........................................   38

                                                                     PAGE
                                                                     ----
9.4    Rule 144....................................................   39
9.5    Availability of Common Stock................................   39
9.6    No Rights Plan..............................................   39
9.7    Regular Quarterly Dividends.................................   39

                               ARTICLE 10

                        TERMINATION OF AGREEMENT
10.1   Termination.................................................   40
10.2   Survival after Termination..................................   41
10.3   Termination Fee.............................................   42

                               ARTICLE 11

                             INDEMNIFICATION
11.1   Indemnification.............................................   42
11.2   Terms of Indemnification....................................   43

                               ARTICLE 12

                              MISCELLANEOUS
12.1   Survival....................................................   43
12.2   Fees and Expenses...........................................   44
12.3   Notices.....................................................   44
12.4   Successors and Assigns......................................   45
12.5   Amendment and Waiver........................................   46
12.6   Counterparts................................................   46
12.7   Headings....................................................   46
12.8   Governing Law; Exclusive Jurisdiction.......................   46
12.9   Severability................................................   46
12.10  Entire Agreement............................................   47
12.11  Further Assurances..........................................   47
12.12  Public Announcements........................................   47
12.13  Specific Performance........................................   47
12.14  Subsidiaries................................................   47

EXHIBIT A  ALLOCATION NOTICE

EXHIBIT B  FORM OF ARTICLES OF AMENDMENT

EXHIBIT C  FORM OF ARTICLES SUPPLEMENTARY

EXHIBIT D  FORM OF ESCROW AGREEMENT

EXHIBIT E  FORM OF RESOLUTION

EXHIBIT F  COMPOSITION OF THE BOARD OF DIRECTORS AND MANAGEMENT OF THE COMPANY

EXHIBIT G  CONDITIONS TO THE OFFER

EXHIBIT H  FORM OF HOGAN & HARTSON OPINION

EXHIBIT I  FORM OF REGISTRATION RIGHTS AGREEMENT

                       PREFERRED STOCK PURCHASE AGREEMENT

     PREFERRED STOCK PURCHASE AGREEMENT, dated as of November 28, 2000 (as the same may be amended, supplemented or modified in accordance with the terms hereof, this "Agreement"), by and among Strayer Education, Inc., a Maryland corporation (the "Company"), and New Mountain Partners, L.P. and DB Capital Investors, L.P. (the "Purchasers").

     WHEREAS, the Company proposes to issue and sell to the Purchasers, and the Purchasers propose to buy, for an aggregate purchase price of $150.0 million, 5,769,231 shares of Series A Convertible Preferred Stock, par value $.01 per share (the "Series A Preferred Stock");

     WHEREAS, it is a condition to the willingness of the Purchasers to execute and deliver this Agreement that the Company, the Purchasers and certain stockholders of the Company execute and deliver the Support and Option Agreement (as defined below);

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

     1.1 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms shall have the meanings set forth below:

     "Accrediting Body" means any entity or organization, whether governmental, government-chartered, private or quasi-private, which engages in the granting or withholding of accreditation of private post-secondary schools or of educational programs provided by such schools in accordance with standards and requirements relating to the performance, operations, financial condition or academic standards of such schools including, without limitation, Middle States.

     "Acquisition Proposal" has the meaning assigned to such term in Section
5.2.

     "Actions" means actions, causes of action, suits, claims, complaints, demands, litigations or legal, administrative or arbitral proceedings.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Agreement" has the meaning assigned to such term in the Preamble.

     "Allocation Notice" means a notice in writing of the names in which to register the Series A Preferred Stock to be purchased at the Closing (which shall be the names of one or more of the Purchasers or their nominees) and the number of shares of Series A Preferred Stock to be purchased by each Purchaser or such nominee. The Allocation Notice as of the date hereof is attached hereto as Exhibit A, provided that such Allocation Notice may be revised pursuant to
Section 2.3(c).

     "Alternative Transaction Notice" has the meaning assigned to such term in
Section 10.1(a)(iv).

     "Antitakeover Laws" has the meaning assigned to such term in Section
3.24(b).

     "Application" has the meaning assigned to such term in Section 5.3(b).

     "Articles of Amendment" means the Articles of Amendment to the Charter of the Company, in the form attached hereto as Exhibit B, which shall, among other things, increase the number of authorized shares of Preferred Stock to 8,000,000 shares, shall permit the board to increase the authorized number of shares of Common Stock to ensure that there are a sufficient number of shares of Common Stock outstanding to allow for the conversion of the Series A Preferred Stock, and shall implement the preemptive rights described in Section 9.3.

     "Articles Supplementary" means the Articles Supplementary classifying and designating the Series A Preferred Stock, substantially in the form attached hereto as Exhibit C.

     "Board of Directors" means either the board of directors of the Company or any duly authorized committee thereof.

     "Board Recommendation" has the meaning assigned to such term in Section 6.1(b).

     "Business Day" means any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions in New York City are authorized or obligated by law or executive order to remain closed.

     "Bylaws" means the bylaws of the Company, as the same may have been amended and in effect as of the Closing Date.

     "Change in the Board Recommendation" has the meaning assigned to such term in Section 6.1(b).

     "Charter" means the charter of the Company, as the same may have been amended and in effect as of the Closing Date.

     "Claims" means losses, claims, damages or liabilities, joint or several, Actions or proceedings (whether commenced or threatened).

     "Closing" has the meaning assigned to such term in Section 2.3(b).

     "Closing Amount" has the meaning assigned to such term in Section 2.3(c).

     "Closing Date" has the meaning assigned to such term in Section 2.3(b).

     "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

     "Commission" means the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

     "Common Stock" means the Common Stock, par value $0.01 per share, of the Company.

     "Company" has the meaning assigned to such term in the Preamble.

     "Company Agreements" has the meaning assigned to such term in Section 3.1.

     "Company Benefit Plans" means all material employee benefit plans providing benefits to any current or former employee or director of the Company or any of its Subsidiaries or any beneficiary or dependent thereof that are sponsored or maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute, including without limitation all material employee welfare benefit plans within the meaning of Section 3(1) of ERISA, all material employee pension benefit plans within the meaning of Section 3(2) of ERISA, and all material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance and fringe benefit plans.

     "Company Funds" has the meaning assigned to such term in Section 2.3(a).

     "Company Options" has the meaning assigned to such term in Section 3.6.

     "Confidentiality Agreement" means the confidentiality agreement dated February 15, 2000, between New Mountain Capital and Legg Mason Wood Walker, Inc. on behalf of Strayer Education, Inc.

     "Contemplated Transactions" means the transactions contemplated by this Agreement and the Exhibits hereto, including without limitation the issuance, purchase and sale of the Series A Preferred Stock, the adoption of the Articles of Amendment, and the Offer.

     "Contractual Obligation" means, as to any Person, any agreement, undertaking, contract, indenture, mortgage, deed of trust, credit agreement, note, evidence of indebtedness or other instrument, written or otherwise, to which such Person is a party or by which it or any of its property is bound.

     "Conversion Shares" has the meaning assigned to such term in Section
4.5(c).

     "Decrees" has the meaning assigned to such term in Section 3.10(a).

     "DOE" means the United States Department of Education and any successor agency administering Financial Assistance programs under Title IV.

     "DOE Approval Notice" means a program participation agreement, both issued and executed by the DOE, in conjunction with an Eligibility and Certification Approval Report (but not including a temporary provisional program participation agreement), that does not contain any condition that constitutes or could result in a Material Adverse Effect.

     "Education Law" means any Federal, state, municipal, foreign or other law, regulation, order, or Accrediting Body standard or other requirement applicable thereto, including without limitation the provisions of Title IV and any regulations implementing or relating to Title IV, and any law, regulation, order, Accrediting Body standard or requirement related to or administered by any Educational Agency.

     "Educational Agency" means any Person, entity or organization, whether governmental, government chartered, private, or quasi-private, that engages in granting or withholding Educational Approvals for or otherwise regulates private post-secondary schools, their agents, or employees in accordance with standards relating to the performance, operation, financial condition, or academic standards of such schools, and the provision of Financial Assistance by and to such schools or their students, including, without limitation, the DOE, the D.C. Education Licensure Commission, the Virginia State Council of Higher Education, the Maryland Higher Education Commission, any other state authorizing or licensing agencies, Middle States, any other Accrediting Body, the U.S. Department of Veterans Affairs, the U.S. Immigration and Naturalization Service, American Student Assistance Corporation, USA Group, Educational Credit Management Corporation, Great Lakes Higher Education Corporation, and any other student loan guaranty agency that has guaranteed loans for students at the University.

     "Educational Approval" means any license, permit, authorization, certification, agreement, accreditation, or similar approval material to the operations of the Company or the University issued by any Educational Agency to the Company, any of its Subsidiaries, or the University.

     "ELP" has the meaning assigned to such term in Section 3.14.

     "Environmental Claim" means any claim, action, cause of action, investigation of which the Company or any of its Subsidiaries are aware, or notice by any Person to the Company or any of its Subsidiaries alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of any Material of Environmental Concern at any location owned, leased, used or operated by the Company or any of its Subsidiaries, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

     "Environmental Laws" means all Federal, state, local, and foreign statute, law, regulation, ordinance, rule, judgment, order, decree or other governmental requirement or restriction relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata and natural resources), including, without limitation, Laws relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder from time to time.

     "Escrow Agent" has the meaning assigned to such term in the definition of Escrow Agreement.

     "Escrow Agreement" means an escrow agreement substantially in the form of Exhibit D hereto to be entered into among the parties and a financial institution reasonably acceptable to the parties (in such capacity, the "Escrow Agent") on or prior to the Escrow Date with such additional changes as the Escrow Agent may reasonably request.

     "Escrow Date" has the meaning assigned to such term in Section 2.3(a).

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

     "Existing Plans" has the meaning assigned to such term in Section 3.6.

     "Financial Assistance" shall mean any form of student financial assistance, grants or loans, including without limitation Title IV Program funding.

     "GAAP" means United States generally accepted accounting principles.

     "Governmental Authority" means the government of any nation, state, city, locality or other political subdivision of any thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government or any international regulatory body having or asserting jurisdiction over a Person, its business or its properties.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations of the Federal Trade Commission thereunder.

     "Information Statement" has the meaning assigned to such term in Section 6.1(a).

     "Intellectual Property" has the meaning assigned to such term in Section 3.20.

     "Leases" has the meaning assigned to such term in Section 3.15.

     "Licenses" has the meaning assigned to such term in Section 3.10(b).

     "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), voting or other restriction, registration or other requirement, preemptive right or other security interest of any kind or nature whatsoever.

     "Material Adverse Effect" means any material adverse change in or affecting
(i) the business, properties, assets, Educational Approvals, liabilities, operations, results of operations, management, condition, financial or otherwise, or prospects of the Company, its Subsidiaries, or the University, or
(ii) the ability of the Company or any of the Company's Subsidiaries or the University to consummate the Contemplated Transactions other than any effect resulting from changes in general economic conditions or the public announcement of this Agreement and the transactions contemplated hereby.

     "Materials of Environmental Concern" means chemicals, pollutants, contaminants, industrial, toxic or hazardous wastes, substances or constituents, petroleum and petroleum products (or any by-product or constituent thereof), asbestos or asbestos-containing materials, lead or lead-based paints or materials, PCBs, or radon.

     "Maximum Number" has the meaning assigned to such term in Section 6.2.

     "MGCL" means the Maryland General Corporation Law, as amended.

     "Middle States" means the Middle States Commission on Higher Education.

     "NASD" means the National Association of Securities Dealers, Inc.

     "NASDAQ" means The Nasdaq Stock Market Inc.'s National Market System.

     "NYSE" means the New York Stock Exchange, Inc.

     "Offer" has the meaning assigned to such term in Section 6.2.

     "Offer Conditions" has the meaning assigned to such term in Section 6.2.

     "Offer Consideration" has the meaning assigned to such term in Section 6.2.

     "Person" means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, company, limited liability company, trust, unincorporated association, Governmental Authority, or any other entity of whatever nature.

     "Preferred Stock" has the meaning assigned to such term in Section 3.6.

     "Proposed Securities" has the meaning assigned to such term in Section 9.3(a)(i).

     "Prospectus" means the prospectus included in any Registration Statement (including without limitation a prospectus that discloses information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and all other amendments and supplements to such prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such prospectus.

     "Purchase Price" has the meaning assigned to such term in Section 2.1.

     "Purchasers" has the meaning assigned to such term in the Preamble.

     "Purchasers' Agent" shall be New Mountain Partners, L.P.

     "Registrable Securities" means the Series A Preferred Stock, the Common Stock and other securities, if any, issuable upon conversion of the Series A Preferred Stock, the Common Stock purchased by the Purchasers, if any, pursuant to the Support and Option Agreement upon exercise of the option described therein, and any securities issued pursuant to Purchasers' rights under Section 9.3, in each case, until any such security is effectively registered under the Securities Act and disposed of in accordance with the Registration Statement covering it, or is distributed to the public by the holder thereof pursuant to Rule 144, or with respect to any Covered Holder (as defined in the Registration Rights Agreement) owning less than $10 million in fair market value of Registrable Securities, all the Registrable Securities held by that Covered Holder are eligible for sale pursuant to Rule 144 without holding period or volume limitations.

     "Registration Rights Agreement" shall have the meaning assigned to such term in Section 9.1.

     "Registration Statement" means any registration statement of the Company under the Securities Act that covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the related Prospectus, all amendments and supplements to such registration statement (including post-effective amendments), all exhibits and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

     "Required Vote" has the meaning assigned to such term in Section 3.24(c).

     "Requirement of Law" means, as to any Person, the charter and bylaws or other organizational or governing documents of such Person, and any law (including, without limitation, laws related to Taxes, Environmental Laws and Educational Laws), treaty, rule, regulation, ordinance, qualification, standard, license or franchise or determination of an arbitrator or a court or other Governmental Authority or Educational Agency or of the NYSE or NASD or any national securities exchange or automated quotation system on which the Common Stock is listed or admitted to trading, in each case applicable to, or binding upon, such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated hereby.

     "Return" has the meaning assigned to such term in Section 5.1(ix).

     "Rule 144" means Rule 144 promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission.

     "S University" means Strayer University, Inc., a Maryland corporation.

     "SEC Reports" means all proxy statements, registration statements, reports and other documents filed or required to be filed by the Company or any of its Subsidiaries with the Commission pursuant to the Securities Act or the Exchange Act since July 1, 1996.

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

     "Series A Preferred Stock" has the meaning assigned to such term in the Recitals hereto.

     "Shares" mean the shares of Common Stock.

     "Significant Employment Agreement" means a contract, offer letter or agreement of the Company or any of its Subsidiaries with or addressed to any individual who is rendering or has rendered services thereto as an employee or consultant, pursuant to which the Company or any of its Subsidiaries has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services, but only if such liabilities or obligations could exceed $75,000 per year or $150,000 in the aggregate.

     "Stockholders Meeting" has the meaning assigned to such term in Section 6.1(b).

     "Subsidiary" of any specified Person means any other Person more than 50% of the outstanding voting securities of which is owned or controlled, directly or indirectly, by such specified Person or by one or more other Subsidiaries of such specified Person, or by such specified Person and one or more other Subsidiaries of such specified Person; provided, however, that, when used with respect to the Company, Subsidiary shall mean (without limitation) either of S University and ELP. For the purposes of this definition, "voting securities" means securities which ordinarily have voting power for the election of directors (or other Persons having similar functions), whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency, or other ownership interests ordinarily constituting a majority voting interest.

     "Superior Proposal" has the meaning assigned to such term in Section
6.1(b).

     "Support and Option Agreement" means the Support and Option Agreement, dated as of the date hereof, by and among the Company, the stockholders listed therein and the Purchasers.

     "Tax Claim" has the meaning assigned to such term in Section 5.1(ix).

     "Taxes" means all Federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto.

     "Title IV" means Chapter 28, Subchapter IV of the Higher Education Act of 1965, as amended, 20 U.S.C. Section 1070, et seq., and any amendments or successor statutes thereto.

     "Title IV Programs" means Federal student financial aid programs authorized or administered under Title IV.

     "University" means Strayer University, the institution of higher education owned and operated by the Company through its Subsidiary S University, and certified as eligible to participate in the Title IV Programs by the DOE, including its main campus and all its campuses and locations at which it offers all or any part of an educational program, including without limitation those that are designated by the DOE as additional locations of the main campus.

                                   ARTICLE 2

                 PURCHASE AND SALE OF SERIES A PREFERRED STOCK

     2.1 Purchase and Sale of Series A Preferred Stock. Subject to the terms set forth herein and in reliance upon the representations set forth below, the Company shall issue and sell to the Purchasers severally in accordance with the Allocation Notice, and the Purchasers shall purchase severally and not jointly from the Company the Series A Preferred Stock, for an aggregate purchase price of $150.0 million (the "Purchase Price").

     2.2 Articles Supplementary. The Series A Preferred Stock shall have the powers, rights and other terms set forth in the form of Articles Supplementary attached hereto as Exhibit C.

     2.3 Escrow Arrangements; Closing. (a) On the later of (i) the first Business Day after receipt of the vote of the Company's stockholders pursuant to
Section 6.1(b) hereof, (ii) the first Business Day after the conditions set forth in Sections 7.1 and 8.1 (other than those to be satisfied on the Escrow Date, which shall be satisfied or waived on such date) have been satisfied or waived by the party entitled to waive such conditions and (iii) such other date as the parties may agree in writing, (the "Escrow Date"), (A) the parties and the Escrow Agent shall enter into the Escrow Agreement, (B) the Purchasers shall
(x) deliver to the Escrow Agent by wire transfer in immediately available funds to an escrow account or accounts designated in writing by the Escrow Agent to the Purchasers at least two Business Days prior to the Escrow Date, funds in an amount equal to the Purchase Price, such funds to be held in escrow as set forth in the Escrow Agreement and (y) make or cause to be made the deliveries set forth in Section 8.1, and (C) the Company shall (v) deliver and cause its Subsidiaries to deliver to the Escrow Agent (by wire transfer as set forth above), subject to Section 2.4, funds in the aggregate amount of $62.5 million in respect of the repurchase of Common Stock pursuant to the Offer (the "Company Funds"), such funds to be held in escrow as set forth in the Escrow Agreement,
(w) commence the Offer pursuant to Section 6.2, (x) notify the DOE of the occurrence of the events described in this Section 2.3(a) and Section 5.4, (y) file with the Commission a Current Report on

Form 8-K pursuant to Item 1 of such Form, and (z) make or cause to be made the deliveries set forth in Section 7.1.

     (b) The issuance, sale and purchase of the Series A Preferred Stock shall take place at a closing (the "Closing") to be held at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, at 10:00 A.M., local time, on the Closing Date. The "Closing Date" shall be the later of (i) the first Business Day after the conditions set forth in Sections 7.2 and 8.2 (other than those to be satisfied on the Closing Date, which shall be satisfied or waived on such date) have been satisfied or waived by the party entitled to waive such conditions and (ii) such other date and time as the parties may agree in writing.

     (c) Not less than two Business Days prior to the Closing Date, the Purchasers shall provide the Escrow Agent and the Company with the Allocation Notice setting forth the names of any additional Purchasers and the number of shares of Series A Preferred Stock to be purchased by such additional Purchasers (which would be a portion of the amount committed to by New Mountain Partners, L.P. as of the date hereof); provided that in no event shall New Mountain Partners L.P. and its Affiliates purchase less than 3,076,923 shares of Series A Preferred Stock at the Closing. Any such additional Purchaser(s) shall enter into a joinder agreement with the Company and the Purchasers by which it shall agree to be bound by all of the terms and provisions of this Agreement, whereupon such additional Purchaser shall be a "Purchaser" for all purposes of this Agreement; provided, however, that the Company shall have the right to consent to the identity of any such additional Purchasers, which consent shall not unreasonably be withheld. At the Closing:

          (A) the Escrow Agent will (i) release from escrow and deliver to the Company by wire transfer of immediately available funds to an account or accounts designated in writing by the Company to the Escrow Agent at least two Business Days before the Closing, funds (which funds shall be used by the Company in accordance with Section 2.4) in an aggregate amount equal to the sum of the Purchase Price and the Company Funds (that is, $212.5 million in the aggregate), plus any interest accrued on the Company Funds from the Escrow Date and (ii) release from escrow and deliver to the Purchasers by wire transfer of immediately available funds to an account or accounts designated in writing by the Purchasers to the Escrow Agent at least two Business Days before the Closing, any interest accrued on the Purchase Price from the Escrow Date, in each case (i) and (ii), in accordance with the terms of the Escrow Agreement;

          (B) the Company will (i) issue and deliver to the Persons specified in the Allocation Notice the number of shares of Series A Preferred Stock to be purchased by each Purchaser pursuant to the Allocation Notice, registered in the names specified in the Allocation Notice, (ii) pay to the designees of the Purchasers to be designated in writing at least two Business Days before the Closing by wire transfer of immediately available funds to an account or accounts designated in writing by the Purchasers to the Company at least two Business Days before the Closing an amount equal to 1.00% of the aggregate price paid by the Company to purchase the Shares pursuant to the Offer (the "Closing Amount") (in the proportion set forth in the Allocation Notice), (iii) make or cause to be made the deliveries set forth in Section 7.2, and (iv) accept for payment and pay for Shares validly tendered in the Offer and not withdrawn; and

          (C) the Company will issue to the Purchasers, in accordance with the Allocation Notice, and the Purchasers will severally and not jointly (in accordance with the Allocation Notice) purchase from the Company, by release of the Purchase Price from escrow as set forth in clause (A) above, all of the shares of the Series A Preferred Stock.

     (d) Subject to Section 10.1(a)(i), if the Closing does not occur by October 31, 2001 (unless otherwise mutually agreed by the Company and the Purchasers' Agent), (A) the Escrow Agent shall, on the first Business Day following such date, release from escrow and deliver (i) to the Company, by wire transfer in immediately available funds to an account or accounts designated in writing by the Company to the Escrow Agent at least one Business Days prior to such delivery the Company Funds, plus any interest accrued thereon from the Escrow Date and (ii) to the Purchasers, by wire transfer in immediately available funds to an account or accounts designated in writing by the Purchasers to the Escrow Agent at least one Business Days prior to such delivery, funds in an amount equal to the Purchase Price in accordance with the amounts set forth in the Allocation Notice, plus any interest accrued thereon from the Escrow Date, in each such case

(i) and (ii), in accordance with the terms of the Escrow Agreement, and (B) the Purchasers shall cause the directors appointed to the Board of Directors of the Company pursuant to Section 5.4 to resign their positions as directors and (if applicable) officers of the Company effective as of such date.

     2.4 Use of Proceeds. Any amounts received by the Company in respect of the Purchase Price and the Company Funds shall be used by the Company solely to purchase the Shares pursuant to and in accordance with the Offer, and the Company shall not, without the prior written consent of the Purchasers' Agent, borrow any moneys or use any funds, from whatever source, to finance the Offer, provided that of the Company Funds delivered by the Company to the Escrow Agent pursuant to Section 2.3(a), (i) up to $20.0 million may be funds (other than borrowed funds) of (or derived from the sale of marketable securities of) the Company, (ii) up to $41.5 million may be funds (other than borrowed funds) of (or derived from the sale of marketable securities of) S University, and (iii) up to $1.0 million may be funds (other than borrowed funds) of (or derived from the sale of marketable securities of) ELP.

                                   ARTICLE 3

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to each Purchaser as follows:

     3.1 Corporate Existence and Power. The Company (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland; (b) has all requisite corporate power and authority to own and operate its properties, to lease the properties it operates as lessee and to conduct the business in which it is engaged; and (c) has (or will have, as applicable) the corporate power and authority to execute, deliver and perform its obligations under this Agreement, the Support and Option Agreement, the Registration Rights Agreement, the Articles of Amendment, the Escrow Agreement and the Articles Supplementary (collectively, the "Company Agreements"). The Company is duly qualified to do business as a foreign corporation in, and is in good standing under the laws of, each jurisdiction in which the conduct of its business or the nature of the property owned requires such qualification except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.

     3.2 Subsidiaries. Except as set forth on Schedule 3.2, the Company has no Subsidiaries and no material interest or investments in any corporation, partnership, limited liability company, trust or other entity or organization. Each Subsidiary listed on Schedule 3.2 has been duly organized, is validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite corporate power and authority to own and operate its properties, to lease the properties it operates as lessee and to conduct the business in which it is engaged, and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or the nature of its properties requires such qualification except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect. Except as disclosed on Schedule 3.2, all of the issued and outstanding stock (or equivalent interests) of each Subsidiary set forth on Schedule 3.2 has been duly authorized and validly issued, is fully paid and non-assessable and is owned by the Company free and clear of any Liens and there are no rights, options or warrants outstanding or other agreements to acquire shares of stock (or equivalent interests) of such Subsidiary. Professional Education, Inc. is an inactive wholly owned subsidiary of the Company that has no liabilities.

     3.3 Corporate Authorization; No Contravention. The execution, delivery and performance by the Company of each Company Agreement and the consummation of the Contemplated Transactions, (a) subject to the satisfaction of the matters described in Section 3.24(b) and (c), have been duly authorized by all necessary corporate action of the Company; (b) do not contravene the terms of the Charter or Bylaws or the organizational documents of its Subsidiaries; and (c) subject to receipt or satisfaction of the approvals, consents, exemptions, authorizations or other actions, notices or filings set forth on Schedule 3.4, and except as may result from any facts or circumstances relating solely to the Purchasers or their respective Affiliates, do not violate or result in any breach or contravention of, a default under, or an acceleration of any obligation under or the creation (with or without notice, lapse of time or both) of any Lien under, result in the termination or loss of any right or the imposition of any penalty under any Contractual Obligation of the Company or its Subsidiaries or by which their respective assets or properties are bound or any Requirement of
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

Law applicable to the Company or its Subsidiaries or by which their respective assets or properties are bound except for any of the foregoing as would not be material to the Company or the Purchasers. No event has occurred and no condition exists which (upon notice or the passage of time or both) would constitute, or give rise to: (i) any breach, violation, default, change of control or right to cause the Company to repurchase or redeem under, (ii) any Lien on the assets of the Company or any of its Subsidiaries under, (iii) any termination right of any party, or any loss of any right or imposition of any penalty, under or (iv) any change or acceleration in the rights or obligations of any party under, any Contractual Obligation of the Company or its Subsidiaries (or by which their respective assets or properties are bound) or the Charter or Bylaws or the organizational documents of the Company's Subsidiaries except for any of the foregoing as would not be material to the Company or the Purchasers.

     3.4 Governmental Authorization; Third Party Consents. Except as set forth on Schedule 3.4, no approval, consent, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority, Educational Agency, or any other Person in respect of any Requirement of Law, Contractual Obligation or otherwise, and no lapse of a waiting period under a Requirement of Law, is necessary or required in connection with the execution, delivery or performance (including, without limitation, the issuance, sale and delivery of the Series A Preferred Stock) by the Company, or enforcement against the Company, of the Company Agreements or the consummation of the Contemplated Transactions except for any of the foregoing as would not be material to the Company or the Purchasers.

     3.5 Binding Effect. Each of the Company Agreements has been (or will, as of the Closing, be, as applicable) duly authorized, executed and delivered by the Company and constitutes (or will, as of the Closing, constitute, as applicable) the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

     3.6 Capitalization of the Company and its Subsidiaries. The authorized stock of the Company consists of (i) 20,000,000 shares of Common Stock and (ii) 5,000,000 shares of preferred stock, par value $0.01, of the Company (the "Preferred Stock"). As of the date hereof, (a) no shares of Preferred Stock are issued or outstanding, (b) 15,299,516 shares of Common Stock were issued and outstanding, and (c) 219,101 shares of Common Stock were reserved for or subject to issuance upon the exercise of outstanding Company Options. Schedule 3.6 sets forth a true and correct list of all outstanding options or warrants to purchase shares of any class or series of stock of the Company (collectively, the "Company Options") and a true and correct list of each of the Company's stock option, incentive or other plans pursuant to which options or warrants to purchase stock of the Company may be issued (collectively, the "Existing Plans"). Except (1) as set forth in the second sentence of this Section 3.6, (2) for shares of Common Stock issued pursuant to the exercise of outstanding Company Options, and (3) for shares of Common Stock issuable upon conversion of the Series A Preferred Stock, on the Closing Date there will be no shares of Common Stock or any other equity security of the Company issued or outstanding and no shares of Common Stock or any other equity security of the Company or any of its Subsidiaries issuable upon conversion or exchange of any security of the Company or any of its Subsidiaries nor will there be any rights, options or warrants outstanding or other agreements to acquire shares of stock of the Company or any of its Subsidiaries nor will the Company or any of its Subsidiaries be contractually obligated to issue any shares of stock or to purchase, redeem or otherwise acquire any of its outstanding shares of stock. Neither the Company nor any of its Subsidiaries has created any "phantom stock," stock appreciation rights or other similar rights the value of which is related to or based upon the price or value of the Common Stock. Neither the Company nor any of its Subsidiaries has outstanding debt or debt instruments providing for voting rights with respect to the Company or such Subsidiary to the holders thereof. No stockholder of the Company or any of its Subsidiaries or other Person is entitled to any preemptive or similar rights to subscribe for shares of stock of the Company or any of its Subsidiaries. All of the issued and outstanding shares of Common Stock are duly authorized, validly issued, fully paid, and nonassessable. Except as set forth on Schedule 3.6 hereto, neither the Company nor any of its Subsidiaries has granted to any Person the right to demand or request that the Company or such Subsidiary effect a registration under the Securities Act of any securities held by such Person or to include any securities of such Person in any such registration by the Company or such Subsidiary.

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

     3.7 SEC Filings; Financial Statements. (a) The Company has timely filed all SEC Reports. Each SEC Report complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as applicable, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements in the SEC Reports, in light of the circumstances under which they were made, not misleading. Each of the Company's financial statements (including, in each case, any related notes) contained in the SEC Reports complied as to form in all material respects with applicable published rules and regulations of the Commission with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements) and fairly presented the financial position of the Company and its Subsidiaries as at the respective dates and the results of operations and cash flows for the periods indicated, except that unaudited financial statements were subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

     (b) Each loan, grant or other Financial Assistance in respect of which any receivable is included in "student tuition receivable," "student loans receivable," or other entries in the financial statements of the Company or any Subsidiary (i) was originated, certified, or placed by the Company or such Subsidiary in the ordinary course of business and is being administered by the Company, one or more of its Subsidiaries, the servicer with whom the Company or such Subsidiaries have contracted to perform such services, the private lender, or guaranty agency, as the case may be, in accordance with applicable policies and requirements of the Company, its Subsidiaries, and Educational Agencies,
(ii) was created in compliance with any applicable Requirement of Law, and (iii) all material consents, approvals, authorization or other orders of or registrations or filings with any Governmental Authority or Educational Agency relating thereto have been duly obtained, effected or given and are in full force and effect as of the date hereof.

     3.8 Absence of Certain Developments. Except as set forth on Schedule 3.8, since September 30, 2000, except as described in the SEC Reports filed with the Commission prior to the date hereof or as otherwise publicly disclosed by press release prior to the date hereof, (a) each of the Company, its Subsidiaries and the University has operated in the ordinary course, (b) there has been no occurrence or event of the type set forth in Section 5.1, and (c) there has occurred no fact, event, circumstance or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

     3.9 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any material liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except (a) liabilities or obligations disclosed or reserved against in the SEC Reports filed prior to the date of this Agreement or (b) liabilities or obligations which arose after the last date of any such SEC Report, in the ordinary course of business consistent with past practice that, individually or in the aggregate, have not had, and could not reasonably be expected to have, a Material Adverse Effect or (c) liabilities incurred in connection with or as a result of the transactions contemplated by this Agreement.

     3.10 Compliance with Laws. (a) General. Except as set forth in the SEC Reports filed with the Commission prior to the date hereof or as set forth in
Schedule 3.10(a), neither the Company or any of its Subsidiaries nor the University in the conduct of its business, is, or since July 1, 1997, has been, in violation of any Requirement of Law, or any judgments, orders, rulings, injunctions or decrees of Governmental Authority or Educational Agency (collectively, "Decrees"), applicable thereto or to the employees conducting such business except for violations that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Material Adverse Effect or prevent or impair the ability of the Company to consummate the Contemplated Transactions.

     (b) Licenses. The Company, its Subsidiaries and the University, as applicable, have obtained or made, as the case may be, all material permits, licenses, authorizations, orders and approvals, and all material filings, applications and registrations with, all Governmental Authorities ("Licenses"), other than the Educational Approvals, that are required to conduct the businesses of the Company, its Subsidiaries, and the University in the manner and to the full extent as presently conducted. None of such Licenses is subject to any restriction or condition that limits or would reasonably be expected to limit in any material way the full operation of the Company, its Subsidiaries, or the University as presently operated. Each of the Licenses has been duly obtained, is valid and in full force and effect, and is not subject to any pending or threatened proceeding to limit, condition, suspend, cancel, suspend, or declare such License invalid. Neither the Company or any of its Subsidiaries nor the University is in default in any material respect with respect to any of the Licenses, and to the knowledge of the Company no event has occurred which constitutes, or with due notice or lapse of time or both may constitute, a material default by the Company, any such Subsidiary, or the University under any License.

     (c) Educational Approvals. (i) The Company, its Subsidiaries and the University each have obtained, as necessary, all of the Educational Approvals required from any Governmental Authority or Educational Agency for the lawful conduct of the businesses of the Company, its Subsidiaries, and the University in the manner and to the full extent presently conducted at every location where the University offers all or part of an educational program, including without limitation the eligibility of the University's students for Financial Assistance and the ability of the University's employees or agents to recruit students in any state where it engages employees or agents to recruit students.

     (ii) Except as set forth in Schedule 3.10(c)(ii), none of such Educational Approvals is subject to any restriction or condition that limits or would reasonably be expected to limit in any material way the full operation of the Company, its Subsidiaries, or the University as presently operated. Each of the Educational Approvals has been duly obtained, is valid and in full force and effect, and is not subject to any pending or, to the knowledge of the Company, threatened proceeding to limit, condition, cancel, suspend, or declare such Educational Approval invalid. Neither the Company or any of its Subsidiaries nor the University is in default in any material respect with respect to any of the Educational Approvals, and to the knowledge of the Company no event has occurred which constitutes, or with due notice or lapse of time or both may constitute, a material default by the Company, any such Subsidiary, or the University under any Educational Approval. Neither the Company or any of its Subsidiaries nor the University has received notice that any Educational Approval will not be renewed and to the knowledge of the Company there is no basis for non-renewal.

     (iii) Each of the Company, its Subsidiaries and the University has received and maintained without interruption all Educational Approvals material to the University's operations and receipt of all Financial Assistance since July 1, 1997.

     (iv) To the knowledge of the Company, there exists no fact, circumstance, act or omission with respect to the present or prospective business, operations or financial condition of the Company, any of its Subsidiaries or the University that could serve as a basis to revoke, deny, withdraw, terminate, suspend, condition or limit (A) any Educational Approval for the Company, any such Subsidiary or the University or (B) any consents or approvals of Educational Agencies that are necessary to permit the consummation of the Contemplated Transactions without forfeiture or material impairment of any Educational Approval, it being agreed that a DOE approval will not be deemed materially impaired if it is temporary or provisional pending receipt of a DOE Approval Notice.

     (v) Since July 1, 1997, neither the Company or any of its Subsidiaries nor the University has received any written, or to the knowledge of the Company, other notice with respect to any alleged violation of (A) any Education Law with respect to the University, including with respect to recruitment, sales and marketing activities, or (B) the terms of any program participation agreement to which the Company, any such Subsidiary, or the University is or was a party, the failure to comply with which Education Law or program participation agreement could cause, individually or in the aggregate, a Material Adverse Effect.

     (vi) No Person who exercises "substantial control" (as such term is described in 34 C.F.R. Section 600.30) over the Company, any of its Subsidiaries or the University or any member or members of that Person's family, alone or together, (A) owes a liability for a violation of a Title IV Program requirement and cannot demonstrate that the liability is being repaid in accordance with an agreement with the DOE or (B) exercises or, since July 1, 1997 has exercised, "substantial control" over another post-secondary institution, other than the University, or over a third-party servicer (as such term is defined in 34 C.F.R. 668.2) that owes a liability for a violation of a Title IV Program requirement and cannot demonstrate that the liability is being repaid in accordance with an agreement with the DOE. Since July 1, 1997, none of the Company, its Subsidiaries and the University and their respective chief executive officers have been found guilty of a crime involving the acquisition, use, or expenditure of funds under the Title IV Programs or has been judicially determined to have committed fraud involving funds under the Title IV Programs. Neither the

Company or any of its Subsidiaries or the University, nor any of their respective Affiliates that has the power, by contract or ownership interest, to direct or cause the direction of the management or policies of the University, has ever filed for relief in bankruptcy or had entered against it an order for relief in bankruptcy. Since July 1, 1997, the University has not knowingly employed in a capacity that involves the administration of funds under the Title IV Programs or the receipt of funds under those programs, any individual who has been convicted of, or has pled nolo contendere or guilty to, a crime involving the acquisition, use or expenditure of federal, state, or local government funds, or has been administratively or judicially determined to have committed fraud or any other material violation of law involving federal, state, or local government funds. Since July 1, 1997, the University has not knowingly contracted with an institution or third party servicer (as such term is defined in 34 C.F.R. 668.2) that has been terminated under the Title IV Programs for a reason involving the acquisition, use, or expenditure of federal, state or local government funds, or that has been administratively or judicially determined to have committed fraud or any other material violation of law involving federal, state or local government funds. Since July 1, 1997, the University has not knowingly contracted with or employed any individual, agency, or organization that has been, or whose officers or employees have been, convicted of, or pled nolo contendere or guilty to, a crime involving the acquisition, use, or expenditure of federal, state, or local government funds, or that has been administratively or judicially determined to have committed fraud or any other material violation of law involving federal, state, or local government funds.

     (vii) Other than the University, no post-secondary institution (whether or not participating in the Title IV Programs) or any third-party servicer (as such term is defined in 34 C.F.R. Section 668.2) is, or, since July 1, 1997 has been, administered commonly, jointly or in conjunction with the Company, any Subsidiary of the Company or the University. No other institution or organization of any sort provides, or, since July 1, 1997 has provided, any educational instruction on behalf of the University. Neither the Company or any of its Subsidiaries nor the University provides, or since July 1, 1997, has provided, any educational instruction on behalf of any other institution or organization of any sort.

     (viii) Except as set forth in Schedule 3.10(c)(viii), the University does not contract with a third-party servicer (as such term is defined in 34 C.F.R.
Section 668.2) to provide any services in connection with the processing or administration of the University's administration of any form of Financial Assistance.

     (d) Financial Assistance Programs. (i) The University has complied in all material respects with the limitation on the receipt of Title IV Program funding under the "85/15 Rule" codified at 34 C.F.R. Section 600.5(a)(8) and (d) for the fiscal year ending on December 31, 1997, and under the "90/10 Rule" codified at 34 C.F.R. Section 600.5(a)(8) and (d) (as amended by section 101(a) of Public Law No. 105-244 (Higher Education Amendments of 1998)) for the two fiscal years ending on December 31, 1998 and 1999.

     (ii) The University satisfied in all material respects the standards of financial responsibility in accordance with 34 C.F.R. Section 668.171-175, as applicable, for the fiscal years ending December 31, 1997, 1998 and 1999.

     (iii) Since July 1, 1997, neither the Company or any of its Subsidiaries nor the University has received notice from the DOE or any other Educational Agency that the Company, any such Subsidiary, or the University lacked financial responsibility or administrative capability for any period under the Education Laws or standards in effect in such period or, except as set forth in Schedule 3.10(c)(ii), was required to post a letter of credit or other form of surety for any reason, including any request for a letter of credit based on late refunds pursuant to 34 C.F.R. Section 668.173, 34 C.F.R. Section 668.15 or any predecessor regulation.

     (iv) Schedule 3.10(d)(iv) includes a correct and complete list of the University's official, published cohort default rates for Federal Family Education Loan Program loans or Federal Direct Loan Program loans for the federal fiscal years ending September 30, 1996, 1997 and 1998.

     (v) Since July 1, 1997, (A) none of the Company, its Subsidiaries and the University has paid any commission, bonus, or other incentive payment based directly or indirectly on success in securing enrollments or financial aid to any Person engaged in any student recruiting or admission activities or in making decisions regarding the awarding of Financial Assistance and (B) each of the Company, its Subsidiaries and the
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

University has complied in all material respects with all Education Laws concerning the provision of commissions, bonuses, or other incentive payments to admissions representatives, agents, and other Persons engaged in any student recruiting or admission activities or in making decisions regarding the awarding of Title IV Program funds for or on behalf of the Company or the University.

     (e) Since July 1, 1997, the University has at all times complied with the limitation in 34 C.F.R. Section 600.7 on the number of courses that an institution may offer by correspondence or telecommunications and the number of students who may enroll in such courses.

     3.11 Litigation. There is no legal action, suit, arbitration or other legal, administrative or other governmental investigation, inquiry or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or relating to any of the Company Agreements or the Contemplated Transactions which, if determined adversely to the Company or any of its Subsidiaries, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or would reasonably be expected to prohibit or materially delay the Closing. The Company is not subject to any Decree that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

     3.12 Material Contracts. All of the Company's Contractual Obligations that are required to be described in the SEC Reports or to be filed as exhibits thereto are described in the SEC Reports or filed as exhibits thereto, as so required. Neither the Company nor any of its Subsidiaries nor (to the knowledge of the Company) any other party is in breach in any material respect of, or in default in any material respect under, any of its Contractual Obligations or organizational documents.

     3.13 Environmental. The Company and its Subsidiaries are in compliance with all Environmental Laws, except where such non-compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any notice that alleges that the Company or its Subsidiaries is not in compliance with any Environmental Laws, and to the knowledge of the Company, there are no circumstances that may prevent or interfere with such compliance in the future. There is no Environmental Claim pending, or to the knowledge of the Company, threatened against the Company or any of its Subsidiaries with respect to the operations or business of the Company or its Subsidiaries, or against any Person whose liability for any Environmental Claim the Company or its Subsidiaries has retained or assumed either contractually or by operation of law, and to the Company's knowledge, there are no circumstances that could form the basis of any such Environmental Claim in the future.

     3.14 Taxes. Except as set forth on Schedule 3.14 hereto, all Returns required to be filed by the Company and each of its Subsidiaries have been filed and all such Returns are true, complete, and correct in all material respects. All Taxes that are due or claimed to be due from the Company and each of its Subsidiaries have been paid, other than those (i) currently payable without penalty or interest or (ii) being contested in good faith and by appropriate proceedings and for which, in the case of both clauses (i) and (ii), adequate reserves have been established on the books and records of the Company and its subsidiaries in accordance with GAAP. There are no proposed Tax assessments against the Company or any of its Subsidiaries. To the knowledge of the Company, the accruals and reserves on the books and records of the Company and its Subsidiaries in respect of any Tax liability for any taxable period not finally determined are adequate to meet any assessments of Tax for any such period. The Company is not currently a United States real property holding corporation as defined in Section 897(c)(2) of the Code. The Company will use its best efforts to not become a United States real property holding corporation in the future. Each of S University and Education Loan Processing, Inc. ("ELP") duly and properly filed an effective election to be an S corporation under Section 1362 of the Code and the rules and regulations thereunder, effective from the date of its formation, and such election was in effect, and each of S University and ELP was an S corporation, continuously during the period from such date up to and including July 25, 1996, in the case of S University and July 31, 1996, in the case of ELP.

     3.15 Title to Property and Assets; Leases. Each of the Company and its Subsidiaries has good and marketable title, free and clear of all Liens to all of its assets, including all real property and interests in real property owned in fee simple by the Company and its Subsidiaries and all real property leased, subleased or otherwise occupied by the Company and its Subsidiaries, except (i) Liens for taxes not yet due and payable
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

and (ii) Liens that do not interfere with the use (or contemplated use), utility or value of such assets in any material respect. All leases to which the Company or any of its Subsidiaries is a party (collectively, the "Leases") are valid and binding and in full force and effect, and no material default (or event which, with the giving of notice or passage of time, or both, would constitute a material default) by the Company or any of its Subsidiaries, or to the knowledge of the Company by any other party thereto, has occurred or is continuing thereunder. The Company and its Subsidiaries enjoy a peaceful and undisturbed possession under all such Leases to which any of them is a party as lessee with such exceptions as do not materially interfere with the use made by the Company or such Subsidiary. The Company or its applicable Subsidiary have exercised within the time prescribed in each Lease any option provided therein to extend or renew the term thereof. With respect to each Lease either (a) such Lease is not subject or subordinate to any mortgage, deed of trust or other lien which has priority over such Lease, or (b) the holder of any such lien has entered into a valid, binding and enforceable nondisturbance agreement in favor of the lessee pursuant to which the Lease cannot be extinguished or terminated by reason of any foreclosure or other acquisition of title by such holder if the lessee thereunder is not in default under the Lease as of the date of acquisition of title. As used herein, the term "Lease" shall also include subleases or other occupancy agreements, the term "lessee" shall also include any sublessee or other occupant.

     3.16 Compliance with ERISA. The Company has made available to the Purchasers true and complete copies of each Significant Employment Agreement and each Company Benefit Plan, as well as certain related documents, including, but not limited to, (x) the actuarial report for such Company Benefit Plan (if applicable) for each of the last two years, and (y) the most recent determination letter from the IRS (if applicable) for such Company Benefit Plan. Except as would not reasonably be expected, either individually in the aggregate, to have a Material Adverse Effect: (A) each of the Company Benefit Plans has been operated and administered in all material respects in compliance with its terms and all applicable laws; (B) each of the Company Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified; and (C) to the knowledge of Company there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto or pursuant to any Significant Employment Agreement. None of the Company Benefit Plans is subject to Title IV of ERISA. No material liability under Title IV of ERISA has been incurred by Company, its subsidiaries or any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or
(o) of the Code or Section 4001(b)(1) of ERISA that includes the Company or any of its subsidiaries, or that is a member of the same "controlled group" as the Company or any of its subsidiaries pursuant to Section 4001(a)(14) of ERISA that has not been satisfied in full. Except as disclosed in the SEC Reports, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event such as termination of employment) (i) result in, or cause any increase or acceleration of, any material payment, benefit or award under any Company Benefit Plan or Significant Employment Agreement to any director or employee of Company or any of its Subsidiaries, (ii) give rise to any obligation to fund for any such payments, awards or benefits to any material extent, or
(iii) give rise to any limitation on the ability of the Company or any of its Subsidiaries to amend or terminate any Company Benefit Plan. Neither the Company nor any of its Subsidiaries has any liability to provide any post-retirement or post-termination life, health, medical or other welfare benefits to any current or former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement. The committee of the Board of Directors authorized to administer the Company's stock option and employee stock purchase plans has adopted the resolution attached hereto as Exhibit E.

     3.17 Certain Payments. Neither the Company nor any Subsidiary nor, to the knowledge of the Company, any director, officer, agent, employee, or other person associated with or acting on behalf of any of them, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the
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

Company or any Subsidiary or any Affiliate of the Company or any Subsidiary, or
(iv) in violation of any Federal, state, local, or foreign statute, law, regulation, ordinance, rule, judgment, order, decree or other governmental requirement, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

     3.18 Insurance. The Company and its Subsidiaries maintain, with reputable insurers, insurance in such amounts, including deductible arrangements, and of such a character as is usually maintained by reasonably prudent managers of companies engaged in the same or similar business. All policies of title, fire, liability, casualty, business interruption, workers' compensation and other forms of insurance including, but not limited to, directors and officers insurance, held by the Company and its Subsidiaries, are in full force and effect in accordance with their terms. Neither the Company nor any of its Subsidiaries is in default in any material respect under any provisions of any such policy of insurance and no such Person has received notice of cancellation of any such insurance.

     3.19 Accounting. The Company and each of its Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

     3.20 Intellectual Property. The Company and its Subsidiaries own in all material respects the entire and unencumbered right, title and interest in and to, or possess adequate licenses or other rights to use, all intellectual property, including but not limited to, patents, trademarks, service marks, trade names, copyrights, computer software and know-how used in, or necessary to, the business conducted by the Company or any of its Subsidiaries (the "Intellectual Property"). The Company and each of its Subsidiaries have performed all acts and have paid all required fees and Taxes to maintain all registrations and applications of such Intellectual Property in full force and effect. None of the Company or any of its Subsidiaries has received any notice of infringement of or conflict with (or knows or has known of such infringement of or conflict with) asserted rights of others with respect to the use of Intellectual Property. To the Company's knowledge, the Company and its Subsidiaries do not in the conduct of their business infringe or conflict with any right of any third party.

     3.21 Affiliate Transactions. Except as set forth in the SEC Reports filed with the Commission prior to the date hereof or for transactions described on
Schedule 3.21 and transactions contemplated by the Support and Option Agreement,
(a) neither the Company nor any of its Subsidiaries is or has been a party to any transaction or series of transactions described in Item 404 of Regulation S-K under the Securities Act; provided, however, that for purposes hereof, references in such Item 404 to the "registrant" shall be deemed to be references to the Company or such Subsidiary, as the case may be, and references to the "beginning of the registrant's last fiscal year" shall be deemed to be references to the beginning of the Company's fiscal year ended December 31, 1997, and (b) no current or former officer or director of the Company or any of its Subsidiaries and no Affiliate or associate of any such current or former officer or director has, directly or indirectly, any interest in any contract, arrangement or property (real or personal, tangible or intangible) used by the Company or any such Subsidiary or in their respective businesses, or in any supplier, distributor or customer of the Company or any such Subsidiary.

     3.22 Investment Company Act. Neither the Company nor any of its Subsidiaries is, and, after giving effect to consummation of the transactions contemplated hereby and by the other Company Agreements, will be, an "investment company" or an entity "controlled by" an "investment company" (as such terms are defined in the Investment Company Act of 1940, as amended).

     3.23 Private Offering. No form of general solicitation or general advertising was used by the Company or its representatives in connection with the offer or sale of the Series A Preferred Stock. No registration of the Series A Preferred Stock pursuant to the provisions of the Securities Act will be required by the offer, sale, or issuance of the Series A Preferred Stock pursuant to this Agreement, assuming the accuracy of the Purchasers' representations contained in Section 4.5.

     3.24 Board Approval; Stockholder Approval. (a) The Board of Directors at a meeting duly called and held has determined the Contemplated Transactions to be advisable and in the best interests of the Company and its stockholders and has approved the Contemplated Transactions. The Board of Directors of the Company has received the opinion of its financial advisor, Legg Mason Wood Walker, Inc., to the effect that, as of the date of such opinion, the Contemplated Transactions are fair from a financial point of view to the holders of the Common Stock other than Affiliates of the Company.

     (b) Prior to the Closing Date, the Company, its stockholders and its Board of Directors shall have each taken all action required in order to (i) exempt the Purchasers, in respect to their purchase and conversion of the Series A Preferred Stock and any other securities of the Company acquired pursuant to the Contemplated Transactions, from "interested stockholder" status as defined by the Maryland Business Combination Act and (ii) exempt the execution, delivery, and performance of the Company Agreements, and the issuance and conversion of the Series A Preferred Stock, from the requirements of, and from triggering any provisions under, any "moratorium," "control share," "fair price," "affiliate transaction," "business combination" or other anti-takeover laws and regulations of, the State of Maryland, including, without limitation, the Maryland Business Combination Act and the Maryland Control Share Acquisition Act (collectively, "Antitakeover Laws").

     (c) The affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock (the "Required Vote") is required under the MGCL, NASDAQ Rules and the Charter to approve the Contemplated Transactions and the Articles of Amendment. Except for the Required Vote, no approval of the Company Agreements or of the Contemplated Transactions by the holders of any shares of stock of the Company is required in connection with the execution or delivery of the Company Agreements or the consummation of the Contemplated Transactions, whether pursuant to the MGCL, the Charter or Bylaws, the rules and regulations of the NYSE, NASD, NASDAQ or otherwise.

     3.25 Series A Preferred Stock. (a) All shares of the Series A Preferred Stock, when issued and delivered in accordance with the terms of this Agreement, the Articles Supplementary and the other Company Agreements, will be duly and validly issued and outstanding, entitled to the benefits contemplated by the Articles Supplementary, fully paid and nonassessable and free and clear of any Liens, not subject to preemptive or other similar rights, and constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

     (b) All shares of the Common Stock issued and delivered upon conversion of the Series A Preferred Stock, in accordance with the terms of the Articles Supplementary, will, when so issued and delivered, be duly and validly issued and outstanding, fully paid and nonassessable and free and clear of any Liens and not subject to preemptive or other similar rights.

     3.26 No Brokers or Finders. Except for Legg Mason Wood Walker, Inc. (and other than the Closing Amount), no agent, broker, finder, or investment or commercial banker or other Person (if any) engaged by or acting on behalf of the Company or any Subsidiary or Affiliate is or will be entitled to any brokerage or finder's or similar fee or other commission as a result of the Company Agreements or the Contemplated Transactions.

                                   ARTICLE 4

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

     Each Purchaser hereby severally but not jointly represents and warrants to the Company as follows as to itself:

     4.1 Existence and Power. Such Purchaser (a) is duly organized and validly existing under the laws of the jurisdiction of its formation and (b) has the requisite power and authority to execute, deliver and perform its obligations under this Agreement.

     4.2 Authorization; No Contravention. The execution, delivery and performance by such Purchaser of each Company Agreement to which it is a party and the Contemplated Transactions (a) have been duly authorized by all necessary corporate or other action, (b) do not contravene the terms of such Purchaser's organizational documents, and (c) do not violate, conflict with or result in any breach or contravention of, or the creation of any Lien under, any Contractual Obligation of such Purchaser or any Requirement of Law applicable to such Purchaser, except for such violations, conflicts, breaches or Liens which will not result in a material adverse effect on such Purchaser's ability to consummate the Contemplated Transactions.

     4.3 Governmental Authorization; Third Party Consents.  Except as listed in
Schedule 3.4 or as could not have a material adverse effect or materially affect the Purchasers' legal power or ability to own the Series A Preferred Stock and exercise the rights incident thereto, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person in respect of any Requirement of Law, and no lapse of a waiting period under a Requirement of Law, is necessary or required in connection with the execution, delivery or performance by such Purchaser, or enforcement against such Purchaser, of this Agreement or the consummation of the Contemplated Transactions.

     4.4 Binding Effect. This Agreement has been duly executed and delivered by such Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms.

     4.5 Purchase for Own Account, Etc. (a) Purchase for Own Account. The shares of Series A Preferred Stock are being acquired by such Purchaser for its own account (except that NMC may designate one or more additional Purchasers of shares of Series A Preferred Stock in accordance with Section 2.3(c)) and with no current intention of distributing or reselling such shares of Series A Preferred Stock or any part thereof in any transaction that would be in violation of the securities laws of the United States of America or any state, without prejudice, however, to the rights of such Purchaser at all times to sell or otherwise dispose of all or any part of such Series A Preferred Stock under an effective Registration Statement under the Securities Act or under an exemption from said registration available under the Securities Act. Such Purchaser understands and agrees that if such Purchaser should in the future decide to dispose of any Series A Preferred Stock, it may do so only in compliance with the Securities Act and applicable state securities laws, as then in effect. Such Purchaser agrees to the imprinting, so long as required by law, of a legend on all certificates representing shares of Series A Preferred Stock.

     (b) Purchaser Status. Such Purchaser is an "Accredited Investor" (as defined in Rule 501(a)) under the Securities Act.

     (c) Restricted Shares. Such Purchaser understands (i) that the shares of the Series A Preferred Stock have not been, and the shares of Common Stock issuable upon conversion of the Series A Preferred Stock (the "Conversion Shares") will not (subject to Section 9.1) be registered under the Securities Act or any state securities laws, by reason of their issuance by the Company in a transaction exempt from the registration requirements thereof and (ii) the shares of the Series A Preferred Stock and the Conversion Shares may not be sold unless such disposition is registered under the Securities Act and applicable state securities laws or is exempt from registration thereunder.

     4.6 No Brokers or Finders. Except as contemplated by this Agreement (including the Closing Amount), no agent, broker, finder, or investment or commercial banker or other Person (if any) engaged by or acting on behalf of the Purchasers or any of their respective Affiliates is or will be entitled to any brokerage or finder's or similar fee or other commission as a result of this Agreement or the Contemplated Transactions.

     4.7 Sufficient Funds. Such Purchaser will have at the Closing funds sufficient to perform its obligations under this Agreement and to consummate the Contemplated Transactions.

     4.8 Litigation. There is no legal action, suit, arbitration or other legal, administrative or other governmental investigation, inquiry or proceeding pending or, to the knowledge of such Purchaser, threatened against or affecting such Purchaser or relating to any of the Company Agreements or the Contemplated Transactions which, if determined adversely to such Purchaser, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or would reasonably be expected to prohibit or materially delay the Closing. Such Purchaser is not subject to any Decree that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

                                   ARTICLE 5

                            COVENANTS OF THE COMPANY

     5.1 Conduct of Business. Except as expressly contemplated by this Agreement or consented to in writing by the Purchasers, from the date hereof through the Closing Date, the Company and its Subsidiaries shall conduct their businesses in the ordinary course, consistent with past practice and generally in a manner such that the representations and warranties contained in Article 3, to the extent such matters are within the Company's, any of its Subsidiary's or the University's control, shall continue to be true and correct in all material respects on and as of the Closing Date (except for representations and warranties made as of a specific date) as if made on and as of the Closing Date. The Company shall give the Purchasers prompt notice of any event, condition or circumstance known or that becomes known to the Company occurring from the date hereof through the Closing Date that would constitute a violation or breach of
(i) any representation or warranty, whether made as of the date hereof or as of the Closing Date, or (ii) any covenant of the Company contained in this Agreement; provided, however, that no such notification shall relieve or cure any such breach or violation of any such representation, warranty or covenant or otherwise affect the accuracy of any such representation or warranty for the purposes of Section 7.1; provided further, however, that the unintentional failure to give notice shall not give rise to a claim for damages by any Purchaser. Without limiting the generality of the foregoing, except as otherwise expressly contemplated by the terms of this Agreement or agreed in writing by the Purchasers, from and after the date hereof and through and including the Closing Date, the Company shall not, and will cause its Subsidiaries not to:

          (i) make capital expenditures which are more than $100,000 individually or $500,000 in the aggregate except pursuant to agreements or commitments entered into by the Company or any of its Subsidiaries prior to the date hereof or unless otherwise reserved against in the Company's most recent financial statements filed with the Commission, or except as set forth on Schedule 5.1;

          (ii) enter into any or amend any lease, license, agreement, contract or commitment, other than in the ordinary course of business, or, in any event, involving more than $100,000 individually or $500,000 in the aggregate except as set forth on Schedule 5.1;

          (iii) enter into, modify, make, renew, extend or otherwise alter any credit agreement, note or other similar agreement (including any interest rate or currency swap, hedge, collar or straddle or similar transaction) or instrument to which the Company or a Subsidiary is a party or incur or otherwise become liable with respect to any indebtedness, other than trade payables incurred in the ordinary course of business and consistent with past practice;

          (iv) enter into any contract or agreement with respect to the acquisition of any business, assets or property (real, personal or mixed, tangible or intangible, including stock or other equity interests in, or evidences of the indebtedness of, any other corporation, partnership or entity), other than acquisitions of assets in the ordinary course of business and consistent with past practice;

          (v) form any joint venture or partnership;

          (vi) sell, lease, license, surrender, relinquish, encumber, pledge, transfer, amend, convey or otherwise dispose of any business, property or assets (whether tangible or intangible) having an aggregate market value of in excess of $100,000 individually or $500,000 in the aggregate;

          (vii) fail to maintain any property of the Company or any of its Subsidiaries in customary repair, order and condition consistent with the Company's or such Subsidiary's current maintenance policies, ordinary wear and tear excepted;

          (viii) discontinue, permit to lapse or otherwise fail to keep in full force and effect any material policies of insurance or knowingly take any action that would cause any such policy to terminate or be terminable prior to the expiration of its stated term;

          (ix) except as required by applicable law, make or change any material Tax election of the Company or any of its Subsidiaries, change any annual Tax accounting period of the Company or any of its Subsidiaries, adopt or change any Tax accounting method of the Company or any of its Subsidiaries, file any return, declaration, report, claim for refund, or information return or statement relating to Taxes

     (including any schedule or attachment thereto, and including any amendment thereof, a "Return") relating to the Company or any of its Subsidiaries in a manner that is materially inconsistent with past practice, enter into any closing agreement relating to material Taxes of the Company or any of its Subsidiaries, settle any material claim made by any Governmental Authority including social security administration, domestic or foreign, having jurisdiction over the assessment, determination, collection or other imposition of Tax or assessment relating to the Company or any of its Subsidiaries (a "Tax Claim"), surrender any right to claim a refund of Taxes relating to the Company or any of its Subsidiaries, consent to any extensions or waivers of the limitations period applicable to any Tax Claim or assessment relating to the Company or any of its Subsidiaries, or enter into a Tax sharing agreement or similar arrangement with respect to the Company or any of its Subsidiaries;

          (x) except as expressly contemplated by this Agreement, purchase, redeem or otherwise acquire, split, combine or reclassify, directly or indirectly, any of the Company's stock or other equity securities or give notice of any intention to exercise any right to purchase, redeem or otherwise acquire, split, combine or reclassify, any of the Company's stock or other equity securities (including any such purchase, redemption, acquisition or notice in accordance with the terms of the Charter or Bylaws or any stockholders agreement);

          (xi) except as contemplated by this Agreement, issue or sell, or issue any rights to purchase or subscribe for, or subdivide or otherwise change, any shares of the Company's or any of its Subsidiaries' stock or other securities or similar rights, except pursuant to the normal operation of the Strayer Education, Inc. Employee Stock Purchase Plan as in effect as of the date hereof;

          (xii) except for regular quarterly cash dividends of no more than $.065 per share of Common Stock in any calendar quarter, paid at times and with record dates consistent with past practices, declare or pay any dividends on or make other distributions (whether in cash, stock or property or any combination thereof), directly or indirectly, in respect of the Company's stock;

          (xiii) amend the Charter or Bylaws or the organizational documents of any Subsidiary;

          (xiv) settle any material Claim;

          (xv) change any method of accounting or accounting practice used by the Company or any of its Subsidiaries, except for any change required by GAAP, by any Governmental Authority or by a change in law;

          (xvi) cause or permit, by any act or failure to act, any Educational Approval or other material License to expire or to be revoked, suspended, or modified, or take any action that could reasonably be expected to cause any Educational Agency or other Governmental Authority to institute proceedings for the suspension, revocation, or adverse modification of any of any Educational Approval or other material License;

          (xvii) maintain any significant amount of investments in or trade in equities or other speculative securities;

          (xviii) take any corporate or other action in furtherance of any of the foregoing; or

          (xix) agree to do any of the foregoing.

     5.2 No Solicitation. Without limiting the Company's other obligations under this Agreement, the Company agrees that, from the date hereof until the Closing, neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its Subsidiaries, or any purchase or sale of 10% or more of the consolidated assets (including without limitation stock of its Subsidiaries) of it and its Subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, the equity securities of the Company that, if consummated, would result in any

Person (or the stockholders of such Person) beneficially owning securities representing 10% or more of the total voting power of the Company (or of the surviving parent entity in such transaction) or any of its Subsidiaries (any such proposal, offer or transaction, including any single or multi-step transaction or series of related transactions (other than a proposal or offer made by the Purchasers or any of their respective Affiliates) being hereinafter referred to as an "Acquisition Proposal"), (ii) have any discussion with or provide any confidential information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, (iii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose publicly or agree to do any of the foregoing related to any Acquisition Proposal; provided, however, that the foregoing shall not prohibit the Company, prior to the receipt of the Required Vote, (A) from complying with Rule 14e-2 and Rule 14d-9 under the Exchange Act with regard to a bona fide tender offer or exchange offer or (B) from participating in negotiations or discussions with or furnishing information to any person in connection with an unsolicited bona fide Acquisition Proposal which is submitted in writing by such person to the Board of Directors of the Company after the date of this Agreement and prior to the Required Vote; provided further, however, that prior to participating in any such discussions or negotiations or furnishing any information, (i) the Company receives from such person an executed confidentiality agreement on terms not less favorable to the Company than the Confidentiality Agreement, a copy of which shall be provided only for informational purposes to the Purchasers, and (ii) the Board of Directors of the Company shall have concluded in good faith, after consulting with its outside financial advisors and counsel, that such Acquisition Proposal is reasonably likely to be or to result in a Superior Proposal (as defined in Section 6.1(b) hereto). If the Board of Directors of the Company receives an Acquisition Proposal, the Company shall promptly inform the Purchasers in writing of the terms and conditions of such proposal and the identity of the person making it, and will keep the Purchasers informed, on a current basis, of the status and terms of any such proposals or offers by any Person (whether written or oral). The Company will, and will cause its Affiliates to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any Persons (other than the Purchasers and their respective Affiliates) conducted heretofore with respect to any Acquisition Proposal, and request the return or destruction of all non-public information furnished in connection therewith. The Company shall not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which such party or its Subsidiaries is a party.

     5.3 Regulatory Approval. (a) Promptly upon execution and delivery hereof, the Purchasers and the Company will prepare and file, or cause to be prepared and filed, with the appropriate Governmental Authorities, the requisite notification with respect to the Contemplated Transactions pursuant to the HSR Act. Thereafter, the Purchasers and the Company shall promptly supply all information requested by Governmental Authorities in connection with the HSR Act notification and cooperate with each other in responding to any such request, and the Company shall use all reasonable efforts to cause the applicable HSR Act waiting periods to be terminated early or to expire without further inquiry or extension of time by any Governmental Authority and otherwise to cause the HSR Requirements to be satisfied, including by supplying all information requested by Governmental Authorities in connection therewith, and to cooperate with the Purchasers in connection with the satisfaction of the HSR requirements and the HSR Act generally.

     (b) Promptly upon execution and delivery hereof, the Company, its Subsidiaries and the University shall prepare and file, or cause to be prepared and filed, with the appropriate Governmental Authorities and Educational Agencies the requisite notifications and applications necessary for the post-Escrow and post-Closing operation of the Company, its Subsidiaries and the University to the full extent as presently operated without forfeiture or material impairment of any Contract or any Educational Approval or other License, including any such consent, permit, or approval required to be obtained after the Escrow Date or the Closing Date including those listed on Schedule 3.4; provided that, without limitation of the foregoing, (i) an application to Middle States for approval of a "substantive change" resulting from the Contemplated Transactions shall be submitted by the University not later than December 1, 2000, (ii) an Application for Approval to Participate in Federal Student Financial Aid Programs (an "Application") shall be submitted by the University to the DOE for pre-acquisition review at least 45 days prior to the Commencement of the Offer pursuant to Section 6.2 hereof, (iii) notification of the filing of the Form 8-K on the Escrow Date shall be made to the DOE on the day the Form 8-K is filed, and (iv) all requisite documentation in support of the Application, including without limitation notification of all necessary post-Escrow Date Educational Approvals, audited financial statements of the Company and S University for the fiscal years ended December 31, 1998 and 1999, and the Prospectus submitted by the Company to the Commission in connection with the Offer shall be submitted by the University as promptly as they become available and in no event later than the last day of the month following the month in which the Escrow Date occurred, and an audited balance sheet of the Company as of the Closing Date shall be submitted if requested by DOE. The Company, its Subsidiaries and the University shall prosecute and complete with due diligence and with full consultation with Purchasers all such filings. The Company, Subsidiaries and University shall promptly provide Purchasers with complete copies of all letters, applications, or other documents submitted to or received from any Governmental Authority or Educational Agency with respect to any Educational Approval or other License, including, wherever possible, drafts of letters, applications, and other documents to be submitted to any Educational Agency or Governmental Authority, and shall consult with Purchasers in connection with any communications to or from any Educational Agency or Governmental Authority in connection with such filings.

     (c) Each of the Company, its Subsidiaries and University will use best efforts to maximize the University's opportunity after the Closing Date to make disbursements of Title IV Program funds pursuant to 34 C.F.R. Section 668.26 by taking actions that include disbursing all Title IV Program funds to students enrolled prior to and as of the Closing Date consistent with past practices and to the extent authorized by the Title IV Program regulations, and ensuring that all commitments under each applicable Title IV Program are made to students enrolled in any School or Campus prior to and as of the Closing Date in accordance with 34 C.F.R. Section 668.26 and other applicable Title IV Program regulations.

     (d) Promptly upon execution and delivery hereof, the Company shall take such action as is necessary to obtain the consent of the NASDAQ for the listing of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, subject only to official notice of issuance.

     5.4 Board of Directors and Management. At or prior to the Escrow Date, the Company will take all action necessary (including without limitation using its reasonable best efforts to cause the resignation of the current members of the Company's (and Subsidiaries') Boards of Directors (and committees thereof) and management) (or, if necessary, to increase the size of such Boards of Directors) so that, on such date the composition of the Company's Board of Directors and management shall be as set forth in Exhibit F hereto; and from and after the Escrow Date to the Closing Date, the Purchasers shall be entitled to the rights set forth in the Articles Supplementary (including without limitation the board representation and related rights set forth therein) as if the Series A Preferred Stock were issued and outstanding. Without limiting the foregoing, the Company shall not take any action that, if the Series A Preferred Stock had been issued, would require the approval of the holders of the Series A Preferred Stock without obtaining the prior written approval of the Purchasers' Agent.

     5.5 Access. (a) From the date hereof until the Closing, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the Purchasers reasonable access during normal business hours, during the period prior to the Closing, to all its books, records, properties, plants and personnel and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to the Purchasers (i) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of Federal or state laws, as applicable, and (ii) all other information concerning it and its business, properties and personnel as the Purchasers may reasonably request. The Purchasers will hold any information obtained pursuant to this Section 5.5 in confidence in accordance with, and will otherwise be subject to, the provisions of the Confidentiality Agreement. Any investigation by the Purchasers shall not affect the representations and warranties of the Company or the conditions to its obligations to consummate the transactions contemplated by this Agreement.

     (b) From the date hereof until the Closing, the Company shall promptly keep the Purchasers and their representatives informed of any material development in the business of the Company or its Subsidiaries provided that the unintentional failure to keep the Purchasers and their representatives informed shall not give rise to a claim for damages by any Purchaser. Without limiting the foregoing, from the date hereof until the Closing, the Company shall cause its officers to consult and cooperate with representatives of the Purchasers, including the proposed new members of management, in order to facilitate a smooth transition as of the Closing. Nothing in this Section 5.5 shall give the Purchasers or their Affiliates any approval rights over the day-to-day activities of the Company.

     5.6 Employee Benefits Matters. Without limiting the generality of the foregoing, except as otherwise expressly agreed in writing by the Purchasers, the Company shall not, and shall cause its Subsidiaries not to, take any of the following actions:

          (i) enter into any new Significant Employment Agreement or amend any existing Significant Employment Agreement;

          (ii) adopt any new Company Benefit Plan or, except as may be required by applicable law, amend any existing Company Benefit Plan;

          (iii) grant any stock options or other equity-based compensation to any employee or director of the Company or any of its Subsidiaries, except pursuant to the normal operation of the Strayer Education, Inc. Employee Stock Purchase Plan as in effect on the date of this Agreement;

          (iv) increase the salaries, wages, or other compensation or benefits of any employee or director of the Company or any of its Subsidiaries, except for such increases with respect to employees who are not officers of the Company or any of its Subsidiaries that are in the ordinary course of business consistent with past practice and do not result in an aggregate increase in the annual cost of compensation and benefits for employees of the Company and its Subsidiaries of more than five percent over such annual costs as in effect on the date of this Agreement; or

          (v) agree to do any of the foregoing.

     5.7 Leases. The Company shall (and shall cause its applicable Subsidiary to), on or prior to the Closing, obtain landlord's consent to the Contemplated Transactions with respect to those Leases that require such consent.

     5.8 Legends. Any legends placed on the Series A Preferred Stock or the Common Stock or other securities issuable, if any, pursuant to the Contemplated Transactions shall be removed by the Company upon delivery of an opinion of counsel reasonably acceptable to the Company stating that such legend is no longer necessary.

     5.9 Valuation. The Company shall engage a valuation firm reasonably acceptable to the Purchasers to provide a fair valuation of the total assets of the Company so as to ensure that the Contemplated Transactions may be effected in a manner consistent with Section 2-311 of the MGCL. The report of such valuation company shall be provided to the Board of Directors of the Company and to the Purchasers prior to the Closing Date.

                                   ARTICLE 6

                       STOCKHOLDERS MEETING; TENDER OFFER

     6.1 Preparation of Information Statement; Stockholders Meeting. (a) As promptly as reasonably practicable following the date hereof, the Company shall prepare and file with the Commission an information statement (such information statement and any amendments or supplements thereto, the "Information Statement") with respect to the Contemplated Transactions. The Information Statement shall seek approval of the matters to be submitted for approval at the Stockholders Meeting. The Company shall use reasonable best efforts to have the Information Statement cleared by the Commission as promptly as reasonably practicable after filing with the Commission. The Company shall, as promptly as practicable after receipt thereof, provide the Purchasers copies of any written comments and advise the Purchasers of any oral comments, with respect to the Information Statement received from the Commission. The Company shall provide the Purchasers with a reasonable opportunity to review and comment on the Information Statement and any amendment or supplement thereto prior to filing such with the Commission, and with a copy of all such filings made with the Commission. Notwithstanding any other provision herein to the contrary, neither the Information Statement nor any amendment or supplement thereto shall be filed or made without the approval of the Purchasers (which approval shall not be unreasonably withheld or delayed). The Company will use reasonable best efforts to cause the Information Statement to be mailed to its stockholders as promptly as practicable. If at any time any information should be discovered by the Company which should be set forth in an amendment or supplement to the Information Statement so that it would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company shall promptly notify the Purchasers and, to the extent required by applicable law, an appropriate amendment or supplement describing such information shall be promptly filed with the Commission and disseminated to the stockholders of the Company.

     (b) The Company shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable after the date hereof (the "Stockholders Meeting") for the purpose of obtaining the Required Vote and the vote of the Company's stockholders with respect to the Contemplated Transactions (including, without limitation, the issuance of the Series A Preferred Stock and the issuance of shares of Common Stock upon conversion of the Series A Preferred Stock, the Articles of Amendment and such other amendments to the Charter as may be necessary or appropriate to give effect to any of the Contemplated Transactions (including without limitation the grant of preemptive rights as contemplated by Article 9 hereof), and any other action that may be required with respect to any of the transactions contemplated by this Agreement) and shall take all lawful action to solicit the approval of all such matters by the Company's stockholders. The Company shall include in the Information Statement the recommendation of the Board of Directors in favor of approval of all such matters (the "Board Recommendation") and the written opinion of Legg Mason Wood Walker, Inc., dated the date of this Agreement, to the effect that, as of the date hereof, the Contemplated Transactions are fair, from a financial point of view, to the holders of the Common Stock other than Affiliates of the Company. The Board of Directors of the Company shall not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to the Purchasers such recommendation (a "Change in the Board Recommendation"); provided, however, that the Board of Directors of the Company may, prior to the receipt of the Required Vote, make a Change in the Board Recommendation in connection with (i) an unsolicited bona fide Acquisition Proposal which is submitted in writing to the Board of Directors of the Company after the date of this Agreement if the Company shall have complied in all respects with the requirements of Section 5.2 with respect to such Acquisition Proposal, or (ii) a material adverse event occurring after the date hereof; provided that, in either case (i) or (ii), the Board of Directors of the Company shall have concluded in good faith, after consulting with its outside financial advisors and counsel that (A) in the case described in clause (i) of this
Section 6.1(b), such Acquisition Proposal is financially superior to the Contemplated Transactions, taking into account all relevant factors (including financing, required approvals and the timing and likelihood of consummation) (a "Superior Proposal") and (B) in the case described in either clause (i) or clause (ii) of this Section 6.1(b), that the failure to take such action would violate the obligations of the directors under Maryland law.

     6.2 Tender Offer. Promptly after obtaining the vote of the Company's stockholders as set forth in Section 6.1(b), but in any event not later than one Business Day thereafter, the Company shall commence (within the meaning of Rule 13e-4(a)(4) under the Exchange Act), an offer (the "Offer") to purchase up to
8.5 million outstanding Shares (the "Maximum Number") at a price of $25.00 per Share, net to the seller in cash (as paid pursuant to the Offer, the "Offer Consideration"), in compliance with the applicable provisions of Rule 13e-4 and Regulation MA of the Commission, and pursuant to documentation in form and substance reasonably satisfactory to the Purchasers. The obligation of the Company to commence the Offer, to consummate the Offer and to accept for payment and pay for Shares validly tendered in the Offer and not withdrawn shall be subject only to the conditions set forth in Exhibit G hereto (the "Offer Conditions"). The Company expressly reserves the right, in its sole discretion, to waive any such condition (other than the Minimum Condition as defined in the Offer Conditions) and make any other changes in the terms and conditions of the Offer; provided that no such change may be made unless previously approved by the Purchasers' Agent in writing. The financing of the Offer shall be as contemplated by Section 2.3 and in form and substance acceptable to the Purchasers, including without limitation the names in which funds from the Company's Subsidiaries are transferred to the Company for use in such Offer.

                                   ARTICLE 7

                     CONDITIONS PRECEDENT TO THE OBLIGATION
                      OF THE PURCHASERS TO FUND AND CLOSE

     7.1 Conditions to Funding. The obligation of the Purchasers to deliver the Purchase Price to the Escrow Agent pursuant to Section 2.3 is subject to the fulfillment on or prior to the Escrow Date of the following conditions, any one or more of which may be waived by the Purchasers' Agent:

          7.1.1 Representations and Covenants. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (other than those which are qualified as to materiality, Material Adverse Effect or other similar term, which shall be true and correct in all respects) on and as of the Escrow Date with the same force and effect as though made on and as of the Escrow Date (except that representations and warranties made as of a specific date shall be true and correct in all material respects (except as aforesaid) on such date); the Company shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied in all material respects with by the Company on or prior to the Escrow Date; and the Company shall have delivered to the Purchasers a certificate, dated the date of the Escrow Date and signed by an executive officer of the Company, to the foregoing effect.

          7.1.2 Opinion of Counsel to the Company. The Purchasers shall have received the legal opinion of Hogan & Hartson LLC, counsel to the Company, dated the Escrow Date, addressed to the Purchasers, with respect to the matters set forth in paragraphs (a)-(i) of Exhibit H hereto.

          7.1.3 No Actions. (a) No Action shall be pending or threatened to restrain or prohibit, or otherwise relating to, the consummation of any of the transactions contemplated by Section 2.3(a) or any of the other Contemplated Transactions.

          (b) No law, order, decree, rule or injunction shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of the transactions contemplated by Section 2.3(a) or any of the other Contemplated Transactions.

          7.1.4 Stockholder Approval. The Required Vote and the affirmative vote of the Company's stockholders with respect to the matters set forth in
     Section 6.1(b) hereof shall have been obtained and shall be in full force and effect.

          7.1.5 No Material Adverse Effect. Since the date hereof, no event or development shall have occurred (or failed to occur) and there shall be no circumstance (and the Purchasers shall not have become aware of any previously existing circumstance) that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect. Without limiting the foregoing, a Material Adverse Effect under this
     Section 7.1.5 shall be deemed to include (1) the Company's failure to report earnings per share of at least $1.37 for the year ending December 31, 2000, or (2) enrollment for the University for Winter 2001 failing to grow by more than 5% over enrollment for Winter 2000.

          7.1.6 Consents. Any and all consents and other action listed or required to be listed in Schedule 3.4 hereto, except those consents indicated with an asterisk on Schedule 3.4 which cannot be obtained prior to the Escrow Date, shall have been obtained and delivered to Purchasers without any material adverse change in the terms or conditions of any Educational Approval or other License, and all such consents shall be in full force and effect.

          7.1.7 NASDAQ Listing. The shares of Common Stock issuable upon conversion of the Series A Preferred Stock shall have been approved for listing on NASDAQ, subject only to official notice of issuance.

          7.1.8 DOE Action. The DOE, based on its review of the pre-Escrow Date Application or any other materials filed by the Company, any Subsidiary, or the University to obtain the DOE's pre-Escrow Date review, has not notified the University of any material impediment, which impediment has not been cured by the Escrow Date, to obtaining (A) a temporary provisional program participation agreement within fifteen days after the Escrow Date, or (B) a DOE Approval Notice before the Closing Date.

     7.2 Conditions to Closing. The obligations of the Purchasers to enter into and complete the Closing are subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Purchasers' Agent:

          7.2.1 Opinion of Counsel to the Company. The Purchasers shall have received the legal opinion of Hogan & Hartson LLC, counsel to the Company, dated the Closing Date, addressed to the Purchasers, with respect to the matters set forth in Exhibit H hereto (brought down to the Closing Date with respect to the matters covered in the opinion delivered pursuant to
     Section 7.1.2).

          7.2.2 No Actions. (a) No Action shall be pending or threatened to restrain or prohibit, or otherwise relating to, any Company Agreement or the consummation of any of the Contemplated Transactions.

          (b) No law, order, decree, rule or injunction shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of the Contemplated Transactions.

          7.2.3 DOE Action. The DOE shall have issued a DOE Approval Notice to the University, which shall be in full force and affect.

          7.2.4 NASDAQ Listing. The approval of the shares of Common Stock issuable upon conversion of Series A Preferred Stock for listing on NASDAQ shall be in full force and effect.

          7.2.5 Completion of the Offer. The Minimum Condition shall be satisfied and the Company shall have accepted for payment and paid for all Shares validly tendered in the Offer and not withdrawn, up to the Maximum Number.

          7.2.6 Company Agreements. The Company and the Purchasers shall have entered into the Registration Rights Agreement. The Articles of Amendment and the Articles Supplementary in the forms attached hereto as Exhibits B and C shall, respectively, have been filed with and accepted for record by the State Department of Assessments and Taxation of Maryland in accordance with the MGCL.

          7.2.7 Consents.  Those consents indicated with an asterisk on Schedule
     3.4 which cannot be obtained prior to the Escrow Date shall have been obtained and delivered to Purchasers without any material adverse change in the terms or conditions of any Educational Approval or other License, and all such consents shall be in full force and effect.

                                   ARTICLE 8

                     CONDITIONS PRECEDENT TO THE OBLIGATION
                      OF THE COMPANY TO FUND AND TO CLOSE

     8.1 Conditions to Funding. The obligation of the Company to deliver the Company Funds to the Escrow Agent pursuant to Section 2.3 is subject to the fulfillment on or prior to the Escrow Date of the following conditions, any one or more of which may be waived by the Company:

          8.1.1 Representations and Covenants. The representations and warranties of the Purchasers contained in this Agreement shall be true and correct in all material respects on and as of the Escrow Date with the same force and effect as though made on and as of the Escrow Date (except that representations and warranties made as of a specific date shall be true and correct in all material respects on such date); the Purchasers shall have in all material respects performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Escrow Date; and the Purchasers shall have delivered to the Company a certificate, dated the date of the Escrow Date and signed by each Purchaser, to the foregoing effect.

          8.1.2 No Actions. (a) No Action shall be pending or threatened to restrain or prohibit any Company Agreement or the consummation of any of the Contemplated Transactions.

          (b) No law, order, decree, rule or injunction shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of the Contemplated Transactions.

          8.1.3 Stockholder Approval. The Required Vote and the affirmative vote of the Company's stockholders with respect to the matters set forth in
     Section 6.1(b) hereof shall have been obtained and shall be in full force and effect.

          8.1.4 Consents. Any and all governmental consents and other action listed or required to be listed in Schedule 3.4 hereto, except those consents indicated with an asterisk on Schedule 3.4 which cannot be obtained prior to the Escrow Date, shall have been obtained and delivered to Purchasers without any material adverse change in the terms or conditions of any Educational Approval or other License, and all such consents shall be in full force and effect.

          8.1.5 DOE Action. The DOE, based on its review of the pre-Escrow Date Application or any other materials filed by the Company, any Subsidiary, or the University to obtain the DOE's pre-Escrow Date review, has not notified the University of any material impediment, which impediment has not been cured by the Escrow Date to obtaining (A) a temporary provisional program participation agreement within fifteen days after the Escrow Date, or (B) a DOE Approval Notice before the Closing Date.

     8.2 Conditions to Closing. The obligations of the Company to enter into and complete the Closing are subject to the fulfillment on or prior to the Closing Date of the following condition(s), any one or more of which may be waived by the Company:

          8.2.1 No Actions. (a) No action shall be pending or threatened to restrain or prohibit any Company Agreement or the consummation of any of the Contemplated Transactions.

          (b) No law, order, decree, rule or injunction shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal or otherwise relates to the consummation of any of the Contemplated Transactions.

          8.2.2 DOE Action. The DOE shall have issued a DOE Approval Notice to the University, which shall be in full force and effect.

          8.2.3 Completion of the Offer. The Minimum Condition shall be satisfied and the Company shall have accepted for payment and paid for all Shares validly tendered in the Offer and not withdrawn, up to the Maximum Number.

          8.2.4 Consents.  Those consents indicated with an asterisk on Schedule
     3.4 (with the exception of terms 1, 4, 8 and 9 thereon) which cannot be obtained prior to the Escrow Date, shall have been obtained and delivered to Purchasers without any material adverse change in the terms or conditions of any Educational Approval or other License, and all such consents shall be in full force and effect.

          8.2.5 Participation by all Purchasers. Each of the Purchasers shall have delivered the full Purchase Price to the Escrow Agent for the shares of Series A Preferred Stock to be purchased by them as indicated in the Allocation Notice and shall have directed the release of the Purchase Price from escrow.

                                   ARTICLE 9

                    REGISTRATION RIGHTS; PREEMPTIVE RIGHTS;
                        OTHER AGREEMENTS OF THE COMPANY

     9.1 Registration Rights. On or prior to the Closing Date, the Company shall enter into a Registration Rights Agreement (the "Registration Rights Agreement") with respect to the Registrable Securities having the terms set forth in Exhibit I hereto.

     9.2 Other Registration Rights. The Company shall not grant any right of registration under the Securities Act relating to any of its securities to any Person other than the Purchasers if such rights would or could reasonably be expected to frustrate, impede or limit the Purchasers' rights pursuant to the Registration Rights Agreement.

     9.3 Preemptive Rights. (a) From the Closing Date, and for as long as the Purchasers collectively beneficially own Series A Preferred Stock and/or shares of Common Stock representing (on an as-converted basis) at least one-half of the shares of Series A Preferred Stock and/or shares of Common Stock purchased pursuant to this Agreement (adjusted for stock-splits, stock dividends, reverse stock-splits and the like), in the event the Company proposes to issue Common Stock of any kind (including any warrants, options or securities or units comprising securities convertible into or exchangeable for Common Stock or rights to acquire the same) of the Company, other than (1) pursuant to an employee or non-management director stock option plan, stock bonus plan, stock purchase plan or other management equity program or plan, in the ordinary course of business consistent with past practice, not representing more than 10% of the shares of Common Stock on a fully diluted basis in any one year, or (2) securities issuable upon exercise of previously issued warrants, options or other rights to acquire Common Stock or upon conversion of previously issued securities convertible into Common Stock, then the Company shall:

          (i) deliver to the Purchasers written notice setting forth in reasonable detail (1) the terms and provisions of the securities proposed to be issued (the "Proposed Securities"); (2) the price and other terms of the proposed sale of such securities; (3) the amount of such securities proposed to be issued; and (4) such other information as the Purchasers may reasonably request in order to evaluate the proposed issuance; and

          (ii) offer to issue to the Purchasers in the aggregate a portion of the Proposed Securities equal to a percentage determined by dividing (x) the number of shares of Common Stock beneficially owned by the Purchasers (assuming conversion of all shares of Series A Preferred Stock into Common Stock, regardless of whether such shares of Series A Preferred Stock are actually then convertible), by (y) the total number of shares of Common Stock then outstanding.

     The Purchasers must exercise the purchase rights hereunder within 20 Business Days after receipt of such notice from the Company. The Company shall take any and all actions necessary to adopt and implement the Articles of Amendment so as to give full effect to the provisions of this Section 9.3.

     (b) Upon the expiration of the offering period described above, or if the Purchasers shall default in paying for or purchasing the Proposed Securities on the terms offered by the Company, the Company shall thereafter be free to sell such Proposed Securities that the Purchasers have not elected to purchase during the 120 days following such expiration on terms and conditions no more favorable to the purchasers thereof than those offered to the Purchasers. Any Proposed Securities offered or sold by the Company after such 120-day period must be reoffered to the Purchasers pursuant to this Section 9.3.

     (c) The election by the Purchasers not to exercise preemptive rights under this Section 9.3 in any one instance shall not affect their rights (other than in respect of a reduction in their percentage holdings) as to any subsequent proposed issuance. Any sale of such securities by the Company without first giving the Purchasers the rights described in this Section 9.3 shall be void and of no force and effect, and the Company shall not register such sale or issuance on the books and records of the Company.

     9.4 Rule 144. The Company shall file all reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as the Purchasers may reasonably request, all to the extent required to enable the Purchasers to sell the Series A Preferred Stock or the Common Stock into which the Series A Preferred Stock may be converted pursuant to and in accordance with Rule 144. Such action shall include, but not be limited to, making available adequate current public information meeting the requirements of paragraph (c) of Rule 144.

     9.5 Availability of Common Stock. The Company shall at all times reserve and keep available out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of the Series A Preferred Stock and the preemptive rights set forth in Section 9.3, at least the full number of shares of Common Stock then issuable upon the conversion of such securities. The Company will, from time to time, in accordance with the laws of the State of Maryland, increase the authorized amount of Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall be insufficient to permit conversion of the Series A Preferred Stock or the preemptive rights set forth in Section 9.3.

     9.6 No Rights Plan. From the date hereof and for as long as the Purchasers collectively beneficially own Common Stock representing at least 10% of the total voting power of the Company (assuming conversion of all then outstanding shares of Series A Preferred Stock into Common Stock, regardless of whether such securities are actually then convertible), without the prior written consent of the Purchasers, the Company shall not adopt or enter into any "poison pill" rights plan or any similar plan or agreement or declare or pay any dividend of any rights to purchase stock of the Company in connection with such a plan or agreement.

     9.7 Regular Quarterly Dividends. The Purchasers shall cause the members of the Board of Directors of the Company elected by the holders of the Series A Preferred Stock to approve the declaration and payment of Regular Quarterly Dividends (as defined in the Articles Supplementary) upon the recommendation of the Independent Directors (as defined in the Articles Supplementary) provided the Company is current in its payments of cash dividends on the Series A Preferred Stock.

                                   ARTICLE 10

                            TERMINATION OF AGREEMENT

     10.1 Termination. (a) This Agreement may be terminated prior to the Closing as follows:

          (i) by either the Purchasers or the Company if (A) the Escrow Date shall not have occurred before June 30, 2001, or the Closing shall not have occurred before October 31, 2001, or (B) the approval of the Company's stockholders, as set forth in Section 6.1(b) hereof, shall not have been obtained by reason of the failure to obtain the Required Vote at a duly held meeting of stockholders or any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 10.1(a)(i) shall not be available to any party whose failure to perform any covenant or obligation under this Agreement or willful breach of a representation or warranty has been the cause of or resulted in the failure of the Escrow Date or the Closing, as the case may be, to occur on or before such date;

          (ii) at the election of the Purchasers, if (A) prior to the Closing Date there shall have been a breach of any of the Company's representations, warranties, covenants or agreements, which breach would result in the failure to satisfy any of the conditions set forth in Section 7.1, and such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 30 days after written notice thereof shall have been received by the Company, (B) the Board of Directors shall have (x) failed to make the Board Recommendation, (y) withdrawn the Board Recommendation or (z) modified or qualified, in any manner adverse to the Purchasers, the Board Recommendation (or resolved or proposed to take any such action referred to in clause (x), (y) or (z)), in each case whether or not permitted by the terms hereof, (C) the Company shall have breached its obligations under this Agreement by reason of either a breach of Section 5.2 or a failure to call and hold the Stockholders Meeting in accordance with Section 6.1(b) or a failure to prepare and mail to its stockholders the Information Statement in accordance with Section 6.1(a), unless such failure was caused by the actions or inactions of any Purchaser (or their respective representatives) in violation in any material respect of their obligations under this Agreement, or (D) either of the stockholders party to the Support and Option Agreement shall have breached any of their respective obligations thereunder in any material respects;

          (iii) at the election of the Company, if prior to the Closing Date there shall have been a breach of any of the Purchasers' representations, warranties, covenants or agreements, which breach would result in the failure to satisfy any of the conditions set forth in Section 8.1, and such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 30 days after written notice thereof shall have been received by the Purchasers;

          (iv) at the election of the Company or the Purchasers, if any Governmental Authority has taken any action, which action is final and not subject to appeal, seeking to prevent the consummation of the Closing or any other Contemplated Transaction and the Company or the Purchasers, as the case may be, reasonably and in good faith deem it impracticable or inadvisable to proceed in view of such action;

          (v) at the election of the Company, if (A) the Company is not in breach in any material respect of any of the terms of this Agreement, (B) the Required Vote shall not have been obtained, (C) the Board of Directors of the Company shall have made a Change in the Board Recommendation in accordance with Section 6.1 and authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies the Purchasers in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice (the "Alternative Transaction Notice"), (D) the Purchasers do not make, prior to five Business Days after receipt of the Alternative Transaction Notice, an offer that the Board of Directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable as the Superior Proposal taking into account all relevant factors (including financing, required approvals, the timing and likelihood of consummation and the post-closing prospects for the Company) and (E) the Company prior to such termination pays to the Purchasers in immediately available funds the fees and expenses required to be paid pursuant to Section 10.3 and Section 12.2(b); or

          (vi) at any time on or prior to the Closing Date, by mutual written consent of the Company and the Purchasers.

     (b) If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Sections 10.2 and 10.3.

     10.2 Survival after Termination.  If this Agreement terminates pursuant to
Section 10.1 and the Contemplated Transactions are not consummated, this Agreement shall become null and void and have no further force or effect, except that any such termination shall be without prejudice to the rights of any party on account of the non-satisfaction of the conditions set forth in Articles 7 and 8 or on account of the termination of this Agreement, each resulting from the intentional or willful breach or violation of the representations, warranties, covenants or agreements of another party under this Agreement. Notwithstanding anything in this Agreement to the contrary, the provisions of Sections 3.26 and 4.6, this Section 10.2 and Sections 10.3, 11.1, 11.2, 12.2, 12.3, 12.8 and 12.10
shall survive any termination of this Agreement.

     10.3 Termination Fee. If (a)(i) this Agreement shall be terminated at a time at which the Purchasers are entitled to terminate this Agreement pursuant to Section 10.1(a)(ii)(B), (C) or (D), or (ii) this Agreement shall be terminated at a time at which the Purchasers are entitled to terminate this Agreement pursuant to Section 10.1(a)(i)(B) or Section 10.1(a)(ii)(A), and (b) in the case of clause (a)(ii) of this sentence, within twelve months of such termination the Company or any of its Subsidiaries enters into any agreement with respect to, or consummates, any Acquisition Proposal, then, in each such case, the Company shall promptly, but in no event later than the date of such termination (or in the case of clause (b), if later, the date the Company or its Subsidiary enters into such agreement with respect to or consummates (whichever is earlier) such Acquisition Proposal), pay the Purchasers (to the account or accounts designated by the Purchasers) a termination fee in an amount equal to $6,000,000, by wire transfer of immediately available funds, in addition to any amount to which Purchasers are then entitled pursuant to Section 12.2(b). Notwithstanding the foregoing, the Company shall have no obligation to pay the $6,000,000 termination fee if (i) the Agreement is terminated pursuant to
Section 10.1(a)(ii)(B), (ii) prior to such termination no Acquisition Proposal shall have been made, and (iii) the principal reason for the Change in the Board Recommendation is a material adverse change in the financial condition or business of any Purchaser or any transaction, commitment, dispute or other event, in each case relating to the Purchasers, or any other development or combination of developments relating to the Purchasers that, in any such case individually or in the aggregate, has had or is reasonably likely to result in a material adverse effect on such Purchaser's ability to effect the Contemplated Transactions or upon the Company following the Closing. Such funds shall be distributed pro-rata to the Purchasers based upon the Allocation Notice.

          If the Company elects to terminate this Agreement pursuant to Section 10.1(a)(v), the Company, prior to such termination, shall pay to the Purchasers (to the account or accounts designated by the Purchasers) an amount equal to $6,000,000, by wire transfer of immediately available funds, in addition to any amount to which Purchasers are then entitled pursuant to Section 12.2(b). Such funds shall be distributed pro-rata to the Purchasers based upon the Allocation Notice.

                                   ARTICLE 11

                                INDEMNIFICATION

     11.1 Indemnification. The Company hereby agrees to indemnify, defend and hold harmless each Purchaser, its Affiliates and their respective directors, managers, officers, agents, advisors, representatives, employees, successors and assigns (each, a "Purchaser Indemnitee") from and against all Claims, including without limitation, interest, penalties and attorneys' fees and expenses, asserted against, resulting to, or imposed upon or incurred by such Purchaser Indemnitee by a third party and arising out of or resulting from any allegation or Claim in respect of any wrongful action or inaction by the Company in connection with the authorization, execution, delivery and performance of this Agreement or the Company Agreements, except to the extent that the Purchaser Indemnitee has committed a material breach of its representations, warranties or obligations under this Agreement, which breach is the cause of the Company's wrongful action or inaction.

     11.2 Terms of Indemnification. The obligations and liabilities of the Company with respect to Claims by third parties will be subject to the following terms and conditions: (a) a Purchaser Indemnitee will give the Company prompt notice of any Claims asserted against, resulting to, imposed upon or incurred by such Purchaser Indemnitee, directly or indirectly, and the Company will undertake the defense thereof by representatives of their own choosing which are reasonably satisfactory to such Purchaser Indemnitee; provided that the failure of any Purchaser Indemnitee to give notice as provided in this Section 11.2 shall not relieve the Company of its obligations under this Article 11, except to the extent that such failure has materially and adversely affected the rights of the Company; (b) if within a reasonable time after notice of any Claim, the Company fails to defend, such Purchaser Indemnitee will have the right to undertake the defense, compromise or settlement of such Claims on behalf of and for the account and at the risk of the Company, subject to the right of the Company to assume the defense of such Claim at any time prior to settlement, compromise or final determination thereof; (c) if there is a reasonable probability that a Claim may materially and adversely affect a Purchaser Indemnitee other than as a result of money damages or other money payments, such Purchaser Indemnitee will have the right at its own expense to defend, or co-defend, such Claim; (d) neither the Company nor the Purchaser Indemnitee will, without the prior written consent of the other, settle or compromise any Claim or consent to entry of any judgment relating to any such Claim; (e) with respect to any Claims asserted against a Purchaser Indemnitee, such Purchaser Indemnitee will have the right to employ one counsel of its choice in each applicable jurisdiction (if more than one jurisdiction is involved) to represent such Purchaser Indemnitee if, in such Purchaser Indemnitee's reasonable judgment, a conflict of interest between such Purchaser Indemnitee and the Company exists in respect of such Claims, and in that event the fees and expenses of such separate counsel shall be paid by the Company party; and (f) the Company will provide each Purchaser Indemnitee reasonable access to all records and documents of the Company relating to any Claim.

                                   ARTICLE 12

                                 MISCELLANEOUS

     12.1 Survival. All representations and warranties, covenants and agreements of the Company and any Purchaser contained in this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Purchaser or any controlling person thereof or by or on behalf of the Company, any of its officers and directors or any controlling person thereof, and such representations and warranties shall expire on the Closing Date. The covenants and agreements contained herein shall survive in accordance with their terms.

     12.2 Fees and Expenses. (a) The Company shall pay its own expenses incurred in connection with the negotiation, execution, delivery, performance and consummation of this Agreement and the Contemplated Transactions (including without limitations expenses incurred in connection with the Offer and the filing, printing and mailing of the Information Statement).

     (b) Unless this Agreement is terminated pursuant to Section 10.1(a)(iii), whether or not the Contemplated Transactions are consummated and without limiting Section 10.3, the Company shall reimburse each of the Purchasers for the reasonable, documented out-of-pocket expenses of the Purchasers or any of their Affiliates (whether or not incurred prior to the date hereof), including, without limitation, the fees, disbursements and other reasonable expenses of attorneys, accountants and any other advisors thereto, arising out of or relating to the negotiation, execution, delivery, performance and consummation of this Agreement and the Contemplated Transactions. Such reimbursement shall be made from time to time not later than the third Business Day following the date on which the Purchasers provide a written statement of their theretofore unreimbursed expenses to the Company.

     (c) On the Closing Date, the Company shall pay to the Purchasers the Closing Amount, as set forth in Section 2.3(c).

     12.3 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, telecopied or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given if delivered personally or telecopied, on the date of such delivery, or if sent by reputable overnight courier, on the first Business Day following the date of such mailing, as follows:

          (a) if to the Company:

        Strayer Education, Inc.
        1025 15th Street, N.W.
        Washington, DC 20005
        Attn: Chief Financial Officer
        Telecopy: (301) 470-2265

        with a copy to:

        Hogan & Hartson L.L.P.
        111 South Calvert Street
        Suite 1600
        Baltimore, Maryland 21202-6191
        Attention: Walter G. Lohr, Jr.
        Telecopy: (410) 539-6981

        (b) if to the Purchasers:

        New Mountain Partners, L.P.
        712 Fifth Avenue, 23rd Floor
        New York, NY 10019
        Attn: Steve B. Klinsky
        Telecopy: (212) 582-1816

        and

        DB Capital Investors, L.P.
        c/o DB Capital Partners, Inc.
        One Market Plaza
        Steuart Tower, Suite 2400
        San Francisco, California 94105
        Attn: Steven K. Dollinger
        Telecopy: (415) 217-4288

        with copies to:

        Wachtell, Lipton, Rosen & Katz
        51 West 52nd Street
        New York, New York 10019
        Attention: Trevor S. Norwitz
        Telecopy: (212) 403-2000

        and

        White & Case LLP
        1155 Avenue of the Americas

        New York, New York 10036
        Attn: Oliver C. Brahmst
        Telecopy: 212 354-8113

Any party may by notice given in accordance with this Section 12.3 designate another address or person for receipt of notices hereunder.

     12.4 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. Other than the parties hereto and their successors and permitted assigns, and except as set forth in Article 11, no Person is intended to be a beneficiary of this Agreement. Except as contemplated by Section 2.3(c), no party hereto may assign its rights under this Agreement without the prior written consent of the other party hereto; provided, however, that any Purchaser may assign all or any portion of its rights hereunder (along with the corresponding obligations) to any Affiliate of such Purchaser or its security holders or partners or (provided that the Purchasers on the date hereof continue to own or be committed to purchase pursuant hereto at least $115 million in aggregate liquidation amount of the Series A Preferred Stock) to any other Purchaser; provided further that no such assignment shall relieve any Purchaser of its obligations under this Agreement. Any assignee of any Purchaser pursuant to the proviso of the foregoing sentence shall be deemed to be a "Purchaser" for all purposes of this Agreement.

     12.5 Amendment and Waiver. (a) No failure or delay on the part of the Company or the Purchasers in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

     The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Company or the Purchasers at law, in equity or otherwise.

     (b) Any amendment, supplement or modification of or to any provision of this Agreement and any waiver of any provision of this Agreement shall be effective only if it is made or given in writing and signed by the Company and each Purchaser.

     12.6 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, all of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     12.7 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

     12.8 GOVERNING LAW; EXCLUSIVE JURISDICTION. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF WHICH WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER STATE. The parties hereby irrevocably submit to the jurisdiction of the federal courts of the United States of America located in the State of Maryland (or, if such federal courts shall not have jurisdiction over such matters, to the jurisdiction of the state courts of the State of Maryland located in the City of Baltimore) solely in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the Contemplated Transactions and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the parties irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a federal or state court.

     12.9 Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

     12.10 Entire Agreement. This Agreement, together with the schedules and exhibits hereto, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the schedules and exhibits hereto, supersedes all prior agreements and understandings between the parties with respect to such subject matter.

     12.11 Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties shall execute such documents and take, or cause to be taken, all appropriate action, and shall do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Contemplated Transactions and obtain any consents, exemptions, authorizations, or other actions by, or give any notices to, or make any filings with, any Governmental Authority or any other Person, as soon as practicable after the date hereof. In furtherance and not in limitation of the foregoing, the Company agrees to all actions necessary to give effect to the voting rights of the Series A Preferred Stock in accordance with the terms thereof.

     12.12 Public Announcements. Except to the extent required by law or the regulations of any national securities exchange or the NASD, none of the parties hereto will issue or make any reports, statements or releases to the public with respect to this Agreement or the Contemplated Transactions without consulting the other parties, and, during the period from the date hereof until thirty (30) days after the Closing Date, without the approval of the other parties (such approval not to be unreasonably withheld).

     12.13 Specific Performance. The parties acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief or any requirement for a bond.

     12.14 Subsidiaries. Whenever this Agreement provides that a Subsidiary of the Company (including the University) is obligated to take or refrain from taking any action, the Company shall cause such Subsidiary to take or refrain from taking such action.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

                                          STRAYER EDUCATION, INC.

                                          By: /s/ RON K. BAILEY
                                            ------------------------------------
                                            Name: Ron K. Bailey
                                            Title: President and CEO

PURCHASERS:

NEW MOUNTAIN PARTNERS, L.P.

By: New Mountain Investments, L.P.,
    its general partner

By: New Mountain GP, LLC, its
    general partner

By: /s/ STEVEN B. KLINSKY
    ----------------------------------
    Name: Steven B. Klinsky
    Title: Member

DB CAPITAL INVESTORS, L.P.

By: DB Capital Partners, L.P., its
    general partner

By: DB Capital Partners, Inc., its
    general partner

By: /s/ STEVEN K. DOLLINGER
    ----------------------------------
    Name: Steven K. Dollinger
    Title: Director

                                                                         ANNEX C

                            STRAYER EDUCATION, INC.

                             ARTICLES SUPPLEMENTARY

     Strayer Education, Inc., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: Under a power contained in Article SEVENTH of the charter of the Corporation (the "Charter"), the Board of Directors of the corporation by duly
adopted resolutions classified and designated           shares of Preferred
Stock (as defined in the Charter) as Series A Convertible Preferred Stock (the "Series A Preferred Stock"), with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption, which, upon any restatement of the Charter, shall become part of Article FIFTH of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof.

                      SERIES A CONVERTIBLE PREFERRED STOCK

     1. Number of Shares; Designation. A total of 5,769,231 shares of Preferred Stock of the Corporation have been classified and designated as Series A Convertible Preferred Stock (the "Series A Preferred Stock").

     2. Rank. The Series A Preferred Stock shall, with respect to payment of dividends, redemption payments and rights upon liquidation, dissolution or winding up of the affairs of the Corporation, (x) rank senior and prior to the Common Stock, par value $.01 per share, of the Corporation ("Common Stock") and to all Junior Dividend Stock (as defined in Section 3(a)) and all Junior Liquidation Stock (as defined in Section 6(b)) and any other class or series of stock of the Corporation that by its terms ranks junior to the Series A Preferred Stock as to payment of dividends, redemption payments and rights upon liquidation, dissolution or winding up of the affairs of the Corporation, (y) rank on a parity with all Parity Dividend Stock (as defined in Section 3(a)) and all Parity Liquidation Stock (as defined in Section 6(b)), and (z) rank junior to all Senior Dividend Stock (as defined in Section 3(c)), and all Senior Liquidation Stock (as defined in Section 6(b)); provided that any class or series of stock described in the foregoing clauses (y) and (z) shall be issued only in compliance with Sections 9(b)(ii) and 10(b)(i).

     3. Dividends. (a)(i) From the date of the original issuance of the Series A Preferred Stock (the "Original Issuance Date") until the fifth anniversary of such date, the Corporation shall pay to the holders of the issued and outstanding shares of the Series A Preferred Stock, if, as and when authorized by the Board of Directors of the Corporation out of funds legally available therefor, with respect to each such share, cumulative dividends in an amount equal to (x) 7.0% per annum of the sum of the Liquidation Amount (as defined in Section 6(a)) and any accumulated and unpaid dividends thereon to the date of payment (including Accrued Dividends (as defined below)) (the "Initial Dividend Rate") plus (y) an amount equal to the product (if greater than zero) of (A) the number of shares of Common Stock into which each share of Series A Preferred Stock is convertible on the applicable Dividend Payment Date (as defined in Section 3(a)(iii)), appropriately adjusted to reflect changes in the number of shares of Common Stock into which such share is convertible during any applicable calendar quarter in accordance with Section 7(f) as determined in good faith by the members of the Board of Directors of the Corporation, excluding the directors elected by the holders of the Series A Preferred Stock (such members, the "Independent Directors") (whose good faith determination shall be conclusive and binding and described in a resolution of such Independent Directors) and (B) the excess, if any, of the aggregate distributions or dividends authorized for the calendar quarter immediately preceding such Dividend Payment Date on one share of Common Stock over the Regular Quarterly Dividend (as defined below) (the "Excess Dividend Amount"). Of the Initial Dividend Rate, dividends in an amount equal to 3.5% per annum of the sum of the Liquidation Amount and accumulated and unpaid dividends thereon to the date of payment (excluding Accrued Dividends) shall be paid in cash on a current basis at a rate of .875% per quarter and the remainder (the "Accrued Dividends") shall not be paid in cash but shall accumulate quarterly from the Original Issuance Date and shall compound quarterly at the rate of .875% per quarter, whether or not authorized or declared, until the earliest of the Redemption Date (as defined herein), the Conversion Date (as defined herein), the occurrence of a Change of Control (after notice is given by the holders of Series A Preferred Stock pursuant to Section 6(c)) or an event (other than a Change of Control) described in Section 6(a) hereof. The Excess Dividend Amount shall be paid in the same manner as that received by the holders of the Common Stock.

     (ii) From the day after the fifth anniversary of the Original Issuance Date, the Corporation shall pay to the holders of the issued and outstanding shares of the Series A Preferred Stock, if, as and when authorized by the Board of Directors of the Corporation, out of funds legally available therefor, with respect to each such share, cumulative cash dividends in an amount equal to (x) 3.0% per annum of the sum of the Liquidation Amount and any accumulated and unpaid dividends thereon to the date of payment (the "Subsequent Dividend Rate;" each of the Initial Dividend Rate and the Subsequent Dividend Rate being sometimes referred to herein as the "Dividend Rate"), plus (y) an amount equal to the product (if greater than zero) of (A) the number of shares of Common Stock into which each share of Series A Preferred Stock is convertible on the applicable Dividend Payment Date, appropriately adjusted to reflect changes in the number of shares of Common Stock into which such share is convertible during any applicable calendar quarter in accordance with Section 7(f) as determined in good faith by the Independent Directors (whose good faith determination shall be conclusive and binding and described in a resolution of such Independent Directors) and (B) the Excess Dividend Amount. The entire 3.0% per annum of the sum of the Liquidation Amount and accumulated and unpaid dividends thereon to the date of payment shall be paid in cash on a current basis at a rate of .75% per quarter. The Excess Dividend Amount shall be paid in the same manner as that received by the holders of Common Stock.

     (iii) Dividends on shares of Series A Preferred Stock, whether or not authorized or declared, shall accumulate on a quarterly basis from the Original Issuance Date, shall compound quarterly at the applicable Dividend Rate and (except in the case of Accrued Dividends) shall be payable quarterly in arrears on the first day of January, April, July and October of each year, commencing on
          (each, a "Dividend Payment Date"), provided that the Excess Dividend Amount shall be paid in the same manner as that received by the holders of the Common Stock, and provided, further, that if any Dividend Payment Date is not a business day then the Dividend Payment Date shall be on the immediately succeeding business day (as used herein, the term "business day" shall mean any day except a Saturday, Sunday or day on which banking institutions are legally authorized or obligated to close in the City of New York) (and without any distribution or other payment in respect of any such delay), except that, if such business day is in the next succeeding calendar year, such payment shall be made on the immediately preceding business day. Dividends shall cease to accumulate in respect of shares of Series A Preferred Stock on the Redemption Date (as defined below) or the Conversion Date (as defined below) for such shares, as the case may be, unless, in the case of a Redemption Date, the Corporation fails to pay any amount necessary for such redemption (including any unpaid dividends required to be paid at such time) or, in the case of a Conversion Date, the Corporation fails to deliver certificates representing the Common Stock or other assets or securities issuable upon such conversion within three business days of the Conversion Date or to make any payment with respect to any unpaid dividends required to be paid at such time, as the case may be, in which cases dividends shall continue to accumulate from the Redemption Date or the Conversion Date, as the case may be, at the applicable Dividend Rate, until such payment and/or delivery is made. If requested in writing by any holder not less than five days prior to any Dividend Payment Date, the Corporation shall pay the cash portion of any dividend authorized with respect to such Dividend Payment Date by means of wire transfer to an account specified by the holder in such notice.

     (iv) All dividend payments paid (or accrued) with respect to shares of Series A Preferred Stock shall be paid pro rata to (or accrued pro rata for the benefit of) the holders entitled thereto, based on the number of shares of Series A Preferred Stock owned by each such holder.

     (v) If any dividend (other than Accrued Dividends) payable on any Dividend Payment Date, together with all unpaid cash dividends in respect of prior periods, is not authorized and paid in full on such Dividend Payment Date, as provided in Section 3(a)(i), then until such time as all accumulated and unpaid dividends have been authorized and paid in full, shares of Series A Preferred Stock shall continue to accumulate dividends daily and any unpaid dividends shall compound quarterly at the applicable Dividend Rate. All references herein to "unpaid dividends" shall be deemed to include dividends accumulating and accruing pursuant to this Section 3(a)(v).

     (vi) Dividends (other than Accrued Dividends) to be paid on any Dividend Payment Date shall be paid to the holders of record of shares of the Series A Preferred Stock as they appear on the stock register of the Corporation at the close of business on such record date (each, a "Dividend Payment Record Date"), which shall be not more than 40 days nor fewer than 10 days preceding each Dividend Payment Date thereof, as shall be fixed by the Board of Directors of the Corporation. Dividends (other than Accrued Dividends) not authorized and paid in full on any Dividend Payment Date shall be authorized and paid at any time as of which funds legally available therefor are available to the Corporation, without reference to any regular Dividend Payment Date, to the holders of record on such date (not exceeding 20 days nor fewer than 10 days preceding the date on which dividends in arrears will be paid) as may be fixed by the Board of Directors of the Corporation.

     (vii) Holders of shares of the Series A Preferred Stock shall be entitled to receive dividends in preference to and in priority over dividends upon the Common Stock and any other class or series of the Corporation's stock that ranks junior as to dividends to the Series A Preferred Stock (such stock, including the Common Stock, "Junior Dividend Stock") and shall be on a parity as to dividends with any class or series of the Corporation's stock that does not rank senior or junior as to dividends with the Series A Preferred Stock ("Parity Dividend Stock"), it being understood that nothing herein shall prevent the Corporation (as long as all accumulated dividends on the Series A Preferred Stock, other than Accrued Dividends, shall have been paid in accordance herewith) from paying (subject to approval of the Board of Directors of the Corporation) a quarterly dividend of $0.065 per share of Common Stock, as such amount may be nominally increased from time to time in accordance with Section 9(b)(iv) hereof (the "Regular Quarterly Dividend").

     (b) So long as any shares of the Series A Preferred Stock are outstanding, the Corporation shall not, unless all unpaid dividends (other than Accrued Dividends) on the Series A Preferred Stock shall have been paid in full, declare, pay or set apart for payment any dividend or other distribution on any of the Common Stock or other Junior Dividend Stock or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of any of the Common Stock or other Junior Dividend Stock or any warrants, rights, calls or options exercisable for or convertible into any of the Common Stock or other Junior Dividend Stock, or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the Corporation or other property (other than, subject to Sections 7(f), 9(b) and 10(b) hereof, to the extent applicable, distributions or dividends in Common Stock or other Junior Dividend Stock to the holders of Common Stock or other Junior Dividend Stock), and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any of the Common Stock or other Junior Dividend Stock or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Dividend Stock.

     (c) If at any time the Corporation issues (in accordance with Section 9(b)(ii)) any class or series of stock ranking senior and prior to the Series A Preferred Stock with respect to the payment of dividends ("Senior Dividend Stock") and fails to pay or declare and set apart for payment accumulated and unpaid dividends on such Senior Dividend Stock, in whole or in part, then (except to the extent allowed by the terms of the Senior Dividend Stock) no dividend paid in cash shall be paid or authorized and set apart for payment on the Series A Preferred Stock unless and until all accumulated and unpaid dividends with respect to the Senior Dividend Stock shall have been paid or authorized and set apart for payment, without interest. Except as provided in
Section 3(d) below, no dividends shall be paid or authorized and set apart for payment on any Parity Dividend Stock for any period unless the Corporation has paid or authorized and set apart for payment, or contemporaneously pays or declares and sets apart for payment, on the Series A Preferred Stock all unpaid dividends (other than Accrued Dividends) for all dividend payment periods terminating on or prior to the date of payment of such dividends. Except as provided in Section 3(d) below, no dividends paid in cash shall be paid or authorized and set apart for payment on the Series A Preferred Stock for any period unless the Corporation has paid or authorized and set apart for payment, or contemporaneously pays or declares and sets apart for such payment, on any Parity Dividend Stock all accumulated and unpaid dividends for all dividend payment periods terminating on or prior to the date of payment of such dividends.

     (d) If at any time the Corporation has failed to pay any unpaid dividends on any shares of Series A Preferred Stock on any Dividend Payment Date or on any Parity Dividend Stock on a stated payment date, as the case may be, subject to
Section 4, the Corporation shall not:

          (i) purchase any shares of the Series A Preferred Stock or Parity Dividend Stock (except for a consideration payable in Common Stock or other Junior Dividend Stock) or redeem fewer than all of the shares of the Series A Preferred Stock and Parity Dividend Stock then outstanding except for (x) the repurchase or redemption of shares of the Series A Preferred Stock made pro rata among the holders of the shares of the Series A Preferred Stock then outstanding and (y) the repurchase or redemption made pro rata with respect to all shares of the Series A Preferred Stock and Parity Dividend Stock then outstanding so that the amounts repurchased or redeemed shall in all cases bear to each other the same ratio that, at the time of the repurchase or redemption, the aggregate of the then applicable Liquidation Amount (plus accumulated and unpaid dividends thereon to the date of payment) of all of the Series A Preferred Stock and the liquidation preference or amount of the other Parity Dividend Stock then outstanding, respectively, bear to each other; or

          (ii) permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase any Common Stock, Junior Dividend Stock, shares of the Series A Preferred Stock or Parity Dividend Stock, except to the same extent that the Corporation could purchase such shares pursuant to the foregoing clause (i).

     Unless and until all unpaid dividends (other than Accrued Dividends) in respect of prior dividend payment periods on shares of the Series A Preferred Stock and any Parity Dividend Stock at the time outstanding have been paid in full, all dividends (other than Accrued Dividends) paid by the Corporation upon shares of the Series A Preferred Stock or Parity Dividend Stock shall be authorized pro rata with respect to all shares of the Series A Preferred Stock and Parity Dividend Stock then outstanding, so that the amounts of any dividends authorized on shares of the Series A Preferred Stock and on the Parity Dividend Stock shall in all cases bear to each other the same ratio that, at the time of the declaration, all unpaid dividends in respect of prior dividend payment periods on shares of the Series A Preferred Stock and the other Parity Dividend Stock, respectively, bear to each other.

     4. Redemption at the Option of the Corporation. (a) Except as provided in this Section 4(a) and Section 4(b), shares of the Series A Preferred Stock shall not be redeemable at the election of the Corporation. From and after the date that is the third anniversary of the Original Issuance Date, the Corporation, at its option, may redeem within 45 days after a 200% Date (as defined below) shares of Series A Preferred Stock, in whole or in part, in the sole discretion of the Independent Directors, to the extent it has funds legally available therefor, at a redemption price in cash equal to 100% of the Liquidation Amount of each share of Series A Preferred Stock to be redeemed, plus an amount equal to the accumulated and unpaid dividends thereon (including Accrued Dividends), whether or not authorized, to the redemption date (any such date, a "Three Year Redemption Date"). No redemption shall be permitted pursuant to this Section 4(a) at any time during which the Common Stock is not listed on either the New York Stock Exchange (the "NYSE") or the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ"). A "200% Date" shall be any date as of which the Closing Price of the Common Stock equals or exceeds 200% of the Conversion Price then in effect on at least 20 consecutive Trading Days immediately preceding such date and as of such date; provided that such 20 day period cannot begin prior to the third anniversary of the Original Issuance Date. "Trading Day" means a day on which securities are traded on the national securities exchange or quotation system or in the over-the-counter market used to determine Closing Prices for the Common Stock. "Closing Price" of the Common Stock on any day means the last reported per share sale price, regular way, of the Common Stock on such day, or, in case no such sale takes place on such day, the average of the reported closing per share bid and asked prices, regular way, of the Common Stock on such day, in each case on NASDAQ or, if the Common Stock is not quoted or admitted to trading on NASDAQ, on the principal national securities exchange or quotation system on which the

Common Stock is listed or admitted to trading or quoted, or, if the Common Stock is not listed or admitted to trading or quoted on any national securities exchange or quotation system, the average of the closing per share bid and asked prices of the Common Stock on such day in the over-the-counter market as reported by a generally accepted national quotation service or, if not so available in such manner, as furnished by any NYSE member firm selected from time to time by the Board of Directors of the Corporation for that purpose or, if not so available in such manner, as otherwise determined in good faith by the Independent Directors (whose good faith determination shall be conclusive and binding and described in a resolution of the Independent Directors).

     (b) From and after the date that is the fifth anniversary of the Original Issuance Date, the Corporation, at its option, may redeem shares of Series A Preferred Stock, in whole or in part, in the sole discretion of the Independent Directors, to the extent it has funds legally available therefor, at a redemption price in cash equal to 100% of the Liquidation Amount of each share of Series A Preferred Stock to be redeemed, plus an amount equal to the accumulated and unpaid dividends thereon (including Accrued Dividends), whether or not authorized, to the redemption date (any such date, a "Five Year Redemption Date;" each of the Three Year Redemption Date and the Five Year Redemption Date sometimes being referred to herein as the "Redemption Date").

     (c) Not less than 15 days nor more than 45 days (such date as fixed by the Board of Directors of the Corporation is referred to herein as the "Redemption Record Date") prior to the date fixed for any redemption of shares of the Series A Preferred Stock pursuant to this Section 4, a notice specifying the time and place of the redemption and the number of shares to be redeemed shall be given by overnight courier or by certified mail return receipt requested, to the holders of record on the Redemption Record Date of the shares of the Series A Preferred Stock to be redeemed at their respective addresses as the same shall appear on the books of the Corporation, calling upon each holder of record to surrender to the Corporation on the Redemption Date at the place designated in the notice such holder's certificate or certificates representing the number of shares specified in the notice of redemption, provided that the Corporation shall at all times maintain an office or agency in the City of New York for such purposes. Neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular holder shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder receives the notice. On or after the Redemption Date, each holder of shares of Series A Preferred Stock to be redeemed shall present and surrender such holder's certificate or certificates for such shares to the Corporation at the place designated in the redemption notice and thereupon the redemption price of the shares, and any accumulated and unpaid dividends thereon to the Redemption Date, shall be paid to or on the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

     (d) If a notice of redemption has been given pursuant to this Section 4 and, on or before the Redemption Date, the funds necessary for such redemption (including all dividends on the shares of Series A Preferred Stock to be redeemed, including Accrued Dividends, that will accumulate to the Redemption
Date) shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares of Series A Preferred Stock so called for redemption, then, notwithstanding that any certificates for such shares of Series A Preferred Stock have not been surrendered for cancellation, on the Redemption Date dividends shall cease to accumulate on the shares of the Series A Preferred Stock to be redeemed and the holders of such shares shall cease to be stockholders with respect to those shares, shall have no interest in or claims against the Corporation by virtue thereof and shall have no voting or other rights with respect thereto, except the conversion rights provided in subsection (e) of this Section 4 and Section 7 below and the right to receive the monies payable upon such redemption, without interest thereon, upon surrender (and endorsement, if required by the Corporation) of their certificates, and the shares of Series A Preferred Stock represented thereby shall no longer be outstanding. Subject to applicable escheat laws, any monies so set aside by the Corporation and unclaimed at the end of four years from the Redemption Date shall revert to the general funds of the Corporation, after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Corporation for the payment of the redemption price, without interest. Any interest accrued on funds so deposited shall belong to the Corporation and be paid thereto from time to time.

     (e) If a notice of redemption has been given pursuant to this Section 4 and any holder of shares of Series A Preferred Stock shall, prior to the close of business on the business day immediately preceding the Redemption Date, give written notice to the Corporation pursuant to Section 7 below of the conversion of any or all of the shares to be redeemed held by the holder, then such redemption shall not become effective as to such shares to be converted and such conversion shall become effective as provided in Section 7 below, whereupon any funds deposited by the Corporation for the redemption of such shares shall (subject to any right of the holder of such shares to receive the dividends payable thereon as provided in Section 7 below) immediately upon such conversion be returned to the Corporation or, if then held in trust by the Corporation, shall automatically and without further corporate action or notice be discharged from the trust.

     (f) In every case of redemption of fewer than all of the outstanding shares of the Series A Preferred Stock pursuant to this Section 4, the shares to be redeemed shall be selected pro rata among all holders of Series A Preferred Stock on the basis of the number of shares of Series A Preferred Stock owned by each such holder, provided that only whole shares shall be selected for redemption.

     5. Redemption at the Option of the Holder. (a) No holder of shares of Series A Preferred Stock shall have any right to require the Corporation to redeem any shares of Series A Preferred Stock prior to the earlier of (i) 10 years from the Original Issuance Date, (ii) a Change of Control, or (iii) the sale by the Corporation of all or substantially all of its assets (the "Optional Redemption Effective Date"). Thereafter, at any time following the Optional Redemption Effective Date, each holder of shares of Series A Preferred Stock shall have the right, at the sole option and election of such holder, to require the Corporation to redeem all or less than all of the shares of Series A Preferred Stock owned by such holder at a redemption price (the "Redemption Price") in cash equal to 100% of the Liquidation Amount of each share of Series A Preferred Stock to be redeemed, plus an amount equal to the accumulated and unpaid dividends thereon (including Accrued Dividends), whether or not authorized, to the redemption date.

     (b) The holder of any shares of Series A Preferred Stock may exercise such holder's right to require the Corporation to redeem such shares by surrendering for such purpose to the Corporation, at its principal office or at such other office or agency maintained by the Corporation for that purpose (provided that the Corporation shall at all times maintain an office or agency in the City of New York for such purposes), certificates representing the shares of Series A Preferred Stock to be redeemed, accompanied by a written notice stating that such holder elects to require the Corporation to redeem all or less than all of such shares in accordance with the provisions of this Section 5(b), which notice may specify an account for delivery of the Redemption Price.

     (c) Within fifteen (15) days after the surrender of such certificates, the Corporation shall pay to the holder of the shares being redeemed the Redemption Price therefor. Such payment shall be made by wire transfer of immediately available funds to an account designated by such holder.

     (d) Subject to Section 5(e), such redemption shall be deemed to have been made at the close of business on the date of the receipt of such notice and of such surrender of the certificates representing the shares of the Series A Preferred Stock to be redeemed, the shares so redeemed shall no longer be deemed outstanding, the rights to receive dividends thereon shall cease from and after the date of redemption designated in the notice of redemption, and the rights of the holder thereof, except for the right to receive the Redemption Price therefor in accordance herewith, shall cease on such date of receipt and surrender.

     (e) In the event that the Redemption Price is not paid when due in accordance with Section 5(c) hereof, then, in addition to any other rights that may otherwise be available to holders of Series A Preferred Stock pursuant to the terms of the Series A Preferred Stock or the Charter, and notwithstanding
Section 5(d) or any provision of the Charter to the contrary, (1) all shares of the Series A Preferred Stock redeemed pursuant to Section 5(d) shall be reissued or returned (as applicable) to all holders who exercised their option to redeem such shares, and the right to receive dividends (including Accrued Dividends) thereon and all other rights of the holder thereof shall be deemed to have continued as if such redemption had not occurred and (2) provided that the aggregate Redemption Price then due shall equal at least $30 million, the total number of directors of the Corporation shall increase by such number of directors as will be required to enable the holders of Series A Preferred Stock to elect a majority of the directors on the Board of Directors of the Corporation (the "Default Number"), and the holders of Series A Preferred Stock, voting together as a single class, shall by affirmative vote of holders of a plurality of the total number of shares of Series A Preferred Stock voting thereon, be entitled to elect, at a meeting of such stockholders or by written consent in lieu thereof, to the Board of Directors of the Corporation the Default Number of directors (the "Redemption Default Directors") (which directors shall be in addition to, and not in lieu of, any directors such holders may otherwise be entitled to elect pursuant to the terms of the Series A Preferred Stock and which directors shall each be required to satisfy any applicable qualifications existing under applicable law and shall be entitled to all rights of voting and participation as are directors of the Corporation generally), and shall be entitled exclusively, by affirmative vote of holders of a majority of the total number of shares of Series A Preferred Stock then outstanding or by written consent in lieu thereof, at any time to remove any director so elected. Any other provision of the terms of the Series A Preferred Stock or the Charter or Bylaws of the Corporation notwithstanding, no Redemption Default Director may be removed except in the manner provided for in this paragraph. Vacancies among the Redemption Default Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled at any time, but only by the affirmative vote of holders of a plurality of the total number of shares of Series A Preferred Stock voting thereon, voting together as a single class, or by written consent in lieu thereof, and any director so chosen shall hold office for a term expiring on the date the term of office of the director such newly-elected director shall have replaced would have expired. At any time during which the holders of Series A Preferred Stock are entitled to elect Redemption Default Directors, in the event the Corporation pays in cash the aggregate Redemption Price owed by it pursuant to Section 5(a), then the term of any Redemption Default Director then in office shall terminate as of the time such payment is made, and the total number of directors of the Corporation shall decrease by the number of Redemption Default Directors then in office whose term shall have terminated and the holders of Series A Preferred Stock shall cease to have any rights hereunder to elect Redemption Default Directors, in each case, unless and until one or more of the conditions specified above shall recur. In addition, for so long as the holders of Series A Preferred Stock have rights to elect Redemption Default Directors, the holders shall have the rights set forth in Section Twelfth of the Charter.

     6. Liquidation; Change of Control. (a) In the event of any voluntary or involuntary liquidation (complete or partial), dissolution or winding-up of the affairs of the Corporation, the holders of the Series A Preferred Stock shall be entitled to receive an amount in cash equal to the greater of (the "Greater Amount") (i) $26.00 per share (the "Liquidation Amount") (subject to adjustment for any stock dividend, subdivision, combination or reclassification or similar event affecting the Series A Preferred Stock) plus an amount equal to the accumulated and unpaid dividends thereon (including Accrued Dividends), whether or not authorized, from the Original Issuance Date to the payment date and (ii) the product of (A) the price of the Common Stock (calculated as the average of the daily Closing Prices for the Common Stock for the five consecutive Trading Days selected by the Board of Directors of the Corporation commencing not more than 20 Trading Days before, and ending not later than the date of such liquidation, dissolution, or winding-up) and (B) the number of shares of Common Stock such holders would be entitled to receive upon conversion of such Series A Preferred Stock in accordance with the provisions of Section 7.

     (b) In the event of any voluntary or involuntary liquidation (complete or partial), dissolution or winding-up of the Corporation, the holders of shares of Series A Preferred Stock (i) shall not be entitled to receive the Greater Amount of the shares held by them until payment in full or provision has been made for the payment of all claims of creditors of the Corporation and the liquidation preference of any class or series of stock ranking senior to the Series A Preferred Stock with respect to redemption rights and rights upon liquidation, dissolution or winding-up of the affairs of the Corporation ("Senior Liquidation Stock" and, together with the Senior Dividend Stock, the "Senior Stock"), plus accumulated and unpaid dividends thereon, if any, whether or not authorized, to the payment date, shall have been paid in full and (ii) shall be entitled to receive the Greater Amount of such shares held by them, in preference to and in priority over any distributions upon the Common Stock and any other series or class of the Corporation's stock that ranks junior to the Series A

Preferred Stock as to redemption rights and rights upon liquidation, dissolution or winding-up of the affairs of the Corporation ("Junior Liquidation Stock" and, together with the Junior Dividend Stock, the "Junior Stock"). Upon payment in full of the Greater Amount to which the holders of shares of the Series A Preferred Stock are entitled, the holders of shares of the Series A Preferred Stock shall not be entitled to any further participation in any distribution of assets by the Corporation. Subject to clause (i) above, if the assets of the Corporation are not sufficient to pay in full the Greater Amount payable to the holders of shares of the Series A Preferred Stock and the liquidation preference payable to the holders of any series or class of the Corporation's stock, outstanding on the date hereof or hereafter issued, that ranks on a parity with the Series A Preferred Stock as to redemption rights and rights upon liquidation, dissolution or winding-up of the affairs of the Corporation ("Parity Liquidation Stock" and, together with the Parity Dividend Stock, the "Parity Stock"), the holders of all such shares shall share ratably in proportion to the full respective preferential amounts payable on such shares in any distribution.

     (c) For the purposes of this Section 6, neither the sale of all or substantially all of the assets of the Corporation nor the consolidation or merger of the Corporation with or into any other entity, shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, unless (i) such sale, consolidation or merger shall be in connection with a plan of liquidation, dissolution or winding up of the Corporation (in which event the holders of the Series A Preferred Stock shall be entitled to receive the Greater Amount per share held by them) or (ii) a Change of Control (as defined below) shall occur (in which case, the holders of the Series A Preferred Stock shall, if they so request in writing, subject to the third and fourth sentence of this Section 6(c), be entitled to receive the Liquidation Amount per share plus accumulated and unpaid dividends, including Accrued Dividends, thereon to the payment date). In the event of a Change of Control, the Corporation shall, not less than 30 days nor more than 60 days prior thereto, by overnight courier or certified mail return receipt requested, give notice thereof to the holders of the Series A Preferred Stock at their addresses as they appear on the books of the Corporation (which notice shall specify that the holders who desire to convert must satisfy the requirements for conversion contained in Section 7 hereof and shall set forth the Conversion Price) and shall comply with the provisions of Section 7. Each holder of shares of Series A Preferred Stock shall within 10 days of receipt of such notice give written notice to the Company that such holder wishes to receive the Liquidation Amount per share plus accumulated and unpaid dividends thereon to the payment date. Any holder who fails to give such notice shall be deemed to have elected to retain its shares of Series A Preferred Stock. The Corporation shall not consummate a Change of Control without adequately assuring the holders of the Series A Preferred Stock the right to receive the amounts such holders are entitled to pursuant to this Section 6(c) as of such date in accordance with applicable law.

     (d) A "Change of Control", with respect to any person, means the occurrence of any of the following:

          (i) The acquisition by any person or group of persons of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities and Exchange Act of 1934, as amended) (other than (x) the Corporation or a Subsidiary (as defined in that certain Preferred Stock Purchase Agreement by and among the Corporation and the Purchasers listed therein, dated November 28, 2000 (the "Purchase Agreement")) of the Corporation in connection with the Offer (as defined in the Purchase Agreement) or (y) the holders of the Series A Preferred Stock or their respective Affiliates (as defined in the Purchase Agreement)) of 50% or more of either (1) the then outstanding shares of Common Stock of the person (the "Outstanding Company Common Stock") or (2) the combined voting power of the then outstanding voting securities of the person entitled to vote generally in the election of directors of such person (the "Outstanding Company Voting Securities"); provided, however, that any acquisition by any person pursuant to a transaction that complies with clauses (1), (2) and (3) of paragraph (iii) of this definition shall not be a Change of Control; or

          (ii) Individuals who, as of the date hereof, constitute the Board of Directors of the Corporation or other similar governing body of such person or, with respect to any person organized or formed after the date hereof, the individuals who constitute members of such body at its first meeting (the "Incumbent Board") (it being understood that any members of the Board of Directors of the Corporation elected by the holders of the Series A Preferred Stock are members of the Incumbent Board) cease for any reason to constitute at least a majority of the Board of Directors of the Corporation or other similar governing body of such person; provided, however, that any individual becoming a director, or having similar management supervisory functions (for purposes of this definition, a "director") subsequent to the date hereof or date of such meeting whose election, or nomination for election by such person's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Incumbent Board of such person; or

          (iii) Consummation of a reorganization, merger or consolidation, sale or other disposition of all or substantially all of the assets or shares of such person, or consummation of any acquisition by such person or any of its Subsidiaries, or any transaction similar to any of the foregoing (a "Business Combination"), in each case, unless, following such Business Combination, (1) all or substantially all of the persons who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities of the applicable person immediately prior to such Business Combination beneficially own, directly or indirectly, a majority or more of, respectively, the then Outstanding Company Common Stock and the then Outstanding Company Voting Securities, as the case may be, of the person resulting from such Business Combination (including a person which as a result of such transaction owns the applicable person or all or substantially all of the applicable person's assets either directly or through one or more Subsidiaries) (such resulting person, a "Resulting Corporation") in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities of the applicable person, as the case may be, (2) no person or group of persons or their affiliates (excluding any Resulting Corporation and any holder of shares of Series A Preferred Stock or Affiliate thereof) beneficially owns, directly or indirectly, 50% or more of, respectively, the then Outstanding Company Common Stock of the Resulting Corporation or the then Outstanding Company Voting Securities of the Resulting Corporation, and (3) at least a majority of the members of the board of directors or other similar governing body of the Resulting Corporation were members of the Incumbent Board or were approved by a majority of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the board or other similar governing body, providing for such Business Combination; or

          (iv) Approval by the shareholders of such person of a complete liquidation or dissolution of such person.

     7. Conversion. (a) Holders of shares of Series A Preferred Stock may, at any time after the Original Issuance Date, convert shares of Series A Preferred Stock, unless previously redeemed, into a number of shares of Common Stock calculated by dividing, for each share of Series A Preferred Stock to be converted, (1) the Liquidation Amount thereof, plus an amount equal to the accumulated and unpaid dividends thereon (including Accrued Dividends), whether or not authorized, to the Conversion Date (as defined below) by (2) $26.00, subject to adjustment as described in Section 7(f) (the "Conversion Price"). If more than one share of Series A Preferred Stock shall be surrendered for conversion at one time by the same record holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered. In the case of shares of Series A Preferred Stock called for redemption, conversion rights shall (subject to Section 5(e)) expire at the close of business on the business day immediately preceding the Redemption Date. The holders of shares of Series A Preferred Stock that convert such shares into shares of Common Stock shall be entitled to receive (i) any unpaid dividends (including Accrued Dividends) accumulating through the Conversion Date, if a Conversion Notice (as defined below) is delivered by such holders on or after a Dividend Payment Date and before the next succeeding Dividend Payment Record Date or (ii) the dividend payable on (plus Accrued Dividends to) the subsequent Dividend Payment Date, if a Conversion Notice is delivered by such holders on or after a Dividend Payment Record Date and prior to the subsequent Dividend Payment Date, which amount (in each case (i) and (ii)) shall be included in the Liquidation Amount to be converted.

     (b) Any holder of shares of Series A Preferred Stock electing to convert the shares or any portion thereof in accordance with Section 7(a) above shall give written notice (a "Conversion Notice") to the Corporation (which notice may be given by facsimile transmission) that such holder elects to convert the same and shall state therein the number of shares of Series A Preferred Stock to be converted and the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. Promptly thereafter, the holder shall surrender the certificate or certificates of shares of Series A Preferred Stock to be converted, duly endorsed, at the office of the Corporation or any transfer agent for such shares, or at such other place designated by the Corporation, provided that the Corporation shall at all times maintain an office or agency in the City of New York for such purposes. The Corporation shall, within three business days of receipt of such Conversion Notice, issue and deliver to or upon the order of such holder, against delivery of the certificates representing the shares of Series A Preferred Stock that have been converted, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled (in the number(s) and denomination(s) designated by such holder), and the Corporation shall deliver to such holder a certificate or certificates for the number of shares of Series A Preferred Stock that such holder has not elected to convert. The conversion right with respect to any shares of Series A Preferred Stock shall be deemed to have been exercised at the date upon which the Conversion Notice is received by the Corporation (the "Conversion Date") and the person or persons entitled to receive the Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Stock upon that date; provided, however, that nothing in this sentence shall relieve the Corporation of its obligation to deliver to the person or persons entitled to receive the Common Stock issuable upon conversion certificates therefor (and the payment required by Section 7(d), if applicable), or its obligation, if any, to pay any dividends accumulating after the Conversion Date pursuant to Section 3(a)(iii) above.

     (c) No fractional shares of Common Stock shall be issued upon conversion of shares of Series A Preferred Stock. Instead of any fractional share of Common Stock otherwise issuable upon conversion of any shares of Series A Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the Closing Price (determined as set forth in Section 4(a) hereof) of the Common Stock on the Conversion Date.

     (d) If a holder converts shares of Series A Preferred Stock, the Corporation shall pay any documentary, stamp or similar issue or transfer tax due on the issue of Common Stock upon the conversion or due upon the issuance of a new certificate or certificates for any shares of Series A Preferred Stock not converted. The holder, however, shall pay any such tax that is due because any such shares of the Common Stock or of the Series A Preferred Stock are issued in a name other than the name of the holder.

     (e) The Corporation shall at all times keep reserved out of its authorized but unissued Common Stock a sufficient number of shares of Common Stock to permit the conversion of all of the then-outstanding shares of Series A Preferred Stock. For the purposes of this Section 7(e), the full number of shares of Common Stock then issuable upon the conversion of all then-outstanding shares of Series A Preferred Stock shall be computed as if at the time of computation all outstanding shares of Series A Preferred Stock were held by a single holder. The Corporation shall from time to time, in accordance with the laws of the State of Maryland and its Charter, increase the authorized amount of its Common Stock if at any time the authorized amount of its Common Stock remaining unissued shall not be sufficient to permit the conversion of all shares of Series A Preferred Stock at the time outstanding. All shares of Common Stock issued upon conversion of the shares of Series A Preferred Stock shall be validly issued, fully paid, nonassessable and free and clear of (i) any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), restriction or other security interest of any kind or nature whatsoever (collectively, "Liens"), other than any such Liens imposed by the holder to whom such shares are issued or such person's creditors and (ii) any preemptive or other similar rights.

     (f) The Conversion Price shall be subject to adjustment as follows:

          (i) In case the Corporation shall (A) pay a dividend on any class of its stock in shares of any class of Common Stock, (B) subdivide the outstanding shares of any class of Common Stock into a greater number of shares or (C) combine the outstanding shares of any class of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior thereto shall be adjusted by multiplying the Conversion Price at which the shares of Series A Preferred Stock were theretofore convertible by a fraction of which the denominator shall be the number of shares of Common Stock outstanding immediately following such action and of which the numerator shall be the number of shares of Common Stock outstanding immediately prior thereto. Such adjustment shall be made whenever any event listed above shall occur and shall become effective retroactively immediately after the record date in the case of a dividend and immediately after the effective date in the case of a subdivision or combination.

          (ii) In case the Corporation shall issue rights or warrants to any person (including holders of its Common Stock) entitling such person or persons to subscribe for or purchase shares of Common Stock at a price per share less than the Applicable Price (as defined below) on the date of issuance, or in case the Corporation shall issue to any person (including holders of its Common Stock) other securities convertible into or exchangeable for Common Stock for a consideration per share of Common Stock deliverable upon conversion or exchange thereof less than the Applicable Price on the date of issuance, then the Conversion Price in effect immediately prior thereto shall be adjusted as provided below so that the Conversion Price therefor shall be equal to the price determined by multiplying (A) the Conversion Price at which shares of Series A Preferred Stock were theretofore convertible by (B) a fraction of which (x) the denominator shall be the sum of (1) the number of shares of Common Stock outstanding on the date of issuance of the convertible or exchangeable securities, rights or warrants and (2) the number of additional shares of Common Stock offered for subscription or purchase, or issuable upon such conversion or exchange, and (y) the numerator shall be the sum of (1) the number of shares of Common Stock outstanding on the date of issuance of such convertible or exchangeable securities, rights or warrants and (2) the number of additional shares of Common Stock which the aggregate offering price of the shares of Common Stock so offered would purchase at the Applicable Price. Such adjustment shall be made whenever such convertible or exchangeable securities, rights or warrants are issued, and shall become effective immediately after the date of issuance of such securities. In the event the price per share of Common Stock deliverable upon exercise of any outstanding right or warrant to purchase or subscribe for Common Stock, or upon conversion or exchange of any securities convertible into or exchangeable for shares of Common Stock, is adjusted or amended to an amount less than the Applicable Price as of the date of such adjustment or amendment, then the Conversion Price in effect immediately prior thereto shall be adjusted as provided in the immediately preceding sentence as if such right, warrant or convertible or exchangeable security were newly issued by the Corporation on the date of such adjustment or amendment. The foregoing notwithstanding, upon the expiration of any right or warrant to purchase Common Stock, the issuance of which resulted in an adjustment in the Conversion Price pursuant to this Section 7(f)(ii), if any such right or warrant shall expire and shall not have been exercised, the Conversion Price shall be recomputed immediately upon such expiration and effective immediately upon such expiration shall be increased to the price it would have been (but reflecting any other adjustments to the Conversion Price made pursuant to the provisions of this Section 7(f) after the issuance of such rights or warrants) had the adjustment of the Conversion Price made upon the issuance of such rights or warrants been made on the basis of offering for subscription or purchase only that number of shares of Common Stock actually purchased upon the exercise of such rights or warrants. No further adjustment shall be made upon exercise of any right, warrant, convertible security or exchangeable security if any adjustment shall have been made upon issuance of such security. As used herein, (A) "Applicable Price" shall mean the Conversion Price or, if at any time the condition in clause (i) or (ii) of Section 10(a) is not satisfied and there are not on the Board of Directors of the Corporation Redemption Default Directors elected by the holders of the Series A Preferred Stock in accordance with
     Section 5(e), the Current Market Price, and (B) "Current Market Price" for a given date, with respect to any share of Common Stock, shall mean the average of the Closing Prices of such share (if available, as reported in The Wall Street Journal or other reputable financial news source) for the 20 consecutive Trading Days immediately preceding such date; provided, however, that with respect to options issued pursuant to duly adopted stock option or other plans of the Corporation under which options to purchase stock of the Corporation may be issued to employees or directors of the Corporation or of affiliates under the

     Corporation's control ("Corporation Option Plans"), each reference to "Current Market Price" in this subsection (ii) shall be deemed to be a reference to the current market price or fair market value of the Common Stock or similar concept, if any, as such term or concept is used in the applicable Corporation Option Plan for determining the fair market value of such stock at the time of grant.

          (iii) [INTENTIONALLY OMITTED]

          (iv) In case the Corporation shall purchase, redeem or otherwise acquire any shares of Common Stock at a price per share greater than the Applicable Price on the date of such event, or in case the Corporation shall purchase, redeem or otherwise acquire other securities convertible into or exchangeable for Common Stock for a consideration per share of Common Stock into which such security is convertible or exchangeable greater than the Applicable Price on the date of such event, then the Conversion Price in effect immediately prior thereto shall be adjusted as provided below so that the Conversion Price therefor shall be equal to the price determined by multiplying (A) the Conversion Price at which shares of Series A Preferred Stock were theretofore convertible by (B) a fraction of which (x) the denominator shall be the Applicable Price immediately prior to such event, and (y) the numerator shall be the result of dividing: (1)
     (x) the product of (aa) the number of shares of Common Stock outstanding on a fully-diluted basis and (bb) the Applicable Price, in each case immediately prior to such event, minus (y) the aggregate consideration paid by the Company in such event (plus, in the case of securities convertible into or exchangeable for Common Stock, the aggregate additional consideration to be paid to the Company upon exercise, conversion or exchange), by (2) the number of shares of Common Stock outstanding on a fully-diluted basis immediately after such event. Such adjustment shall be made whenever such Common Stock is issued or sold, and shall become effective immediately after the issuance or sale of such securities; provided, however, that no adjustment shall be made pursuant to this subsection (iv) if holders of a majority of the Series A Preferred Stock, voting separately as a class, consent in advance to the event that would otherwise give rise to such adjustment occurring without such Conversion Price adjustment.

          (v) In case the Corporation shall issue or sell any shares of Common Stock at a price per share below the Applicable Price on the date the Corporation commits or agrees to such sale or issuance, then the Conversion Price in effect immediately prior thereto shall be adjusted as provided below so that the Conversion Price therefor shall be equal to the price determined by multiplying (A) the Conversion Price at which shares of Series A Preferred Stock were theretofore convertible by (B) a fraction of which (x) the denominator shall be the sum of (1) the number of shares of Common Stock outstanding on the date of issuance or sale of such shares of Common Stock and (2) the number of additional shares of Common Stock offered for sale or subject to issuance, and (y) the numerator shall be the sum of (1) the number of shares of Common Stock outstanding on the date of issuance or sale of such shares of Common Stock and (2) the number of additional shares of Common Stock which the aggregate offering price of the number of shares of Common Stock so offered or issued would purchase at the Applicable Price. Such adjustment shall be made whenever such Common Stock is issued or sold, and shall become effective immediately after the issuance or sale of such securities; provided, however, that the provisions of this subparagraph shall not apply to (1) shares of Common Stock issued upon conversion of shares of Series A Preferred Stock, (2) shares of Common Stock issued upon conversion of options issued or granted pursuant to Corporation Option Plans, or (3) shares of Common Stock issued in a bona fide public offering to or through a nationally recognized investment banking firm in which affiliates (as defined in the rules of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934, as amended) of the Corporation (other than the Purchasers (as defined in the Purchase Agreement) and persons controlling the Purchasers) purchase less than 10% of the shares sold in such offering.

          (vi) No adjustment in the Conversion Price shall be required unless the adjustment would require an increase or decrease of at least 1% in the Conversion Price then in effect; provided, however, that any adjustments that by reason of this Section 7(f)(vi) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 7(f) shall be made to the nearest cent.

          (vii) In the event that at any time the holder of any share of Series A Preferred Stock thereafter surrendered for conversion shall become entitled to receive any shares of the Corporation other than shares of the Common Stock, thereafter the number of such other shares so receivable upon conversion of any share of Series A Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in Section 7(f), and the other provisions of this Section 7 with respect to the Common Stock shall apply on like terms to any such other shares.

          (viii) Whenever the Conversion Price is adjusted, as herein provided, the Corporation shall promptly file with the transfer agent for the Series A Preferred Stock, if any, a certificate of an officer of the Corporation setting forth the Conversion Price after the adjustment and setting forth a brief statement of the facts requiring such adjustment and a computation thereof (each, a "Conversion Certificate") and promptly thereafter the Corporation shall cause a notice of the adjusted Conversion Price to be mailed to each registered holder of shares of Series A Preferred Stock; provided that if there is no transfer agent for the Series A Preferred Stock, then the Corporation shall promptly send a copy of the Conversion Certificate to each holder of record by overnight courier or by certified mail, return receipt requested.

          (ix) In case of any reclassification of the Common Stock, any consolidation of the Corporation with, or merger of the Corporation into, any other entity, any merger of another entity into the Corporation (other than a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Corporation), any sale or transfer of all or substantially all of the assets of the Corporation or any compulsory share exchange pursuant to which share exchange the Common Stock is converted into other securities, cash or other property (each such transaction, a "Fundamental Change"), then lawful provision shall be made as part of the terms of such transaction whereby the holder of each share of Series A Preferred Stock outstanding immediately prior thereto shall have the right thereafter, during the period such share of Series A Preferred Stock shall be convertible, to convert such share into the kind and amount of securities, cash and other property receivable upon the reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock of the Corporation into which a share of Series A Preferred Stock would have been convertible immediately prior to the reclassification, consolidation, merger, sale, transfer or share exchange. The Corporation, the person formed by the consolidation or resulting from the merger or which acquires such assets or which acquires the Corporation's shares, as the case may be, shall make provisions in its certificate or articles of incorporation or other constituent document to establish such rights and such rights shall be clearly provided for in the definitive transaction documents relating to such transaction, and the Corporation agrees that it will not be a party to or permit such Fundamental Change to occur unless such provisions are so made as a part of the terms thereof. The certificate or articles of incorporation or other constituent document shall provide for adjustments, which, for events subsequent to the effective date of the certificate or articles of incorporation or other constituent document, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 7. The provisions of this Section 7(f)(ix) shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

          (x) In the event any Merger Event (as defined below) is proposed or the Corporation enters into any agreement providing for a Merger Event, and the fair market value of the cash, securities and other property to be received by holders of shares of Common Stock for each share of Common Stock held, or into which shares of Common Stock are to be converted in such event (the "Merger Event Consideration"), is less than the Conversion Price then in effect, then each holder of shares of Series A Preferred Stock may elect to cause all of such holder's shares of Series A Preferred Stock to be converted into shares of Common Stock effective immediately prior to the Merger Event on the basis of an adjusted Conversion Price equal to 99% of the fair market value of the Merger Event Consideration. The Corporation shall not engage in any Merger Event or permit any Merger Event to occur unless not less than 30 days prior to the proposed date of such Merger Event the Corporation shall have sent, by overnight courier or certified mail return receipt requested, a notice to each holder of Series A Preferred Stock at such holder's address as it appears on the stock books of the Corporation, which notice shall:

     (i) describe the contemplated Merger Event and indicate the date on which the Merger Event is expected to be consummated; (ii) state the Merger Event Consideration; (iii) inform such holders of their right to effect a conversion pursuant to and in accordance with this subsection in connection with the proposed Merger Event; and (iv) state that holders electing not to convert pursuant to this subsection shall have the rights set forth in subsection (ix) above. The term "Merger Event" shall mean (1) any consolidation of the Corporation with, or merger of the Corporation into, any other entity, (2) any merger of another entity into the Corporation (other than a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of any class of Common Stock of the Corporation), (3) any sale or transfer of all or substantially all of the assets of the Corporation or (4) any compulsory share exchange pursuant to which share exchange the Common Stock is to be converted into other securities, cash or other property, except, in each of cases (1)-(4), for any such event in which the consideration to be received by holders of Common Stock consists solely of shares of common stock of the acquiring or surviving corporation of such event, which common stock is listed or admitted to trading or quoted on the NYSE, the American Stock Exchange or NASDAQ. For purposes of this subsection (x), the fair market value of any securities for which a current market price (calculated in the same manner, mutatis mutandis, as set forth in the definition of Current Market Price in Section 7(f)(ii) with respect to the Common Stock) is ascertainable shall be the current market price for such security as of the relevant date, and the fair market value of all other securities and all other assets or property shall be determined in good faith by the Board of Directors of the Corporation.

          (xi) If any event occurs as to which the foregoing provisions of this
     Section 7(f) are not strictly applicable or, if strictly applicable, would not, in the good faith judgment of the Board of Directors of the Corporation, fairly protect the conversion rights of the Series A Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board of Directors of the Corporation shall make such adjustments in the application of such provisions, in accordance with such essential intent and principles, as shall be reasonably necessary, in the good faith opinion of the Board of Directors of the Corporation, to protect such conversion rights as aforesaid, but in no event shall any such adjustment have the effect of increasing the Conversion Price, or otherwise adversely affect the holders.

     (g) The Independent Directors may make such reductions in the Conversion Price, in addition to those required by the foregoing paragraphs, as it considers to be advisable to avoid or diminish any income tax to holders of Common Stock or rights to purchase Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. The Independent Directors from time to time may reduce the Conversion Price by any amount for any period of time if the period is at least 20 days and if the reduction is irrevocable during the period. Whenever the Conversion Price is reduced pursuant to either of the two preceding sentences, the Corporation shall mail to holders of record of the Series A Preferred Stock a notice of the reduction at least 15 days before the date the reduced Conversion Price takes effect, stating the reduced Conversion Price and the period it will be in effect. A voluntary reduction of the Conversion Price does not change or adjust the Conversion Price otherwise in effect for purposes of paragraph 7(f) above.

     8. Status of Shares. All shares of the Series A Preferred Stock that are at any time redeemed pursuant to Sections 4 or 5 or converted pursuant to
Section 7 and all shares of the Series A Preferred Stock that are otherwise reacquired by the Corporation shall have the status of authorized but unissued shares of Preferred Stock, without designation as to series, subject to reissuance by the Board of Directors of the Corporation as shares of any one or more other classes or series.

     9. Voting Rights. (a) For so long as any shares of the Series A Preferred Stock are outstanding, each share of Series A Preferred Stock shall entitle the holder thereof to notice of, to attend and to vote at, in person or by proxy, any special or annual meeting of stockholders, on all matters entitled to be voted on by holders of Common Stock and any other series or class of Voting Stock (as defined in Section 9(d)) voting together as a single class (except as set forth in Sections 9(b) and 10) with all other shares entitled to vote thereon. With respect to any such vote, each share of Series A Preferred Stock shall entitle the holder thereof to cast that number of votes per share as is equal to the number of votes that such holder would be entitled to cast had such holder converted its shares of Series A Preferred Stock into shares of Common Stock, as of the record or other applicable date for determining the stockholders of the Corporation eligible to vote on any such matters.

     (b) For so long as any shares of Series A Preferred Stock are outstanding, in addition to any vote or consent of stockholders required by law or by the Charter, the affirmative vote, given in person or by proxy at any meeting called for such purpose, or written consent, of the holders of at least a majority of the Series A Preferred Stock at any time issued and outstanding, acting as a single class, shall be necessary for effecting, entering into, engaging in or approving:

          (i) any reclassification of the Series A Preferred Stock or any amendment, alteration or repeal (including as a result of a merger or consolidation involving the Corporation or otherwise by operation of law) of any provision of the Corporation's Charter or Bylaws, which adversely affects the dividend or liquidation preferences, voting powers or other rights of the holders of the Series A Preferred Stock;

          (ii) the authorization or creation of, or the increase in the authorized amount of, or the issuance of any shares of any class or series of (or the reclassification of any securities into) securities of the Corporation ranking senior to or on a par with the Series A Preferred Stock with respect to distributions or rights on liquidation, or any security convertible into or exercisable for or otherwise representing the right to acquire any such securities or any derivative or similar securities representing any of the foregoing;

          (iii) any issuance of shares of Common Stock at a price equal to or less than $26 per share of Common Stock, appropriately adjusted to reflect any changes in the capitalization of the Corporation after the date hereof as determined in good faith by the Board of Directors of the Corporation, or of securities convertible into or exchangeable for, or otherwise representing the right to acquire, Common Stock for a consideration per share of Common Stock deliverable upon conversion, exchange or exercise thereof equal to or less than $26 per share of Common Stock (appropriately adjusted as described above) based on the initial consideration paid for such convertible, exchangeable or exercisable security; and

          (iv) the declaration, payment or making of any dividend or other distribution (in cash, property or obligations) in respect of any shares of stock of the Corporation other than dividends on the Series A Preferred Stock and the Regular Quarterly Dividends in cash (appropriately adjusted to reflect changes in the Common Stock after the date hereof as determined in good faith by the Board of Directors of the Corporation); provided that the Board of Directors of the Corporation may without a vote of the holders of the Series A Preferred Stock nominally increase the Regular Quarterly Dividend above $0.065; and provided, further, that such nominal increase is done in a manner consistent with past practice.

     (c) In connection with any right to vote pursuant to Section 9(b), each holder of shares of Series A Preferred Stock shall have one vote for each share held.

     (d) The term "Voting Stock" means any class or classes of stock, or securities convertible into or exchangeable for any class of stock, of the Corporation pursuant to which the holders thereof have the general power under ordinary circumstances to vote with respect to the election of at least a majority of the Board of Directors of the Corporation, irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency.

     10. Board Representation. (a) For as long as (i) shares of Series A Preferred Stock entitling the holders thereof to cast an aggregate of at least 90% of the votes that can be cast by the holders of Series A Preferred Stock pursuant to Section 9(a) hereof as of the Original Issuance Date are outstanding, the holders thereof shall be entitled to elect, at a meeting of such stockholders or by written consent in lieu thereof, at least one half of the members of the Board of Directors of the Corporation, (ii) shares of Series A Preferred Stock entitling the holders thereof to cast an aggregate of at least 50% of the votes that can be cast by the holders of Series A Preferred Stock pursuant to Section 9(a) as of the Original Issuance Date hereof are outstanding, the holders thereof shall be entitled to elect, at a meeting of such stockholders or by written consent in lieu thereof, at least 40% of the members of the Board of Directors of the Corporation, (iii) shares of Series A Preferred Stock entitling the holders thereof to cast an aggregate of at least 25% of the votes that can be cast by the holders of Series A Preferred Stock pursuant to Section 9(a) as of the Original Issuance

Date hereof are outstanding, the holders thereof shall be entitled to elect, at a meeting of such stockholders or by written consent in lieu thereof, at least one quarter of the members of the Board of Directors of the Corporation, or (iv) shares of Series A Preferred Stock entitling the holders thereof to cast an aggregate of at least 10% of the votes that can be cast by the holders of Series A Preferred Stock pursuant to Section 9(a) as of the Original Issuance Date hereof are outstanding, the holders thereof shall be entitled to elect, at a meeting of such stockholders or by written consent in lieu thereof, at least one member of the Board of Directors of the Corporation; provided, however, that each voting requirement in clauses (i) through (iv) shall be appropriately adjusted to reflect any changes in the Common Stock after the date hereof. A plurality of all votes cast by holders of the Series A Preferred Stock at a meeting at which a quorum is present shall be sufficient to elect a director pursuant to this Section 10. As long as at least 10% of the votes that can be cast by the holders of Series A Preferred Stock pursuant to Section 9(a) as of the Original Issuance Date hereof are outstanding, each committee of the Board of the Corporation, the board of directors of any Subsidiary of the Corporation and each committee of any such Subsidiary's board of directors shall include a proportionate number of directors nominated by the holders of Series A Preferred Stock.

     (b) As long as the condition in either clause (i) or clause (ii) of Section 10(a) is satisfied, the Corporation shall not, and shall not permit any of its Subsidiaries to, without the consent of the majority of the directors elected by the holders of Series A Preferred Stock in accordance with either of such clauses, effect or validate any of the following:

          (i) any authorization or issuance, reclassification, repurchase, redemption or other acquisition of any of its equity securities or any rights, warrants, options or other securities exercisable for, convertible into or otherwise carrying the right to acquire any equity securities, or any derivative or similar securities with respect to any of the foregoing;

          (ii) any issuance or incurrence of (or agreement to issue or incur, including by way of an acquisition of any entity, or any merger, business combination or similar transaction or as a result of any amendment to any indenture, credit agreement or other similar instrument) Debt (as defined below) if, after giving effect thereto, the Corporation's Debt would be greater than $25 million, on a consolidated basis;

          (iii) the liquidation, dissolution, winding up or reorganization of the Corporation;

          (iv) any transaction or series of related transactions involving a Change of Control (without reference to the exceptions in clauses (1), (2) and (3) of paragraph (iii) of the definition of such term) or the sale of all or substantially all of the equity or assets of the Corporation, or any acquisition, disposition or other business combination transaction (or series of transactions) involving consideration in an amount greater than $20 million in the aggregate (including without limitation (x) the purchase price paid or to be paid in connection with such transaction (whether pursuant to lump sum payments, future payments, earn-out payments or combinations thereof, with any future payments discounted to present value) and (y) any and all liabilities which are assumed or to be assumed in connection with such transaction);

          (v) any amendment to the Corporation's Charter or Bylaws;

          (vi) the removal or replacement of, or the establishment of the level or form of compensation payable to, the Corporation's Chief Executive Officer, Chief Operating Officer or Chief Financial Officer.

     (c) Any directors elected by the holders of Series A Preferred Stock pursuant to Section 10(a) (the "Designated Directors") shall be entitled to all rights of voting and participation as are directors of the Corporation generally. The holders of the Series A Preferred Stock shall be entitled exclusively, by affirmative vote of holders of a majority of the total number of shares of Series A Preferred Stock then outstanding or by written consent in lieu thereof, at any time to remove any Designated Director (provided that the Independent Directors shall, to the extent permitted by applicable law, have the right to remove, but not replace, any Designated Director who has been convicted of a felony involving moral turpitude or has been found by a court or other governmental authority having competent jurisdiction to have engaged in material willful misconduct). Any other provision of the terms of the Series A Preferred Stock or the Charter or Bylaws of the Corporation notwithstanding, no Designated Director may be removed except in the manner provided for in this Section 10(c). Vacancies among the Designated Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled at any time, but only by the affirmative vote of holders of a plurality of the total number of shares of Series A Preferred Stock cast, voting at a meeting together as a single class, or by a majority of the total number of shares of Series A Preferred Stock then outstanding acting by written consent in lieu thereof, and any director so chosen shall hold office for a term expiring on the date the term of office of the director such newly-elected director shall have replaced would have expired.

     (d) For purposes of this Section 10, "Debt" shall mean, with respect to any person, whether recourse is to all or a portion of the assets of such person and whether or not contingent, and without duplication, (i) every obligation of such person for money borrowed; (ii) every obligation of such person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;
(iii) every reimbursement obligation of such person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such person; (iv) every obligation of such person issued or assumed as the deferred purchase price of property or services but excluding trade accounts payable; (v) every capital lease obligation of such person; (vi) all indebtedness of such person, whether incurred on or prior to the Original Issuance Date or thereafter incurred, for claims in respect of derivative products, including interest rate, foreign exchange rate and commodity forward contracts, options and swaps and similar arrangements; (vii) every other liability or obligation of such person but excluding trade accounts payable; and
(viii) every obligation of the type referred to in clauses (i) through (vii) of another person and all dividends of another person the payment of which, in either case, such person has guaranteed or is responsible or liable for, directly or indirectly, as obligor or otherwise.

     11. Preemptive Rights. Holders of the Series A Preferred Stock shall have the preemptive rights as set forth in Article Seventh of the Charter.

     12. Notice of Certain Events. The holders of shares of the Series A Preferred Stock will be entitled to receive written notice of any liquidation, Change of Control or redemption and shall be given an opportunity to convert their Series A Preferred Stock immediately prior to any such liquidation, Change of Control or redemption in the manner specified above, if so specified, or if not so specified, in such a manner as is reasonably likely to give the holders such an opportunity.

     SECOND: The shares of Series A Preferred Stock have been classified and designated by the Board of Directors of the Corporation under the authority contained in the Charter.

     THIRD: These Articles Supplementary have been approved by the Board of Directors of the Corporation in the manner and by the vote required by law.

     FOURTH: The undersigned President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

     IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its President and attested to by
its Secretary on this           th day of           , 2001.

ATTEST:                                          STRAYER EDUCATION, INC.

                                                 By: -------------------------          (SEAL)
-------------------------------------

                                                             -------------------------
-------------------------------------
Secretary

                                                                         ANNEX D

                         REGISTRATION RIGHTS AGREEMENT

     This Agreement, dated           , 2001, is entered into by and among New
Mountain Partners, L.P. and DB Capital Investors, L.P. (the "Purchasers") and Strayer Education, Inc., a Maryland corporation (the "Company").

     Reference is made to the Preferred Stock Purchase Agreement dated as of November 28, 2000 (the "Purchase Agreement"), by and between the Company and the Purchasers pursuant to which, among other things, the Company will issue and sell to the Purchasers upon the terms set forth therein 5,769,231 shares of Series A Convertible Preferred Stock, par value $0.01 per share, of the Company (the "Series A Preferred Stock"). The Company agrees with the Purchasers for the benefit of the Covered Holders (as defined herein) from time to time of the Registrable Securities (as defined herein) as follows:

     1. DEFINITIONS.

     (a) As used in this Agreement and except as otherwise defined herein, the following defined terms shall have the following meanings:

     "Affiliate" of any specified Person means any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such specified Person. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Applicable Securities" means in relation to a Registration Statement the Registrable Securities identified in the related Demand Notice or Piggy-back Notice.

     "Commission" means the United States Securities and Exchange Commission.

     "Common Stock" means the Company's common stock, par value $0.01 per share.

     "Covered Holder" means each of (i) the Purchasers and any of their respective Affiliates that acquires Registrable Securities from any Purchaser or any of their respective Affiliates and (ii) any other Person who acquires (consistent with the terms of the Purchase Agreement and the Articles Supplementary relating to the Series A Preferred Stock) Registrable Securities for an aggregate purchase price of at least $10 million (or which have a Liquidation Amount of at least $10 million) and who shall have been designated as a Covered Holder by any Purchaser in a written notice to the Company, provided that the rights of any Person designated as a Covered Holder referred to in clause (ii) shall be limited if and to the extent provided in such notice; and provided further, that each Purchaser shall not be entitled (x) to designate more than 5 Covered Holders or (y) to designate any Covered Holder to the extent the Registrable Securities would continue to be Registrable Securities for a period longer than would be the case in the hands of such Purchaser or any of its Affiliates (so that the period for which such Registrable Securities shall continue to be Registrable Securities in the hands of such designee shall be limited to the period in which they would have been Registrable Securities in the hands of such Purchaser or any of its Affiliates).

     "Demand Notice" means a notice given by Covered Holders pursuant to Section 2(a).

     "Effective Time" means the date on which the Commission declares a Registration Statement effective or on which a Registration Statement otherwise becomes effective.

     "Effectiveness Period" means as to a Registration Statement the period during which such Registration Statement is effective.

     "Electing Holder" means, with respect to a Registration, any Covered Holder that has delivered a completed and signed Notice and Questionnaire to the Company in accordance with the provisions hereof.

     "Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

     "Liquidation Amount" has the meaning assigned to such term in the Articles Supplementary classifying and designating the Series A Preferred Stock.

     "NASD Rules" means the Rules of the National Association of Securities Dealers, Inc., as amended from time to time.

     "Notice and Questionnaire" means a Notice of Registration Statement and Selling Stockholder Questionnaire substantially in the form of Exhibit A hereto.

     "Person" means an individual, partnership, corporation, trust, limited liability company or unincorporated organization, or other entity or organization, including a government or agency or political subdivision thereof.

     "Piggy-back Notice" means a Notice given by a Covered Holder pursuant to
Section 3(a) hereof.

     "Prospectus" means the prospectus (including, without limitation, any preliminary prospectus, any final prospectus and any prospectus that discloses information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance upon Rule 430A under the Act) included in a Registration Statement, as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Applicable Securities covered by a Registration Statement and by all other amendments and supplements to such prospectus, including all material incorporated by reference in such prospectus and all documents filed after the date of such prospectus by the Company under the Exchange Act and incorporated by reference therein.

     "Registrable Securities" means the Series A Preferred Stock and the Common Stock and other securities, if any, issuable upon conversion of the Series A Preferred Stock, as well as any Common Stock that may be sold and purchased if any, pursuant to the Support and Option Agreement (as defined in the Purchase Agreement) upon exercise of the option described therein and any securities issued in respect of the rights of the holders under Article Second of the Articles of Amendment (as defined in the Purchase Agreement), in each case, until any such security is effectively registered under the Securities Act and disposed of in accordance with the Registration Statement covering it, or is distributed to the public by the holder thereof pursuant to Rule 144, or with respect to any Covered Holder owning less than $10 million in fair market value of the Registrable Securities, all the Registrable Securities held by that Covered Holder are eligible for sale pursuant to Rule 144 without holding period or volume limitations.

     "Registration" means a registration under the Securities Act effected pursuant to Section 2 or Section 3 hereof.

     "Registration Expenses" means all expenses incident to the Company's performance of or compliance with any Registration of Registrable Securities pursuant to this Agreement, including, without limitation, (a) all registration, filing and National Association of Securities Dealers, Inc. fees, (b) all fees and expenses of complying with securities or blue sky laws, (c) all word processing, duplicating and printing expenses, messenger and delivery expenses,
(d) the fees and disbursements of counsel for the Company and of its independent public accountants, including the expenses of any special audits or "comfort" letters required by or incident to such performance and compliance, (e) premiums and other costs of policies of insurance obtained by the Company against liabilities arising out of the public offering of Registrable Securities being registered and (f) any fees and disbursements of underwriters customarily paid by issuers, but excluding (i) any fees and disbursements of underwriters customarily paid by sellers of securities who are not the issuers of such securities and (ii) all underwriting discounts and commissions and transfer taxes, if any, relating to Registrable Securities.

     "Registration Statement" means a registration statement filed under the Securities Act by the Company pursuant to the provisions of Section 2 or Section 3 hereof, including the Prospectus contained therein, any amendments and supplements to such registration statement, including post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.

     "Rule 144" means Rule 144 promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission.

     "Rules and Regulations" means the published rules and regulations of the Commission promulgated under the Securities Act or the Exchange Act, as in effect at any relevant time.

     "S-3 Eligible" means that the Company meets the registrant requirements and transaction requirements for the use of Form S-3 of the Commission, as set forth in the General Instructions to such Form.

     "Securities Act" means the United States Securities Act of 1933, as amended.

     "Underwriter" means any underwriter of Applicable Securities designated by Covered Holders pursuant to Section 2(e) hereof.

     (b) The words "include," "includes" and "including," when used in this Agreement, shall be deemed to be followed by the words "without limitation."

     2. DEMAND REGISTRATION.

     (a) The Covered Holders shall have the right, on not more than two occasions in the aggregate, occurring no more frequently than once during any six month period, to require the Company (subject to the next sentence) to use its reasonable best efforts to register for offer and sale under the Securities Act all or a portion of the Registrable Securities then outstanding; provided, however, that, without limiting the foregoing, if the Company is S-3 Eligible during any calendar year, then the Covered Holders shall also have the right, on not more than two occasions in the aggregate during such calendar year, to require the Company to register for offer and sale pursuant to a Registration Statement on Form S-3 (which shall be a "shelf" Registration Statement pursuant to Rule 415 under the Securities Act, or a successor provision) if so requested by a majority of the Covered Holders (which majority shall be calculated based on the number of Registrable Securities held by all Covered Holders) all or a portion of the Registrable Securities then outstanding. As promptly as practicable after the Company receives a notice from the Covered Holders (a "Demand Notice") demanding that the Company register for offer and sale under the Securities Act Registrable Securities having as to each Registration an expected aggregate offering price of at least $10,000,000, subject to Section 2(b), the Company shall (i) file with the Commission a Registration Statement relating to the offer and sale of the Applicable Securities on Form S-3, or if Form S-3 is not available, on such other form as the Company may reasonably deem appropriate and, thereafter, (ii) use all reasonable efforts to cause such Registration Statement to be declared effective under the Securities Act as promptly as practicable after the date of filing of such Registration Statement; provided, however, that no Covered Holder shall be entitled to be named as a selling stockholder in the Registration Statement or to use the Prospectus forming a part thereof for resales of Registrable Securities unless such Covered Holder is an Electing Holder. Subject to Section 2(b), the Company shall use all reasonable efforts to keep each Registration Statement continuously effective in order to permit the Prospectus forming a part thereof to be usable by Covered Holders for resales of Registrable Securities for an Effectiveness Period ending on the earlier of (i) 90 days from the Effective Time of such Registration Statement (two years in the case of a shelf registration pursuant to Rule 415 or any successor rule thereto on Form S-3) and (ii) such time as all of such securities have been disposed of by the selling stockholders.

     (b) If the Company determines in good faith based upon the advice of counsel that the use of such Registration would result in a disclosure of information that would materially and adversely affect any proposed or pending material acquisition, merger, business combination or other material transaction involving the Company and that such disclosure is not in the best interests of the Company and its stockholders, the Company shall have the right (i) to postpone (or, if necessary or advisable, withdraw) the filing, or delay the effectiveness, of a Registration Statement, (ii) to fail to keep such Registration Statement continuously effective and (iii) not to amend or supplement the Registration Statement or included Prospectus after the effectiveness of the Registration Statement; provided that no one such postponement shall exceed 90 days in any six month period and all such postponements shall not exceed 120 days in the aggregate in any 12 month period. The Company shall advise the Purchasers of any such determination as promptly as practicable.

     (c) The Company may include in any registration requested pursuant to
Section 2(a) hereof other securities for sale for its own account or for the account of another Person, provided that such inclusion shall not affect the number of Applicable Securities that can be sold in the related offering. In connection with an underwritten offering, if the managing underwriter or underwriters advise the Company in writing that in its or their opinion the number of Applicable Securities requested by Covered Holders to be registered exceeds the number which can be sold in such offering, the Company shall include in such Registration the number of Applicable Securities that, in the opinion of such managing underwriter or underwriters, can be sold as follows: (i) first, the Applicable Securities requested to be registered, pro rata among the Covered Holders that have requested their Applicable Securities to be registered and
(ii) second, any other securities requested to be included in such Registration.

     (d) The Covered Holders requesting any Registration pursuant to Section 2(a) hereof shall have the right to withdraw such request, without such Registration being deemed to have been effected (and, therefore, requested) for purposes of Section 2(a), (i) prior to the time the Registration Statement in respect of such Registration has been declared effective, (ii) upon the issuance by a governmental agency or the Commission of a stop order, injunction or other order which interferes with such Registration, (iii) upon the Company availing itself of Section 2(b) hereof, or (iv) if such Covered Holders are prevented pursuant to Section 2(c) hereof from selling all of the Applicable Securities they requested to be registered. Notwithstanding the foregoing, the Registration requested by such Covered Holders shall be deemed to have been effected (and, therefore, requested) for purposes of Section 2(a) hereof if the Covered Holders withdraw any Registration request pursuant to Section 2(a) hereof (i) after the Commission filing fee is paid in full with respect to all Applicable Securities requested to be registered or (ii) as a result of the provisions of Section 2(c) hereof in circumstances where at least 75% of the Applicable Securities requested to be included in such Registration by the Covered Holders demanding such Registration have been included, and in each case, (x) the Company has not availed itself of Section 2(b) or Section 7(j) with respect to such Registration request or (y) the Company has availed itself of Section 2(b) or Section 7(j) hereof and the withdrawal request is not made within 10 days after the termination of the suspension period occasioned by the Company's exercise of its rights under Section 2(b) or Section 7(j) hereof. If the Covered Holders withdraw a request pursuant to Section 2(a) but the Company nevertheless determines to complete, within 30 days after such withdrawal, the Registration so requested as to securities other than the Applicable Securities, such Covered Holders shall be entitled to participate in such Registration pursuant to
Section 3 hereof, but in such case the Intended Offering Notice (as defined in Section 3) shall be required to be given to the Covered Holders at least 10 business days prior to the anticipated filing date of the registration statement and such Covered Holders shall be required to give the Piggy-back Notice no later than 5 business days after the Company's delivery of such Intended Offering Notice.

     (e) In the event that any Registration pursuant to this Section 2 shall involve, in whole or in part, an underwritten offering, one co-lead managing underwriter shall be selected by the Company and shall be reasonably acceptable to the Covered Holders participating therein, and the other co-lead managing underwriter shall be selected by the Covered Holders participating therein and shall be reasonably acceptable to the Company.

     3. PIGGY-BACK REGISTRATION.

     (a) If at any time the Company intends to file on its behalf or on behalf of any of its stockholders (including Covered Holders with respect to Registrable Securities) a registration statement in connection with a public offering of any securities of the Company on a form and in a manner that would permit the registration for offer and sale under the Securities Act of Registrable Securities of the same class held by such Covered Holder, other than a registration statement on Form S-8 or Form S-4 or any successor form or other forms promulgated for similar purposes, then the Company shall give written notice (an "Intended Offering Notice") of such intention to each Covered Holder at least 30 business days prior to the anticipated filing date of such registration statement. Such Intended Offering Notice shall offer to include in such registration statement for offer to the public such number or amount of Registrable Securities as each such Covered Holder may request, subject to the conditions set forth herein, and shall specify, to the extent then known, the number and class of securities proposed to be registered, the proposed date of filing of such registration statement, any proposed means of distribution of such securities, any proposed managing underwriter or underwriters of such securities and (if available or as soon as available) a good faith estimate (which may be a range) by the Company of the proposed maximum offering price of such securities, as such price is proposed to appear on the facing page of such registration statement. Any Covered Holder desiring to have Registrable Securities included in such registration statement and offered to the public shall so advise the Company in writing (the written notice of any such Covered Holder being a "Piggy-back Notice") not later than 10 business days after the Company's delivery to the Covered Holders of the Intended Offering Notice, setting forth the number of Registrable Securities such Covered Holder desires to have included in the registration statement and offered to the public. Upon the request of the Company, such Covered Holders shall enter into such underwriting, custody and other agreements as shall be customary in connection with registered secondary offerings or necessary or appropriate in connection with the offering. No Covered Holder shall be entitled to be named as a selling stockholder in the Registration Statement or to use the Prospectus forming a part thereof for sales of Registrable Securities unless such Covered Holder is an Electing Holder.

     (b) No Covered Holder shall be entitled to be named as a selling stockholder in the Registration Statement as of the Effective Time, and no Covered Holder shall be entitled to use the Prospectus forming a part thereof for sales of Registrable Securities at any time, unless such Covered Holder has returned a completed and signed Notice and Questionnaire to the Company at least two business days before the anticipated filing date specified in the Intended Offering Notice.

     (c) In connection with an underwritten offering, if the managing underwriter or underwriters advise the Company in writing that in its or their opinion the number of securities proposed to be registered exceeds the number that can be sold in such offering, the Company shall include in such Registration the number of securities that, in the opinion of such managing underwriter or underwriters, can be sold as follows: (i) first, the securities that the Company proposes to sell on its behalf or, if the offering is a demand registration the securities proposed to be sold for the stockholder or stockholders initiating such demand registration, as the case may be, (ii) second, the Applicable Securities requested to be included in such Registration, pro rata among the Electing Holders who are Covered Holders which have requested their Applicable Securities to be included therein, and (iii) third, other securities requested to be included in such Registration.

     (d) The rights of the Covered Holders pursuant to Section 2 hereof and this
Section 3 are cumulative, and the exercise of rights under one such Section shall not exclude the subsequent exercise of rights under the other such Section. Notwithstanding anything herein to the contrary, the Company may abandon and/or withdraw any registration (other than pursuant to Section 2 hereof) as to which any right under this Section 3 may exist at any time and for any reason without liability hereunder. In such event, the Company shall so notify each Covered Holder that has delivered a Piggy-back Notice to participate therein.

     4. REGISTRATION PROCEDURES.

     In connection with a Registration Statement, the following provisions shall apply:

     (a) The Company shall furnish to each Electing Holder, prior to the Effective Time, a copy of the Registration Statement initially filed with the Commission, and shall furnish to such Electing Holders copies of each amendment thereto and each amendment or supplement, if any, to the Prospectus included therein.

     (b) In respect of a Registration Statement under Section 2 (and not Section
3), the Company shall use reasonable efforts to promptly take such action as may be reasonably necessary so that (i) each of the Registration Statement and any amendment thereto and the Prospectus forming part thereof and any amendment or supplement thereto (and each report or other document incorporated therein by reference in each case), when it becomes effective, complies in all material respects with the Securities Act and the Exchange Act and the respective rules and regulations thereunder, (ii) each of the Registration Statement and any amendment thereto does not, when it becomes effective, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and
(iii) each of the Prospectus forming part of the Registration Statement, and any amendment or supplement to such Prospectus, does not at any time during the period during which the Company is required to keep a Registration Statement continuously effective under Section 2(a) include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     Notwithstanding the forgoing provisions of this Section 4(b), the Company shall notify each Electing Holder at any time after effectiveness of a Registration Statement (when a Prospectus relating thereto is required to be delivered under the Securities Act) of the happening of any event or other circumstance as the result of which (i) the Prospectus included in such Registration Statement, as then in effect, would include an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, or (ii) the continued effectiveness of such Registration Statement or a subsequent Registration Statement, and the use of such Prospectus, would otherwise have a material and adverse effect on any proposed or pending material acquisition, merger, business combination or other material transaction involving the Company, and, upon receipt of such notice and until the Company makes available to each Electing Holder a supplemented or amended Prospectus, each Electing Holder shall not offer or sell any Registrable Securities pursuant to such Registration Statement and shall (at the Company's expense) return all copies of such Prospectus to the Company if requested to do so by it. As promptly as practicable following any such occurrence, the Company shall prepare and furnish to each Electing Holder a reasonable number of copies of a supplement or an amendment to such Prospectus as may be necessary so that, as thereafter delivered to subsequent purchasers of the Registrable Securities, such Prospectus shall meet the requirements of the Securities Act and relevant state securities laws; provided that the Company's obligations under and actions pursuant to this paragraph shall be subject to the provisions, including time limits, of Section 2(b).

     (c) The Company shall, promptly upon learning thereof, advise each Electing Holder, and shall confirm such advice in writing if so requested by any such Electing Holder:

          (i) when the Registration Statement and any amendment thereto has been filed with the Commission and when the Registration Statement or any post-effective amendment thereto has become effective;

          (ii) of any request by the Commission for amendments or supplements to the Registration Statement or the Prospectus included therein or for additional information;

          (iii) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for such purpose;

          (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification of the securities included in the Registration Statement for sale in any jurisdiction or the initiation of any proceeding for such purpose; and

          (v) of the happening of any event or the existence of any state of facts that requires the making of any changes in the Registration Statement or the Prospectus included therein so that, as of such date, such Registration Statement and Prospectus do not contain an untrue statement of a material fact and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of the Prospectus, in light of the circumstances under which they were made) not misleading (which advice shall be accompanied by an instruction to such Electing Holders to suspend the use of the Prospectus until the requisite changes have been made).

     (d) The Company shall use reasonable efforts to prevent the issuance, and if issued to obtain the withdrawal, of any order suspending the effectiveness of the Registration Statement at the earliest possible time.

     (e) The Company shall furnish to each Electing Holder, without charge, at least one copy of the Registration Statement and all post-effective amendments thereto, including financial statements and schedules, and, if such holder so requests in writing, all reports, other documents and exhibits that are filed with or incorporated by reference in the Registration Statement.

     (f) The Company shall, during the period during which the Company is required to keep a Registration Statement continuously effective under Section 2(a) or elects to keep effective under Section 3(a), deliver to each Electing Holder, without charge, as many copies of the Prospectus (including each preliminary Prospectus) included in the Registration Statement and any amendment or supplement thereto as such Electing Holder may reasonably request; and the Company consents (except during the continuance of any event described in Section 2(b) or Section 4(c)(v) hereof) to the use of the Prospectus, with any amendment or supplement thereto, by each of the Electing Holders in connection with the offering and sale of the Applicable Securities covered by the Prospectus and any amendment or supplement thereto during such period.

     (g) Prior to any offering of Applicable Securities pursuant to the Registration Statement, the Company shall use all reasonable efforts to (i) register or qualify or cooperate with the Electing Holders and their respective counsel in connection with the registration or qualification of such Applicable Securities for offer and sale under the securities or "blue sky" laws of such jurisdictions within the United States as any Electing Holder may reasonably request, (ii) keep such registrations or qualifications in effect and comply with such laws so as to permit the continuance of offers and sales in such jurisdictions for the period during which the Company is required to keep a Registration Statement continuously effective under Section 2(a) and (iii) take any and all other actions reasonably requested by an Electing Holder which are necessary or advisable to enable the disposition in such jurisdictions of such Applicable Securities; provided, however, that in no event shall the Company be obligated to (i) qualify as a foreign corporation or as a dealer in securities in any jurisdiction where it would not otherwise be required to so qualify but for this Agreement or (ii) file any general consent to service of process or subject itself to tax in any jurisdiction where it is not so subject.

     (h) The Company shall cooperate with the Electing Holders to facilitate the timely preparation and delivery of certificates representing Applicable Securities to be sold pursuant to the Registration Statement, which certificates shall comply with the requirements of any United States securities exchange or automated quotation system upon which any Applicable Securities are listed or quoted (provided that nothing herein shall require the Company to list any Registrable Securities on any securities exchange or automated quotation system on which they are not currently listed), and which certificates shall be free of any restrictive legends and in such permitted denominations and registered in such names as Electing Holders may request in connection with the sale of Applicable Securities pursuant to the Registration Statement.

     (i) Not later than the Effective Time of the Registration Statement, the Company shall use reasonable efforts to provide any required CUSIP number for any Applicable Securities.

     (j) The Company shall, in the event of an underwriting of Applicable Securities, enter into indemnification provisions and procedures substantially identical to those set forth in Section 6 hereof with respect to all parties to be indemnified pursuant to Section 6 hereof, provided that the applicable Electing Holders do the same.

     (k) The Company shall use reasonable efforts to:

          (i) cooperate with the Electing Holders and their advisors in their efforts to conduct appropriate due diligence as is customary for a company of the size and character of the Company and make such reasonable representations and warranties in the applicable underwriting agreement to the Underwriters, in form, substance and scope as are customarily made by the Company to underwriters in underwritten offerings of equity and/or convertible securities, as applicable;

          (ii) in connection with any underwritten offering, obtain opinions of counsel to the Company (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the Underwriters) addressed to the Underwriters, covering such matters that the Company customarily covers in opinions requested in secondary underwritten offerings of equity and/or convertible securities, as applicable, to the extent reasonably required by the applicable underwriting agreement;

          (iii) in connection with any underwritten offering, obtain "cold comfort" letters and updates thereof from the independent public accountants of the Company (and, if necessary, from the independent public accountants of any Subsidiary (as defined in the Purchase Agreement) of the Company or of any business acquired by the Company for which financial statements and financial data are, or are required to be, included in the Registration Statement), addressed to each Electing Holder participating in such underwritten offering (if such Electing Holder has provided such letter, representations or documentation, if any, required for such cold comfort letter to be so addressed) and the Underwriters, in customary form and covering matters of the type customarily covered in "cold comfort" letters in connection with underwritten offerings of Company securities; and

          (iv) in connection with any underwritten offering, deliver such documents and certificates as may be reasonably requested by any Electing Holders participating in such underwritten offering and the Underwriters, if any, including, without limitation, certificates to evidence compliance with any conditions contained in the underwriting agreement or other agreements entered into by the Company.

     (l) In respect of a Registration Statement under Section 2 (and not Section
3), the Company shall use reasonable efforts to take all other steps reasonably necessary to effect the timely registration, offering and sale of the Applicable Securities covered by the Registration Statements contemplated hereby.

     5. REGISTRATION EXPENSES. The Company shall bear the Registration Expenses in connection with the performance of its obligations under Sections 2, 3 and 4 hereof.

     6. INDEMNIFICATION AND CONTRIBUTION.

     (a) Upon the Registration of Applicable Securities pursuant to Section 2 or 3 hereof, the Company shall indemnify and hold harmless each Electing Holder and each Underwriter, selling agent or other securities professional, if any, which facilitates the disposition of Applicable Securities, and each of their respective officers, directors, employees and agents and each person who controls such Electing Holder, Underwriter, selling agent or other securities professional within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each such person being sometimes referred to as an "Indemnified Person") against any losses, claims, damages or liabilities, joint or several, to which such Indemnified Person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any Registration Statement under which such Applicable Securities are to be registered under the Securities Act, or any Prospectus contained therein or furnished by the Company to any Indemnified Person, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Company hereby agrees to reimburse such Indemnified Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such action or claim as such expenses are incurred; provided, however, that the Company shall not be liable to any such Indemnified Person in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement or Prospectus, or amendment or supplement, in reliance upon and in conformity with written information furnished to the Company by such Indemnified Person expressly for use therein. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any of the prospective sellers, or any of their respective Affiliates, directors, officers, employees, agents or controlling Persons and shall survive the transfer of securities by any Electing Holder.

     (b) Each Electing Holder agrees, as a consequence of the inclusion of any of such Holder's Applicable Securities in such Registration Statement, and each Underwriter, selling agent or other securities professional, if any, which facilitates the disposition of Applicable Securities shall agree, as a consequence of facilitating such disposition of Applicable Securities, severally and not jointly, to indemnify and hold harmless the Company, its directors and officers and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, against any losses, claims, damages or liabilities to which the Company or such other persons may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in such Registration Statement or Prospectus, or any amendment or supplement, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such Holder, Underwriter, selling agent or other securities professional expressly for use therein. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company, the underwriters or any of the prospective sellers, or any of their respective Affiliates, directors, officers or controlling Persons and shall survive the transfer of securities by any Electing Holder. In no event shall the liability of any Electing Holder hereunder be greater in amount than the dollar amount of the proceeds received by that Electing Holder upon the sale of the Registrable Securities giving rise to the indemnification obligation.

     (c) Promptly after receipt by any Person entitled to indemnity (an "Indemnitee") under Section 6(a) or (b) hereof of notice of the commencement of any action or claim, such Indemnitee shall, if a claim in respect thereof is to be made against an indemnifying party under this Section 6 (an "Indemnitor"), notify such Indemnitor in writing of the commencement thereof, but the omission so to notify the Indemnitor shall not relieve it from any liability which it may have to any Indemnitee except to the extent of any actual prejudice. In case any such action shall be brought against any Indemnitee and the Indemnitee shall notify an Indemnitor of the commencement thereof, such Indemnitor shall be entitled to participate therein and, jointly with any other Indemnitor similarly notified, to assume the defense thereof, with counsel satisfactory to such Indemnitee, and, after notice from the Indemnitor to such Indemnitee of its election so to assume the defense thereof, such Indemnitor shall not be liable to such Indemnitee under this Section 6 for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such Indemnitee, in connection with the defense thereof. No Indemnitor shall, without the prior written consent of the Indemnitee, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnitee is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the Indemnitee from all liability arising out of such action or claim and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of any Indemnitee.

     (d) If the indemnification provided for in this Section 6 is unavailable to or insufficient to hold harmless an Indemnitee under Section 6(a) or (b) hereof in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each Indemnitor, in lieu of indemnifying the Indemnitee, shall contribute to the amount paid or payable by such Indemnitee as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnitor and the Indemnitee in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative fault of such Indemnitor and Indemnitee shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such Indemnitor or by such Indemnitee, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 6(d) were determined solely by pro rata allocation (even if the Electing Holders or any Underwriters, selling agents or other securities professionals or all of them were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 6(d). The amount paid or payable by an Indemnitee as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such Indemnitee in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The obligations of the Electing Holders and any Underwriters, selling agents or other securities professionals in this Section 6(d) to contribute shall be several in proportion to the percentage of principal amount of Applicable Securities registered or underwritten, as the case may be, by them and not joint and shall be subject to the limitations set forth in the last sentence of Section 6(b).

     (e) The obligations of the Company under this Section 6 shall be in addition to any liability which the Company may otherwise have to any Indemnitee and the obligations of any Indemnified Person under this Section 6 shall be in addition to any liability which such Indemnified Person may otherwise have to the

Company. The remedies provided in this Section 6 are not exclusive and shall not limit any rights or remedies that may otherwise be available to an Indemnitee at law or in equity.

     7. MISCELLANEOUS.

     (a) This Agreement, including this Section 7(a), may be amended, and waivers or consents to departures from the provisions hereof may be given, only by a written instrument duly executed, (x) in the case of an amendment, by the Company and (i) the Covered Holders representing a majority of Registrable Securities at the time outstanding (who shall be deemed to be acting for themselves and as agents for each Covered Holder), and (ii) any Covered Holder on whom such amendment would have an adverse effect materially disproportionate to the Covered Holders in general, or (y) in the case of a waiver or consent, by the party against whom the waiver or consent, as the case may be, is to be effective. Each Holder of Registrable Securities outstanding at the time of any such amendment, waiver or consent or thereafter shall be bound by any amendment, waiver or consent effected pursuant to this Section 7(a), whether or not any notice, writing or marking indicating such amendment, waiver or consent appears on the Registrable Securities or is delivered to such holder. Further if at any time a Covered Holder no longer holds Registrable Securities, the consent of such Covered Holder shall no longer be required to amend this agreement or to waive or consent to departures from the provisions hereof.

     (b) All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given as follows:

         if to the Company, to:

          Strayer Education, Inc.
           1025 15th Street, N.W.
           Washington, D.C. 20005
           Attention: Chief Financial Officer
           Telecopy: (301) 470-2265

        with a copy to:

          Hogan & Hartson L.L.P.
           111 South Calvert Street
           Suite 1600
           Baltimore, Maryland 21202-6191
           Attention: Walter G. Lohr, Jr.
           Telecopy: (410) 539-6981

        if to Purchasers or any Covered Holder, to:

          New Mountain Partners, L.P.
           712 Fifth Avenue, 23rd Floor
           New York, New York 10019
           Attention: Steve B. Klinsky
           Telecopy: (212) 582-1816

        and

          DB Capital Investors, L.P.
           c/o DB Capital Partners, Inc.
           One Market Plaza
           Steuart Tower, Suite 2400
           San Francisco, California 94105
           Attention: Steven K. Dollinger
           Telecopy: (415) 217-4288
        with copies to:

          Wachtell, Lipton, Rosen & Katz
           51 West 52nd Street
           New York, New York 10019
           Attention: Trevor S. Norwitz
           Telecopy: (212) 403-2000

          White & Case LLP
           1155 Avenue of the Americas
           New York, New York 10036-2787
           Attention: Oliver C. Brahmst
           Telecopy: (212) 354-8113

     (c) The parties to this Agreement intend that all Covered Holders of Registrable Securities shall be entitled to receive the benefits of and shall be bound by the terms and provisions of this Agreement by reason of electing to have Applicable Securities included in a Registration Statement. Except as provided herein respecting Covered Holders, the terms and provisions of this Agreement shall not be assignable or transferable and there shall be no third-party beneficiaries hereto. All the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective legal successors and permitted assigns of the parties hereto and any Covered Holder.

     (d) This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     (e) The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

     (f) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND, WITHOUT GIVING EFFECT TO ANY PROVISIONS RELATING TO CONFLICTS OF LAWS.

     (g) The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or entity or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, such provision and (ii) the remainder of this Agreement and the application of such provision to other Persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

     (h) The respective indemnities, agreements, representations, warranties and other provisions set forth in this Agreement or made pursuant hereto shall remain in full force and effect, regardless of any investigation (or any statement as to the results thereof) made by or on behalf of any Electing Holder, any director, officer or partner of such Electing Holder, any agent or Underwriter, any director, officer or partner of such agent or Underwriter, or any controlling person of any of the foregoing, and shall survive the transfer and registration of the Applicable Securities of such Holder.

     (i) Each Covered Holder and Electing Holder shall cooperate with respect to any Registration effected under this Agreement and shall provide such information, documents, and instruments as may be reasonably requested in connection therewith.

     (j) Each Covered and Electing Holder agrees, if so requested by the managing underwriter in any underwritten offering of the Company's securities (based on the negative impact that the inclusion of such Covered and Electing Holder's Registrable Securities would have on the pricing of such offering), not to effect any public sale or public distribution of Registrable Securities during the 30 days prior to and the 60 days after any registration statement for any underwritten offering of the Company's securities (either for its own account or for the benefit of the holders of any securities of the Company) has become effective (or such period of time shorter than 90 days that is sufficient and appropriate, in the opinion of the managing underwriter, in order to complete the sale and distribution of securities included in such registration).

     (k) The obligations of the Company hereunder shall terminate upon the earlier of (i) 10 years from the date hereof and (ii) the date upon which there ceases to be any Registrable Securities outstanding.

     (l) The Company shall have no liability to any Covered Holder for any actions taken or omitted on the basis of actions of the Purchasers as agents for the Covered Holders.

     (m) The Company shall use reasonable efforts to timely file all reports required to be filed with respect to the Company under Section 13 or Section 15(d) of the Exchange Act for so long as the Company has obligations hereunder.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers as of the day and year first above written.

                                          NEW MOUNTAIN PARTNERS, L.P.

                                          By: New Mountain Investments, L.P.,
                                          its general partner

                                          By: New Mountain GP, LLC, its general
                                          partner

                                          By:
                                            ------------------------------------
                                            Name: Steven B. Klinsky
                                            Title: Member

                                          DB CAPITAL INVESTORS, L.P.

                                          By: DB Capital Partners, L.P., its
                                              general partner

                                          By: DB Capital Partners, Inc., its
                                              general partner

                                          By:
                                            ------------------------------------
                                            Name: Steven Dollinger
                                            Title: Director

                                          STRAYER EDUCATION, INC.

                                          By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                                                       EXHIBIT A

                            STRAYER EDUCATION, INC.

                        NOTICE OF REGISTRATION STATEMENT
                                      AND
                       SELLING STOCKHOLDER QUESTIONNAIRE

                                     (DATE)

     Reference is hereby made to the Registration Rights Agreement (the "Registration Rights Agreement") between Strayer Education, Inc. (the "Company") and the Purchasers named therein. Pursuant to the Registration Rights Agreement, the Company [has filed] with the United States Securities and Exchange
Commission (the "Commission") a registration statement on Form           (the
"Registration Statement") for the registration and resale under the Securities Act of 1933, as amended (the "Securities Act"), of the Company's [Title of Securities] (the "Securities"). All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Registration Rights Agreement.

     Each Holder of Registrable Securities is entitled to have the Registrable Securities owned by it included in the Registration Statement. In order to have Registrable Securities included in the Registration Statement, this Notice of Registration Statement and Selling Stockholder Questionnaire ("Notice and Questionnaire") must be completed, executed and delivered to the Company's counsel at the address set forth herein for receipt ON OR BEFORE [DEADLINE FOR RESPONSE]. Holders of Registrable Securities who do not complete, execute and return this Notice and Questionnaire by such date (i) will not be named as selling stockholders in the Registration Statement and (ii) may not use the Prospectus forming a part thereof for resales of Registrable Securities.

     Certain legal consequences arise from being named as a selling stockholder in the Registration Statement and related Prospectus. Accordingly, Holders of Registrable Securities are advised to consult their own securities law counsel regarding the consequences of being named or not being named as a selling stockholder in the Registration Statement and related Prospectus.

                                    ELECTION

     The undersigned Holder (the "Selling Stockholder") of Registrable Securities hereby elects to include in the Registration Statement the Registrable Securities beneficially owned by it and listed below in Item (3). The undersigned, by signing and returning this Notice and Questionnaire, agrees to be bound with respect to such Registrable Securities by the terms and conditions of this Notice and Questionnaire and the Registration Rights Agreement, including, without limitation, Section 6 of the Registration Rights Agreement, as if the undersigned Selling Stockholder were an original party thereto.

     Upon any sale of Registrable Securities pursuant to the Registration Statement, the Selling Stockholder will be required to deliver to the Company the Notice of Transfer set forth in Appendix A to the Prospectus.

     The Selling Stockholder hereby provides the following information to the Company and represents and warrants that such information is accurate and complete:

                                 QUESTIONNAIRE

(1) (a) Full Legal Name of Selling Stockholder:

     (b) Full Legal Name of Registered Holder (if not the same as in (a) above) of Registrable Securities Listed in (3) below:

(2) Address for Notices to Selling Stockholder:

     Telephone:

     Fax:

     Contact Person:

(3) Except as set forth below in this Item (3), the undersigned does not beneficially own any Securities or Common Stock.

     (a) Principal amount or number of Registrable Securities (as defined in the Registration Rights Agreement) beneficially owned:
                                ---------------

     (b) Principal amount or number of Registrable Securities which the undersigned wishes to be included in the Registration
         Statement:
                                ---------------

(4) Beneficial Ownership of Other Securities of the Company:

     Except as set forth below in this Item (4), the undersigned Selling Stockholder is not the beneficial or registered owner of any shares of Common Stock or any other securities of the Company, other than the Securities and shares of Common Stock listed above in Item (3).

     State any exceptions here:

(5) Relationships with the Company:

     Except as set forth below, neither the Selling Stockholder nor any of its affiliates, officers, directors or principal equity holders (5% or more) has held any position or office or has had any other material relationship with the Company (or its predecessors or affiliates) during the past three years.

     State any exceptions here:

(6) Plan of Distribution:

     Except as set forth below, the undersigned Selling Stockholder intends to distribute the Registrable Securities listed above in Item (3) only as follows (if at all): Such Registrable Securities may be sold from time to time directly by the undersigned Selling Stockholder or, alternatively, through underwriters, broker-dealers or agents. Such Registrable Securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. Such sales may be effected in transactions (which may involve crosses or block transactions) (i) on any national securities exchange or quotation service on which the Registered Securities may be listed or quoted at the time of sale,
(ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or services or in the over-the-counter market, or (iv) through the writing of options. In connection with sales of the Registrable Securities or otherwise, the Selling Stockholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Registrable Securities in the course of hedging the positions they assume. The Selling Stockholder may also sell Registrable Securities short and deliver Registrable Securities to close out such short positions, or loan or pledge Registrable Securities to broker-dealers that in turn may sell such securities.

     State any exceptions here:

     By signing below, the Selling Stockholder acknowledges that it understands its obligation to comply, and agrees that it will comply, with the provisions of the Exchange Act and the rules and regulations thereunder, particularly Regulation M.

     In the event that the Selling Stockholder transfers all or any portion of the Registrable Securities listed in Item (3) above after the date on which such information is provided to the Company, the Selling Stockholder agrees to notify the transferee(s) at the time of the transfer of its rights and obligations under this Notice and Questionnaire and the Registration Rights Agreement.

     By signing below, the Selling Stockholder consents to the disclosure of the information contained herein in its answers to Items (1) through (6) above and the inclusion of such information in the Registration Statement and related Prospectus. The Selling Stockholder understands that such information will be relied upon by the Company in connection with the preparation of the Registration Statement and related Prospectus.

     In accordance with the Selling Stockholder's obligation under Section 4 of the Registration Rights Agreement to provide such information as may be required by law for inclusion in the Registration Statement, the Selling Stockholder agrees to promptly notify the Company of any inaccuracies or changes in the information provided herein which may occur subsequent to the date hereof at any time while the Registration Statement remains in effect. All notices hereunder and pursuant to the Registration Rights Agreement shall be made in writing by hand-delivery, first-class mail, or air courier guaranteeing overnight delivery as follows:

         (i) To the Company:

           Strayer Education, Inc.
           1025 15th Street, N.W.
           Washington, DC 2000
           Attn: Chief Financial Officer
           Telecopy: (301) 470-2265

        (ii) With a copy to:

           Hogan & Hartson L.L.P.
           111 South Calvert Street
           Suite 1600
           Baltimore, Maryland 21202-6191
           Attention: Walter G. Lohr, Jr.
           Telecopy: (410) 539-6981

     Once this Notice and Questionnaire is executed by the Selling Stockholder and received by the Company's counsel, the terms of this Notice and Questionnaire, and the representations and warranties contained herein, shall be binding on, shall inure to the benefit of and shall be enforceable by the respective successors, heirs, personal representatives, and assigns of the Company and the Selling Stockholder (with respect to the Registrable Securities beneficially owned by such Selling Stockholder and listed in Item (3) above). This Agreement shall be governed in all respects by the laws of the State of Maryland.

     IN WITNESS WHEREOF, the undersigned, by authority duly given, has caused this Notice and Questionnaire to be executed and delivered either in person or by its duly authorized agent.

           Dated:
           -----------------------------------------------

                                          Selling Stockholder

                                          By:
                                          Name:
                                          Title:

PLEASE RETURN THE COMPLETED AND EXECUTED NOTICE AND QUESTIONNAIRE FOR RECEIPT ON OR BEFORE [DEADLINE FOR RESPONSE] TO THE COMPANY'S COUNSEL AT:

                             Hogan & Hartson L.L.P.
                            111 South Calvert Street
                                   Suite 1600
                         Baltimore, Maryland 21202-6191
                         Attention: Walter G. Lohr, Jr.
                            Telecopy: (410) 539-6981

                                                                         ANNEX E

                          SUPPORT AND OPTION AGREEMENT

     AGREEMENT, dated as of November 28, 2000 by and among Strayer Education, Inc., a Maryland corporation (the "Company"), Ron K. Bailey individually and in any Representative Capacity (as defined in Section 10(p) hereof) ("RKB"), Beverly W. Bailey individually and in any Representative Capacity ("BWB," and together with RKB, the "Stockholders"), and New Mountain Partners, L.P. and DB Capital Investors, L.P. (the "Purchasers").

     WHEREAS, simultaneously with the execution hereof, the Company and the Purchasers are entering into a Preferred Stock Purchase Agreement (as amended or supplemented from time to time, the "Purchase Agreement"; capitalized terms used without definition herein having the meanings ascribed thereto in the Purchase Agreement), pursuant to which, among other things, the Company agrees to sell and the Purchasers agree to purchase, pursuant to the terms and subject to the conditions thereof, the Series A Preferred Stock;

     WHEREAS, as of the date hereof, the Stockholders own and have the power to vote 8,175,100 shares of the Company;

     WHEREAS, the Board of Directors and Special Committee of the Company have each, prior to the execution of this Agreement, duly and validly approved, among other things, the execution and delivery of this Agreement and the Purchase Agreement, and the consummation of the Contemplated Transactions, and such approval has not been withdrawn;

     WHEREAS, approval of the Contemplated Transactions by the Company's stockholders is a condition to the consummation of the Purchase Agreement; and

     WHEREAS, as a condition to its entering into the Purchase Agreement, the Purchasers have required that each Stockholder agree, and each Stockholder has agreed, to enter into this Agreement;

     NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

     SECTION 1. Agreement to Vote. (a) From and after the date hereof until the Termination Date (as defined in Section 1(b)), each Stockholder hereby agrees to attend the Stockholders Meeting (or any other meeting of stockholders of the Company at which the matters contemplated by the Purchase Agreement or this Agreement are to be presented to a vote of stockholders of the Company), in person or by proxy, and to vote (or cause to be voted) all Shares and any other voting securities of the Company (including any such securities acquired hereafter but excluding any Shares or other securities the Stockholder has the right to acquire but has not acquired) that such Stockholder directly or indirectly owns or has the right to vote or direct the voting (collectively, the "Covered Shares"), for approval of the Contemplated Transactions and any related action reasonably required in furtherance thereof, and against any action inconsistent therewith, such agreement to vote to apply also to any adjournment or adjournments or postponement or postponements of the Stockholders Meeting of the Company (or any such other meeting). Each Stockholder hereby further agrees that until the Termination Date, he or she shall, from time to time, in connection with any solicitation for a written consent, including to call a Stockholders Meeting relating to the Contemplated Transactions, timely execute and deliver (or cause to be timely executed and delivered) a written consent with respect to any Covered Shares in favor of the approval of the Contemplated Transactions and any action required in furtherance thereof.

     (b) From and after the date hereof until the Termination Date, each Stockholder hereby agrees to vote (or cause to be voted) any Covered Shares against (1) any Acquisition Proposal and any related action reasonably required in furtherance thereof, and (2) any motion to adjourn or postpone a meeting of the stockholders in which any matters contemplated by the Purchase Agreement or this agreement are to be presented to a vote of the stockholders of the Company to a date that is later than June 30, 2001, at any meeting of stockholders of the Company (including any adjournments or postponements thereof). Each Stockholder further agrees that, until the Termination Date, in connection with any solicitation for a unanimous written consent relating to an Acquisition Proposal, such Stockholder will timely execute and deliver (or cause to be timely executed and delivered) a written consent with respect to any Covered Shares against any Acquisition Proposal as contemplated by the immediately preceding sentence. For purposes hereof, the term "Termination Date" shall mean the first to occur of (a) the date of termination of the Purchase Agreement, and (b) the 6 month anniversary (except as otherwise provided in Sections 1(f), 2(c), 3 and 4) of the date of consummation of the Contemplated Transactions.

     If the Board of Directors of the Company makes a Change in the Board Recommendation in accordance with the provisions of the Purchase Agreement, then the Stockholders shall not be bound by the provisions of Section 1(a) and
Section 1(b) of this Agreement.

     (c) Except as contemplated in Section 3, to the extent inconsistent with the provisions of this Section 1, each Stockholder hereby revokes any and all previous proxies with respect to such Stockholder's Covered Shares.

     (d) Each Stockholder agrees to, and to cause his or her Affiliates to, cooperate reasonably with the Company and the other parties hereto in connection with the Purchase Agreement and the consummation of the transactions contemplated thereby, including without limitation, using his or her reasonable best efforts to cause a sufficient number of the Company's directors to resign their positions as members of the board of directors (or committees thereof) of the Company (or any of its Subsidiaries) and to cause the individuals designated by the Purchasers to be elected to the board of directors of the Company and to be appointed as officers of the Company, as applicable (in accordance with Section 5.4 of the Purchase Agreement), in each case, effective as of the Escrow Date, and otherwise to take any and all actions necessary to cause the Company's board of directors and management to be as set forth in Section 5.4 of the Purchase Agreement, effective as of such date.

     (e) In addition to and without limiting the foregoing, each Stockholder hereby agrees that at and as a condition to the consummation of the transactions to be effected on the Escrow Date, he or she shall deliver to the Purchasers a executed irrevocable proxy in form and substance reasonably acceptable to the Purchasers pursuant to which, from and after the Escrow Date until consummation of the Offer, the Purchasers shall have all of the rights and powers of such Stockholder with respect to all of such Stockholder's Covered Shares to attend in person or by proxy meetings of stockholders of the Company (including any adjournments or postponements thereof), and to vote or cause to be voted (including in any solicitation for a unanimous written consent) on any and all matters all Covered Shares as the Purchasers shall determine in their sole discretion; provided, however, that the proxy provided for in this paragraph (e) shall not permit the Purchasers to elect more directors than they would have in respect of the Series A Preferred Stock after the Closing.

     (f) In addition to and without limiting the foregoing, each Stockholder hereby agrees that, if such Stockholder shall or would reasonably be expected to have any Excess Shares (as defined below) after the Closing, such Stockholder shall at the Closing deliver to the Purchasers an executed irrevocable proxy in form and substance reasonably acceptable to the Purchasers pursuant to which, from and after the Closing Date until such time as such Stockholder ceases to own any Excess Shares, the Purchasers shall have all of the rights and powers of such Stockholder with respect to all of such Stockholder's Shares to attend in person or by proxy meetings of stockholders of the Company (including any adjournments or postponements thereof), and to vote or cause to be voted (including by written consent) on any and all matters all of such Shares as the Purchasers shall determine in their sole discretion. "Excess Shares" means any Shares in excess of Shares at the time of determination representing 24.9%, on a fully diluted basis, of the Common Stock entitled to vote generally in the election of the Company's directors.

     SECTION 2. Disposition of Shares. (a) From and after the date hereof until the Termination Date, each Stockholder hereby agrees that, except as provided in Sections 2(b) and (c) and 3, such Stockholder will not directly or indirectly sell, pledge, encumber, grant any proxy or enter into any voting or similar agreement with respect to, transfer or otherwise dispose of (collectively, "Transfer"), or agree or contract to Transfer, any Covered Shares (or any interest therein) with respect to which a Stockholder directly or indirectly controls the right to Transfer.

     (b) From and after the date hereof until the Termination Date, each Stockholder hereby agrees to irrevocably tender, upon the request of the Purchasers (and agrees that he or she will not withdraw), pursuant to and in accordance with the terms of the Purchase Agreement, an aggregate of 7.175 million Shares (the "Tendered Shares") in the Offer. Within two business days after the request of the Purchasers, each Stockholder shall (x) deliver to the depositary for the Offer (i) a letter of transmittal with respect to the Tendered Shares complying with the terms of the Offer, (ii) certificates representing the Tendered Shares and (iii) any other documents or instruments required to be delivered pursuant to the terms of the Offer, and/or (y) instruct his or her broker or such other Person who is the holder of record of any Tendered Shares beneficially owned by such Stockholder to irrevocably tender such Tendered Shares for cash pursuant to the terms and conditions of the Offer.

     (c) Each Stockholder hereby agrees that from and after the Escrow Date until the second anniversary of the Closing Date, he or she shall not, without the prior written consent of the Purchasers, Transfer any Shares, other than pursuant to the Offer, then owned and not subject to the Option under Section 3, and any other shares such Stockholder may acquire in the future (the "Remaining Shares"), other than pursuant to and in compliance with the volume limitations set forth in Rule 144(e)(i) under the Securities Act, regardless of whether such volume limitations shall otherwise be applicable. Subject to the immediately preceding sentence, from and after the Escrow Date, if mutually acceptable to the Company and the Stockholders, so long as the Stockholders are not able to sell the Remaining Shares in accordance with Rule 144, the Company will use reasonable commercial efforts to cooperate with the Stockholders in connection with one (1) secondary offering of any Remaining Shares registered under the Securities Act, subject to the reasonable business needs of the Company and to market conditions, other registration obligations of the Company (including to the Purchasers), and customary conditions including customary underwriting and other agreements (which shall be in form and substance reasonably satisfactory to the Stockholders and the Company) in connection therewith. In addition to the rights set forth in the preceding sentence, the Stockholders will have the ability to piggy-back on registrations made by the Company in the same manner, and with the same limitations, as described in Section 3 of the Registration Rights Agreement provided that such piggyback registration rights shall be subject to any prior rights of the Purchasers.

     SECTION 3. Option Shares.

     (a) The Stockholders hereby grant to the Purchasers, according to the allocation set forth on Exhibit A hereto (which shall be updated prior to the Closing if the Allocation Notice is updated pursuant to the Purchase Agreement), an irrevocable option (the "Option") to purchase, in whole or in part, on one or more occasions, 1,000,000 Shares at a purchase price equal to $30.00 per share (the "Per Share Amount") at any time prior to the close of business on the third anniversary of the Closing Date. In addition, the Stockholders represent and covenant that they will at all times during the term of the Option hold at least 1,000,000 Shares free and clear of all Liens for delivery upon exercise of the Option.

     (b) Each Purchaser may exercise its portion of the Option, in whole or in part, at any time and from time to time, after the Closing Date; provided, however, that except as provided in the last sentence of this Section 3(b), the Option shall terminate and be of no further force and effect upon the close of business on the third anniversary of the Closing Date. Notwithstanding the termination of the Option, each Purchaser shall be entitled to exercise its portion of the Option if it has given written notice of its intent to exercise its portion of the Option in accordance with the terms hereof prior to the termination of the Option and the termination of the Option shall not affect any rights hereunder which by their terms do not terminate or expire prior to or as of such termination.

     (c) In the event that a Purchaser wishes to exercise its portion of the Option, it shall send to the Stockholders a written notice (the date of which being herein referred to as the "Notice Date") to that effect which notice also specifies the total number of shares such Purchaser will purchase pursuant to such exercise, and a date not earlier than three business days nor later than 15 business days from the Notice Date for the closing of such purchase (the "Option Closing Date"); provided, however, that (i) if the closing of the purchase and sale pursuant to the Option (the "Option Closing") cannot be consummated by reason of any applicable judgment, decree, order, law or regulation (including, without limitation, the rules and regulations of an Educational Agency), the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which such restriction on consummation has expired or been terminated and (ii) without limiting the foregoing, if prior notification to or approval of any Governmental Authority is required in connection with such purchase or any other transaction contemplated hereby, such Purchaser and the Stockholders shall promptly file the required notice or application for approval and shall cooperate in the expeditious filing of such notice or application, and, in the case of any prior notification or approval required in connection with such purchase, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which, as the case may be, (A) any required notification period has expired or been terminated or (B) any required approval has been obtained, and in either event, any requisite waiting period has expired or been terminated. The place of the Option Closing shall be at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, and the time of the Option Closing shall be 10:00 a.m. (Eastern Time) on the Option Closing Date.

     (d) At the Option Closing, the relevant Purchaser (or its designee) shall pay to each Stockholder an amount equal to the product of (x) the Per Share Amount, and (y) the number of shares being purchased from such Stockholder pursuant to the exercise of its portion of the Option. Such payment shall be in immediately available funds by wire transfer to a bank account designated in writing by such Stockholder.

     (e) At the Option Closing, simultaneously with the delivery of the amount specified in Section 3(d), each Stockholder shall deliver to such Purchaser (or its designee) a certificate or certificates representing its shares to be purchased at the Option Closing, which shares shall be free and clear of all Liens, claims, charges and encumbrances of any kind whatsoever, except for such encumbrances or proxies in favor of the Purchasers arising hereunder, and a new Option evidencing the rights of such Purchaser (or its designee) to purchase the balance of the Stockholders' shares purchasable hereunder.

     (f) The Per Share Amount and/or the aggregate number and kind of Shares for purchase in the Option shall be appropriately adjusted in the event of any merger, reorganization, consolidation, recapitalization, spinoff, split or reverse split, extraordinary distribution with respect to the Shares or other change in the structure of the Company affecting the Shares.

     SECTION 4. Other Agreements. (a) Each Stockholder agrees to hold in a fiduciary capacity for the benefit of the Company and its applicable Subsidiaries all secret, confidential proprietary and not publicly available information, knowledge or data relating to the Company or any such Subsidiary and their respective businesses that such Stockholder obtains or has obtained by the Company or such Subsidiary (including, in the case of RKB, during his employment with or service as a director of the Company or such Subsidiary) and that is not public knowledge (it being expressly understood that Information disclosed as a result of such Stockholder's violation of this Section 4(a) is not public knowledge) ("Confidential Information"). The Stockholders shall not communicate, divulge or disseminate Confidential Information at any time (in the case of RKB, during or after his employment with or service as a director of the Company or any Subsidiary of the Company), except with the prior written consent of the Purchasers and the Company, or as otherwise required by law or legal process.

     (b) Each Stockholder agrees that he or she will not, at any time during the Applicable Period (as defined in Section 4(c) below), without the prior written consent of the Purchasers and the Company, directly or indirectly employ, or solicit the employment of (whether as an employee, officer, director, agent, consultant or independent contractor), any person who was or is at any time during the six (6) months preceding such date of determination an employee or officer of the Company or any of its Subsidiaries.

     (c) During the Applicable Period (as defined below), neither Stockholder shall, without the prior written consent of the Purchasers and the Company, engage in or become associated with a Competitive Activity. For purposes of this
Agreement: (i) the "Applicable Period" means the period commencing on the date hereof and ending on December 31, 2004; (ii) a "Competitive Activity" means any business or other endeavor, in any county of any state of the United States or a comparable jurisdiction in Canada or any other country, of a kind then being conducted by the Company or any of its Subsidiaries; and (iii) such Stockholder shall be considered to have become "associated with a Competitive Activity" if he or she becomes directly or indirectly involved as an owner, principal, employee, officer, director, independent contractor, representative, stockholder, financial backer, agent, partner, advisor, lender, service provider, administration participant, or in any other individual or representative capacity with any individual, partnership, corporation or other organization that is engaged in a Competitive Activity; provided that, each Stockholder may make and retain investments in less than one percent of the equity of any entity engaged in a Competitive Activity, if such equity is listed on a national securities exchange or regularly traded in an over-the-counter market.

     (d) RKB agrees that he shall, effective as of the Escrow Date, resign his positions as (i) President and Chief Executive Officer of the Company, (ii) a member of the board of directors of the Company and member of any committee of such board, and (iii) officer and/or member of the board of directors (and any committees thereof) of any subsidiary of the Company.

     (e) From and after the date hereof until the Termination Date, each Stockholder, as applicable, hereby agrees to give his or her consent to the Contemplated Transactions with respect to any Leases (as defined in the Purchase Agreement) that require such Stockholder's consent.

     (f) With respect to any provision of this Section 4 finally determined by a court of competent jurisdiction to be unenforceable, the Stockholders and the Company hereby agree that such court shall have jurisdiction to reform this Agreement or any provision hereof so that it is enforceable to the maximum extent permitted by law, and the parties agree to abide by such court's determination. If any of the covenants of this Section 4 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company's right to enforce any such covenant in any other jurisdiction.

     SECTION 5. Acquisition Proposals. (a) Without limiting the Stockholders' other obligations under this Agreement but subject to the last sentence of this
Section 5(a), each Stockholder agrees that, from and after the date hereof to the Termination Date, neither such Stockholder nor any of his or her Affiliates shall (and both such Stockholder and Affiliates shall use reasonable best efforts to cause their agents and representatives, including any investment banker, attorney or accountant retained by such Stockholder or Affiliates, not
to), directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making of any Acquisition Proposal, (ii) have any discussion with or provide any confidential information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, (iii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose publicly or agree to do any of the foregoing related to any Acquisition Proposal. Each Stockholder agrees that (i) he or she will promptly keep the Purchasers informed of the status and terms of any Acquisition Proposal by any Person (whether written or oral), including the identity of the parties involved and (ii) he or she will, and will cause his or her Affiliates to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any Persons (other than the Purchasers and their respective Affiliates) conducted heretofore with respect to any Acquisition Proposal, and request the return or destruction of all non-public information furnished in connection therewith. Notwithstanding the foregoing, nothing in this Section 5 shall limit or in any way affect the rights of any Stockholder who is a director of the Company or of the Company's Board of Directors under Sections 5.2 and 6.1(b) of the Purchase Agreement.

     (b) During the Applicable Period (unless the Purchase Agreement shall have been terminated without the Closing having occurred), each Stockholder agrees that he or she will not, and he or she will not permit any of his or her Affiliates or associates to, directly or indirectly, acquire, offer, agree or propose to acquire, beneficial ownership of any of the securities, assets or businesses of the Company or any of its Subsidiaries; participate in any solicitation of proxies with respect to any securities of the Company or any of its Subsidiaries; seek to advise, encourage or influence any Person with respect to the voting of any of securities of the Company or any of its Subsidiaries; make any proposal to the board of directors of the Company or any of its Subsidiaries; seek or propose to influence or control the management or policies of the Company or any of its Subsidiaries; make any public statement with respect to the Company or any of its Subsidiaries or otherwise act to disparage the Company or any of its Subsidiaries; take any action which is reasonably likely to require the Company or any of its Subsidiaries to make any public disclosure; enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing matters; assist or encourage others to do any of the foregoing activities; request permission for any waiver or amendment of the terms of this Section 5(b); or disclose any intention, plan or arrangement inconsistent with any of the foregoing.

     (c) For purposes of this Section 5, the Company shall not be treated as an "Affiliate" of either of the Stockholders, it being understood that the restrictions applicable to the Company are set forth in the Purchase Agreement.

     SECTION 6. Further Assurances. Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be reasonably necessary or appropriate to effectuate, carry out and comply with all of their obligations under this Agreement. Without limiting the generality of the foregoing, prior to the Termination Date none of the parties hereto shall enter into any agreement or arrangement (or alter, amend or terminate any existing agreement or arrangement) or take any other action (or fail to take any other action) if such action (or failure) would materially impair the ability of any party to effectuate, carry out or comply with all the terms of this Agreement. Each Stockholder agrees to (and to cause such Stockholder's Affiliates and associates to) cooperate with the Company and the Purchasers in connection with any filings required to be made by the Company or the Purchasers in connection with this Agreement, the Purchase Agreement or the Contemplated Transactions.

     SECTION 7. Representations and Warranties of the Stockholders. (a) Each Stockholder represents and warrants jointly and severally to the Company and the Purchasers, as follows: Such Stockholder has the power and authority to execute and deliver this Agreement. This Agreement has been duly executed and delivered by such Stockholder. This Agreement constitutes the valid and binding agreement of such Stockholder enforceable in accordance with its terms. Such Stockholder has the full power and authority to vote, or execute a consent, with respect to, all Covered Shares, to tender all Tendered Shares and to grant the Options, as contemplated hereby. The securities of the Company described in Section 7(b) hereof are the only securities of the Company lawfully owned by the Stockholders, and over which the Stockholders have the power to vote (or direct the voting).

     (b) Subject to Section 10(q), the Stockholders are the lawful owners as joint tenants of 8,175,100 Shares, free and clear of all Liens, other than this Agreement, and each Stockholder has the power to vote (including by an irrevocable power to vote or execute a consent) such Shares. The execution and delivery by such Stockholder of this Agreement does not violate or breach any law, contract, instrument, agreement or arrangement to which such Stockholder is a party or by which such Stockholder is bound.

     SECTION 8. No Encumbrances.

     (a) Except as expressly contemplated by this Agreement, the Stockholders' Shares and the certificates representing such Shares are now, and at all times during the term hereof will be, held by the Stockholders, or by a nominee or custodian for the benefit of the Stockholders, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder.

     (b) Any transfer by the Stockholders of their Shares to a Purchaser pursuant to the Option shall pass to and unconditionally vest in such Purchaser good and valid title to the Stockholders' Shares, free and clear of all claims, liens, restrictions, security interests, pledges, limitations and encumbrances whatsoever.

     SECTION 9. Effectiveness. It is a condition precedent to the effectiveness of this Agreement that the Purchase Agreement shall have been duly executed and delivered by the parties thereto, and the termination of the Purchase Agreement shall terminate the obligations of each of the Stockholders under this Agreement except to the extent expressly set forth herein.

     SECTION 10. Miscellaneous.

     (a) Notices, Etc. All notices, requests, demands or other communications required by or otherwise with respect to this Agreement shall be in writing and shall be deemed to have been duly given to any party when
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

delivered personally (by courier service or otherwise), when delivered by telecopy and confirmed by return telecopy, or one day after being mailed by courier service that guarantees overnight delivery, in each case to the applicable addresses set forth below:

        If to the Company:

          Strayer Education, Inc.
           1025 15th Street, N.W.
           Washington, DC 20005
           Attn: Chief Financial Officer
           Telecopy: (301) 470-2265

        with a copy to:

          Hogan & Hartson, LLP
           111 South Calvert Street
           Baltimore, Maryland 21202
           Attn: Walter G. Lohr, Jr.
           Telecopy: (410) 539-6981

     If to the Stockholders, to their address as set forth in the records of the Company with a copy to:

          Hogan & Hartson, LLP
           111 South Calvert Street
           Baltimore, Maryland 21202
           Attn: Walter G. Lohr, Jr.
           Telecopy: (410) 539-6981

        If to the Purchasers:

          New Mountain Partners, L.P.
           712 Fifth Avenue, 23rd Floor
           New York, New York 10019
           Attn: Steven B. Klinsky
           Telecopy: (212) 582-1816

          DB Capital Investors, L.P.
           c/o DB Capital Partners, Inc.
           One Market Plaza
           Steuart Tower, Suite 2400
           San Francisco, California 94105
           Attn: Steven K. Dollinger
           Telecopy: (415) 217-4288

        With a copy to:

          Wachtell, Lipton, Rosen & Katz
           51 West 52nd Street
           New York, New York 10019
           Attn: Trevor S. Norwitz
           Telecopy: (212) 403-2000

          White & Case LLP
           1155 Avenue of the Americas
           New York, New York 10036
           Attn: Oliver C. Brahmst
           Telecopy: (212) 354-8113

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

or to such other address as such party shall have designated by notice so given to each other party.

     (b) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except by an instrument in writing signed by each of the parties hereto.

     (c) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns, including without limitation in the case of a Stockholder any trustee, executor, heir, legatee or personal representative succeeding to the ownership of (or power to vote) such Stockholder's Covered Shares or other securities subject to this Agreement (including as a result of the death, disability or incapacity of a Stockholder).

     (d) Entire Agreement. This Agreement (together with the Purchase Agreement) embodies the entire agreement and understanding among the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. There are no representations, warranties or covenants by the parties hereto relating to such subject matter other than those expressly set forth in this Agreement and the Purchase Agreement.

     (e) Severability. If any term of this Agreement or the application thereof to any party or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such term to the other parties or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by applicable law, provided that in such event the parties shall negotiate in good faith in an attempt to agree to another provision (in lieu of the term or application held to be invalid or unenforceable) that will be valid and enforceable and will carry out the parties' intentions hereunder.

     (f) Specific Performance. The parties acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief.

     (g) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

     (h) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

     (i) No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of and shall not be enforceable by any Person who or which is not a party hereto.

     (j) Jurisdiction; Waiver of Trial by Jury. Each party hereby irrevocably submits to the exclusive jurisdiction of any court of the State of Maryland or the United States District Court for the District of Maryland in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this paragraph (j) and shall not be deemed to be a general submission to the jurisdiction of said courts or in the State of Maryland other than for such purposes. Each party hereto hereby waives any right to a trial by jury in connection with any such action, suit or proceeding.

     (k) The Stockholders shall cause certificates for the Shares to have typed or printed thereon a restrictive legend which shall read substantially as follows (if and to the extent true and necessary in light of legal and factual circumstances existing at such time):

        "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN PROVISIONS AS SET FORTH IN THE SUPPORT AND OPTION AGREEMENT, DATED AS OF NOVEMBER 28, 2000, A COPY OF WHICH MAY BE OBTAINED FROM THE SECRETARY OF STRAYER EDUCATION, INC. AT ITS PRINCIPAL EXECUTIVE OFFICES, WHICH CONTAINS RESTRICTIONS ON THE VOTING AND TRANSFER THEREOF."

     Such legend shall be removed upon the exercise of the Option by the Purchasers.

     (l) Governing Law. This Agreement and all disputes hereunder shall be governed by and construed and enforced in accordance with the laws of the State of Maryland.

     (m) Name, Captions, Gender. The name assigned to this Agreement and the section captions used herein are for convenience of reference only and shall not affect the interpretation or construction hereof. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms.

     (n) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the parties hereto.

     (o) Expenses. Each Stockholder shall bear his or her own expenses incurred in connection with this Agreement and the Purchase Agreement and the transactions contemplated hereby and thereby.

     (p) Certain Definitions. For purposes of this Agreement, "Representative Capacity" means as a proxy, an executor or administrator of any estate, a trustee of any trust or in any other fiduciary or representative capacity (other than as trustee or administrator of any employee benefit plan) if such Person, in such capacity, directly or indirectly possesses the power to vote or dispose or direct the voting of any Shares.

     (q) Bailey Family Foundation. The parties acknowledge that some of the Shares are indirectly owned by the Stockholders through the Bailey Family Foundation. The Stockholders agree that nothing contained herein shall limit or otherwise affect the representations and warranties of the Stockholders or their obligations under this Agreement. Provided that the Stockholders comply with their obligations under this Agreement and the representations and warranties herein remain true and correct, the Stockholders may Transfer up to 2,000,000 Shares to the Bailey Family Foundation.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                          STRAYER EDUCATION, INC.

                                          By:       /s/ RON K. BAILEY
                                            ------------------------------------
                                            Name: Ron K. Bailey
                                            Title: President and CEO

                                                   /s/ RON K. BAILEY
                                          --------------------------------------
                                                      Ron K. Bailey

                                                 /s/ BEVERLY W. BAILEY
                                          --------------------------------------
                                                    Beverly W. Bailey

                                          NEW MOUNTAIN PARTNERS, L.P.

                                          By: New Mountain Investments, L.P.,
                                              its general partner

                                          By: New Mountain GP, LLC, its
                                            general partner

                                          By:     /s/ STEVEN B. KLINSKY
                                            ------------------------------------
                                            Name: Steven B. Klinsky
                                            Title: Member

                                          DB CAPITAL INVESTORS, L.P.

                                          By: DB Capital Partners, L.P., its
                                            general partner

                                          By: DB Capital Partners, Inc., its
                                            general partner

                                          By:    /s/ STEVEN K. DOLLINGER
                                            ------------------------------------
                                            Name: Steven K. Dollinger
                                            Title: Director

                                   EXHIBIT A

                           PARTY                              PERCENTAGE OF AGGREGATE OPTION SHARES
                           -----                              -------------------------------------
New Mountain Partners, L.P..................................                  76.7%
DB Capital Investors, L.P...................................                  23.3%

                                                                         ANNEX F

                            STRAYER EDUCATION, INC.

                             ARTICLES OF AMENDMENT

     THIS IS TO CERTIFY THAT:

     FIRST: The charter of Strayer Education, Inc., a Maryland corporation (the "Corporation"), is hereby amended by deleting Article FIFTH in its entirety and substituting in lieu thereof a new article to read as follows:

          "FIFTH: (a) Subject to paragraph (b) hereof, the Corporation has authority to issue 28,000,000 shares of stock, consisting of 20,000,000 shares of Common Stock, $0.01 par value per share ("Common Stock"), and 8,000,000 shares of Preferred Stock, $0.01 par value per share ("Preferred Stock"). The aggregate par value of all authorized shares of stock having par value, is $280,000. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to Article SEVENTH of the charter, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph.

          (b) Of the 20,000,000 shares of Common Stock that the Corporation has authority to issue, 8,000,000 shares shall not be classified or reclassified into shares of stock of any other class or series of the Corporation and shall be issued only upon conversion of shares of Preferred Stock to be classified and designated as Series A Convertible Preferred Stock (the "Series A Preferred Stock"). In the event that the Corporation does not have a sufficient number of authorized shares of Common Stock available for issuance upon conversion of Series A Preferred Stock, the Board of Directors, with the approval of a majority of the entire Board of Directors, and without any action by the stockholders of the Corporation, may amend the charter of the Corporation to increase the number of shares of Common Stock that the Corporation has authority to issue upon conversion of the Series A Preferred Stock."

     SECOND: The charter of the Corporation is hereby further amended by adding a new clause to the end of paragraph (b) of Article SEVENTH before the period to read as follows:

     ", except that the Purchasers (as defined herein) shall have the preemptive rights granted under Section 9.3 of the Preferred Stock Purchase Agreement, dated November , 2000, by and among the Corporation and the purchasers of the Series A Preferred Stock named therein (the "Purchasers"), as amended from time to time."

     THIRD: The charter of the Corporation is hereby further amended by adding a new Article TWELFTH to read as follows:

          "TWELFTH: For so long as holders of shares of Series A Preferred Stock have rights to elect Redemption Default Directors (as defined in the terms of the Series A Preferred Stock) pursuant to the terms of the Series A Preferred Stock, notwithstanding any requirement for the approval of any action by the vote of more than a majority of the entire Board of Directors of the Corporation as set forth in the Corporation's charter or Bylaws such action may be approved by the vote of a majority of the entire Board of Directors of the Corporation."

     FOURTH: The charter of the Corporation is hereby further amended by adding a new Article THIRTEENTH to read as follows:

          "THIRTEENTH: In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares or otherwise, is permitted under the Maryland General Corporation Law, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of any series of Preferred Stock whose preferential rights upon dissolution are superior to those receiving the distribution shall not be added to the Corporation's total liabilities."

     FIFTH: The amendments to the charter of the Corporation as set forth above have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

     SIXTH: The total number of shares of stock which the Corporation had authority to issue immediately prior to this amendment was 20,000,000 shares of Common Stock, $0.01 par value per share, and 5,000,000 shares of Preferred Stock, $0.01 par value per share. The aggregate par value of all authorized shares of stock having par value was $250,000.

     SEVENTH: The total number of shares of stock which the Corporation has authority to issue, pursuant to the charter of the Corporation as hereby amended, is 20,000,000 shares of Common Stock, $0.01 par value per share, and 8,000,000 shares of Preferred Stock, $0.01 par value per share. The aggregate par value of all authorized shares of stock having par value is $280,000.

     EIGHTH: The undersigned President acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

     IN WITNESS WHEREOF, the Corporation bas caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by
its Secretary on this           day of           , 2001.


ATTEST:                                            STRAYER EDUCATION, INC.

--------------------------------------------       By: ----------------------------------------
                                                   (SEAL)


--------------------------------------------       --------------------------------------------
Secretary                                              President



                                        3